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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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FPL Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2005 Annual Meeting
and Proxy Statement

Including

Financial Statements
Year Ended December 31, 2004

YOUR VOTE IS IMPORTANT
PLEASE VOTE YOUR SHARES PROMPTLY

FPL Group, Inc.
P.O. Box 14000
700 Universe Boulevard
Juno Beach, Florida 33408-0420

Notice of Annual Meeting of Shareholders
May 20, 2005

        The Annual Meeting of Shareholders of FPL Group, Inc. ("FPL Group") will be held in the Juno Beach Auditorium at FPL Group's offices at 700 Universe Boulevard, Juno Beach, Florida, at 10:00 a.m. on Friday, May 20, 2005, to consider and act upon:

  •
  Election of directors.

  •
  Ratification of the appointment of Deloitte & Touche LLP as FPL Group's independent registered public accounting firm.

  •
  Such other matters as may properly come before the meeting.

        The record date for shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof is March 22, 2005.

        Admittance to the meeting will be limited to shareholders. Shareholders who plan to attend are requested to so indicate by marking the appropriate space on the enclosed proxy card or following the telephonic or Internet instructions. If you are a shareholder of record or you are a participant in any of FPL Group's Employee Thrift Plans an admission ticket is included as part of your proxy card. You will need your admission ticket, as well as a form of personal identification, to attend the annual meeting. Shareholders whose shares are held in street name (the name of a broker, trust, bank or other nominee) should bring with them a legal proxy or a recent brokerage statement or letter from the street name holder confirming their beneficial ownership of shares. For the safety of attendees, all boxes, handbags and briefcases are subject to inspection.

        Appendix A to the enclosed proxy statement contains financial and other information, including management's discussion and analysis of financial condition and results of operations; FPL Group's audited financial statements; and reports of the independent registered public accounting firm. The FPL Group 2004 Annual Review, mailed with the proxy statement, contains condensed consolidated financial statements.

        Please mark, date, sign, and return the enclosed proxy card promptly so that your shares can be voted, regardless of whether you expect to attend the meeting. Alternatively, you may cast your vote by telephone or electronically by following the instructions on your proxy card. If you attend, you may withdraw your proxy and vote in person.

By order of the Board of Directors.

Alissa E. Ballot
Vice President & Corporate Secretary

Juno Beach, Florida
April 6, 2005

FPL GROUP, INC.
Annual Meeting of Shareholders
May 20, 2005
Proxy Statement

Annual Meeting

        The Annual Meeting of Shareholders of FPL Group, Inc. ("FPL Group" or the "Company") will be held at 10:00 a.m. on Friday, May 20, 2005. The enclosed proxy is solicited by your Board of Directors, who urge you to respond in the belief that every shareholder, regardless of the number of shares held, should be represented at the Annual Meeting. The Company anticipates first sending this proxy statement and the enclosed proxy card to shareholders on or about April 6, 2005.

        Whether or not you expect to be present at the meeting, please mark, sign, and date the enclosed proxy card and return it in the enclosed envelope. Alternatively, you may cast your vote by telephone or electronically by following the instructions on your proxy card. Please note that there are separate arrangements for using electronic voting depending on whether your shares are registered in your name or in the name of a brokerage firm or bank. You should check the proxy card or voting instructions forwarded by your broker, bank or other holder of record to see which options are available. If voting by telephone, you should dial the toll-free number indicated on the proxy card; you will then be prompted to enter the number printed on your proxy card and to follow subsequent instructions. Any shareholder giving a proxy may revoke it at any time before it is voted at the meeting by delivering to the Company written notice of revocation or a proxy bearing a later date, or by attending the meeting in person and casting a ballot. You may also change your vote by telephone or electronically. You may change your vote by using any one of these methods regardless of the procedure used to cast your previous vote. Votes cast in person or by proxy will be tabulated by the inspectors of election appointed by the Board of Directors.

        The shares represented by your proxy will be voted in accordance with the specifications made on your proxy. Unless otherwise directed, such shares will be voted:

  •
  For the election as directors of the nominees named in this proxy statement.

  •
  For the ratification of the appointment of Deloitte & Touche LLP as FPL Group's independent registered public accounting firm.

  •
  In accordance with the best judgment of the persons acting under the proxy concerning other matters that are properly brought before the meeting and at any adjournment or postponement thereof.

        Shareholders of record at the close of business on March 22, 2005, are entitled to notice of, and to vote at, the meeting. Each share of Common Stock, $.01 par value, of the Company is entitled to one vote. At the close of business on March 22, 2005, the Company had 391,854,153 shares of Common Stock outstanding and entitled to vote.

        In determining the presence of a quorum at the Annual Meeting, abstentions are counted and broker non-votes are not counted. The current Florida Business Corporation Act (the "Act") provides that directors are elected by a plurality of the votes cast and all other matters are approved if the votes cast in favor of the action exceed the votes cast against the action (unless the matter is one for which the Act or the articles of incorporation require a greater vote). Therefore, under the Act, abstentions and broker non-votes have no legal effect on whether a matter is approved. However, FPL Group's Bylaws, which were adopted prior to the current Act and remain in effect, provide that any matter, including the election of directors, is to be approved by the affirmative vote of a majority of the total number of shares represented at the meeting and entitled to vote on such matter (unless the matter is one for which the Act or some other law or regulation expressly requires or permits the Board of Directors to require a greater vote, or FPL Group's Articles of Incorporation or Bylaws require a greater or different vote). Therefore, as to any matter voted on by shareholders at the Annual Meeting, including the election of directors, the affirmative vote of a majority of the total number of shares represented at the meeting and entitled to vote is required, abstentions have the same effect as a vote against a matter, and broker non-votes have no legal effect.

BUSINESS OF THE MEETING

Proposal 1:    Election of Directors

        Listed below are the eleven nominees for election as directors, their principal occupations, and certain other information regarding them. Unless otherwise noted, each director has held his or her present position continuously for five years or more and his or her employment history is uninterrupted. Directors serve until the next Annual Meeting of Shareholders or until their respective successors are elected and qualified. Unless you specify otherwise in your proxy, it will be voted for the election of the listed nominees.

H. Jesse Arnelle Mr. Arnelle, 71, is of counsel to Womble, Carlyle, Sandridge & Rice, a North Carolina-based law firm. He is a director of Armstrong Holdings, Inc., Textron Inc., Metropolitan Series Fund, Inc., and URS Corporation. He is a member and past vice- chairman and chairman of the Pennsylvania State University Board of Trustees. Mr. Arnelle has been a director of FPL Group since 1990.

Sherry S. Barrat Mrs. Barrat, 55, is chairman and chief executive officer of Northern Trust Bank of California, N.A. Prior to being elected to that office in January 1999, she was president of Northern Trust Bank of Florida's Palm Beach Region. She also serves on the boards of the Childrens Hospital of Los Angeles, The Los Angeles World Affairs Council, the UCLA/Anderson School of Business Board of Visitors, the California State University/Northridge Foundation, The California Club and the California Literary Society. Mrs. Barrat has been a director of FPL Group since 1998.

Robert M. Beall, II Mr. Beall, 61, is chairman and chief executive officer of Beall's, Inc., the parent company of Beall's Department Stores, Inc., and Beall's Outlet Stores, Inc., which operate retail stores located from Florida to California. Mr. Beall is a director of SunTrust Banks, Inc., Blue Cross/Blue Shield of Florida, and the National Retail Federation. He is also past chairman of the Florida Chamber of Commerce and a member of the Florida Council of 100. Mr. Beall has been a director of FPL Group since 1989.

J. Hyatt Brown Mr. Brown, 67, is chairman and chief executive officer of Brown & Brown, Inc., an insurance broker based in Daytona Beach and Tampa, Florida. He is a director of SunTrust Banks, Inc., BellSouth Corporation, Rock-Tenn Company, and International Speedway Corporation. Mr. Brown is a former member of the Florida House of Representatives and served as Speaker of the House from 1978 to 1980. He is a member and past chairman of the Board of Trustees of Stetson University. Mr. Brown has been a director of FPL Group since 1989.

James L. Camaren Mr. Camaren, 50, is chairman and chief executive officer of Utilities, Inc., one of the largest investor-owned water utilities in the United States until March 2002, when it was acquired by Nuon, a Dutch company. He joined the company in 1987 and served successively as vice president of business development, executive vice president, and vice chairman, becoming chairman and chief executive officer in 1996. Mr. Camaren has been a director of FPL Group since 2002.

Lewis Hay, III Mr. Hay, 49, became a director, president and chief executive officer of FPL Group in June 2001, and chairman of FPL Group and chairman and chief executive officer of Florida Power & Light Company in January 2002. He joined FPL Group in 1999 as vice president, finance and chief financial officer. From March 2000 until December 2001 he served as president of FPL Group's wholesale power generation subsidiary, FPL Energy, LLC. He is a director of Florida Power & Light Company, Capital One Financial Corporation, and Harris Corporation.

Rudy E. Schupp Mr. Schupp, 54, has been the president and chief executive officer, and a director, of 1st United Bank, located in Boca Raton, Florida, and chief executive officer and a director of its parent company, 1st United Bancorp, Inc., since mid-2003. He was the chairman, president and chief executive officer of Republic Security Bank in West Palm Beach, Florida from 1984 until March 2001, and the chairman, president and chief executive officer of its parent company, Republic Security Financial Corporation ("RSFC") from 1985 until March 2001, when RSFC was acquired by Wachovia Corporation. Following the acquisition, he served as Chairman of Florida Banking of Wachovia Bank, N.A. until December 2001. In November 2001 Mr. Schupp became a Managing Director of Ryan Beck & Co., an investment banking and brokerage company, a position he held until March 2003. He is a former director of the Miami Branch of the Federal Reserve Bank of Atlanta, a former president of the Florida Bankers Association and the former chairman of the Business Development Board of Palm Beach County. Mr. Schupp has been a director of FPL Group since March 2005.

Michael H. Thaman Mr. Thaman, 41, has been senior vice president and chief financial officer of Owens Corning, a world leader in building materials systems and composite systems, since April 2000, and has been its chairman since April 2002. Mr. Thaman joined Owens Corning in August 1992 as director, corporate development, and has held other positions with it since that time. From January 1999 to April 2000, he served successively as vice president and president of the company's exterior systems business. Mr. Thaman has been a director of FPL Group since 2003.

Hansel E. Tookes II Mr. Tookes, 57, retired from Raytheon Company in December 2002. He joined Raytheon in 1999 as president and chief operating officer of Raytheon Aircraft Company, was appointed chairman and chief executive officer of Raytheon Aircraft Company in 2000, and became president of Raytheon International in 2001. From 1980 until joining Raytheon, Mr. Tookes held a variety of leadership positions with United Technologies Corporation, including serving as president of its subsidiary, Pratt & Whitney's Large Military Engines Group. He is a director of Corning Incorporated and Ryder System, Inc. and a member of the National Academies Aeronautics and Space Engineering Board. Mr. Tookes has been a director of FPL Group since March 2005.

Paul R. Tregurtha Mr. Tregurtha, 69, is chairman and chief executive officer of Mormac Marine Group, Inc., a maritime company, and of Moran Transportation Company, a tug and marine transportation services enterprise. He is also vice chairman of Interlake Steamship Company and Lakes Shipping Company. Mr. Tregurtha previously served as chairman, chief executive officer, president and chief operating officer of Moore McCormack Resources, Inc., a natural resources and water transportation company. Mr. Tregurtha is a director of Teachers Insurance and Annuity Association. He has been a director of FPL Group since 1989.

Frank G. Zarb Mr. Zarb, 70, is chairman of Frank Zarb Associates, LLC, a consulting firm to the financial industry, and a managing director of Hellman & Friedman, LLC, a private equity investment firm. He served as the chairman and chief executive officer of the National Association of Securities Dealers, Inc. from February 1997 until October 2000 and The Nasdaq Stock Market, Inc. from February 1997 until January 2001 and as chairman of those organizations until September 2001. From 1994 to January 1997 he was chairman, president and chief executive officer of Alexander & Alexander Services, Inc., a worldwide insurance brokerage and professional services consulting firm. He served in senior posts with seven U.S. Presidents, including the Federal Energy Administration (Energy Czar) in the Ford Administration. He is a director of American International Group, Inc. Mr. Zarb has been a director of FPL Group since 2002.

The Board of Directors recommends a vote "FOR" the election of all nominees.

Proposal 2:    Ratification of Appointment of Independent Registered Public Accounting Firm

        In accordance with the provisions of the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"), the Audit Committee of the Board appoints the Company's independent registered public accounting firm. It has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit the accounts of FPL Group and its subsidiaries, as well as to audit management's assessment and effectiveness of the Company's internal control over financial reporting, for the fiscal year ending December 31, 2005. If the shareholders do not ratify the appointment, it will be reconsidered by the Audit Committee.

        Representatives of Deloitte & Touche LLP will be present at the 2005 Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions raised at the meeting.

Fees Paid to Deloitte & Touche LLP

        The following table presents fees billed for professional services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, Deloitte & Touche), for the fiscal years ended December 31, 2004 and 2003.

	2004	2003
Audit Fees(1)	$2,983,000	$1,388,000
Audit-Related Fees(2)	1,859,000	2,088,000
Tax Fees(3)	141,000	66,000
All Other Fees(4)	—	—

Total	$4,983,000	$3,542,000

(1)
Audit Fees consist of fees billed for professional services rendered for the audit of FPL Group's and Florida Power & Light Company's ("FPL's") annual consolidated financial statements for the fiscal year, the reviews of the financial statements included in FPL Group's and FPL's Quarterly Reports on Form 10-Q for the fiscal year, attestation of management's assessment of internal control over financial reporting (2004 only), comfort letters, consents, and other services related to Securities and Exchange Commission ("SEC") matters, services in connection with annual and semi-annual filings of FPL Group's financial statements with the Japanese Ministry of Finance, and accounting consultations to the extent necessary for Deloitte & Touche to fulfill its responsibility under Public Company Accounting Oversight Board standards.

(2)
Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of FPL Group's and FPL's consolidated financial statements and are not reported under "Audit Fees." These fees primarily related to audits of subsidiary financial statements, comfort letters, consents and other services related to subsidiary (non-SEC registrant) financing activities, audits of employee benefit plans, due diligence pertaining to acquisitions, consultation on accounting standards and on transactions, and assistance with the implementation of Section 404 of Sarbanes-Oxley.

(3)
Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning. In 2004 and 2003, all amounts related to tax compliance services.

(4)
All Other Fees consist of fees for products and services other than the services reported under the other named categories. In 2004 and 2003, there were no other fees incurred in this category.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

        In accordance with the requirements of Sarbanes-Oxley, the FPL Group Audit Committee Charter and the Audit Committee's pre-approval policy for services provided by the independent registered public accounting firm, all services performed by Deloitte & Touche are approved in advance by the Audit Committee. Audit and audit-related services specifically identified in an appendix to the pre-approval policy are pre-approved by the Audit Committee each year. This pre-approval allows management to request the specified audit and audit-related services on an as-needed basis during the year, provided any such services are reviewed with the Audit Committee at its next regularly scheduled meeting. Any audit or audit-related service for which the fee is expected to exceed $250,000, or that involves a service not listed on the pre-approval list, must be specifically approved by the Audit Committee prior to commencement of such work. In addition, the Audit Committee approves all services other than audit and audit-related services performed by Deloitte & Touche in advance of the commencement of such work or, in cases which meet the de minimus exception in Sarbanes-Oxley, prior to completion of the audit. The Audit Committee has delegated to the chairman of the committee the right to approve audit, audit-related, tax and other services, within certain limitations, between meetings of the Audit Committee, provided any such decision is presented to the Audit Committee at its next regularly scheduled meeting. The Audit Committee reviews on a quarterly basis a schedule of all services for which Deloitte & Touche has been engaged and the estimated fees for those services. In fiscal years 2003 and 2004, no fees paid to Deloitte & Touche under the categories Audit-Related and Tax Fees described above were approved by the Audit Committee after services were rendered pursuant to the de minimus exception established by Sarbanes-Oxley.

        The Audit Committee has determined that the non-audit services provided by Deloitte & Touche during 2004 and 2003 were compatible with maintaining that firm's independence.

The Board of Directors recommends a vote "FOR" ratification.

INFORMATION ABOUT THE COMPANY AND MANAGEMENT

Performance Graph

        The graph below compares the cumulative total returns, including reinvestment of dividends, of FPL Group Common Stock with the companies in the Standard & Poor's 500 Index (S&P 500), the Standard & Poor's Electric Utilities Index (S&P Electrics) and the Dow Jones US Electric Utilities Index (Dow Jones Electrics). The comparison covers the five years ended December 31, 2004, and is based on an assumed $100 investment on December 31, 1999, in each of the S&P 500, the S&P Electrics, the Dow Jones Electrics and FPL Group Common Stock. The S&P Electrics is based on the performance of 20 companies; the Dow Jones Electrics is based on the performance of 44 companies. The S&P Electrics is more heavily weighted toward companies engaged, to a significant extent, in the traditional state-regulated electric utility business. The Dow Jones Electrics, which includes all but one of the companies included in the S&P Electrics, also includes a number of companies that are exclusively or primarily engaged in the market-based wholesale power generation business. FPL Group is primarily engaged in the traditional electric utility business, but is increasingly engaged in the wholesale power generation business as well. Therefore, both indexes have been selected for comparison purposes. FPL Group is included in all three indexes.

Total Return for the
Five Years Ended December 31, 2004

Common Stock Ownership of Management and Others

        The following table indicates how much FPL Group Common Stock is beneficially owned by (a) each person known by the Company to own 5% or more of the Common Stock, (b) each of the Company's directors and each executive officer named in the Summary Compensation Table, and (c) all of the Company's directors and executive officers as a group. Certain share ownership information is as of dates, indicated in the footnotes to the table, that preceded a two-for-one split of the Common Stock effective March 15, 2005 ("stock split"). The numbers of shares and share units included in the table and footnotes have been adjusted to reflect the stock split.

Principal Shareholders:	Number of Shares(a)
Fidelity Management Trust Company 82 Devonshire Street Boston, Massachusetts 02109	25,989,728(b)
Capital Research and Management Company 333 South Hope Street Los Angeles, California 90071	28,218,000(c)
Directors and Executive Officers:
H. Jesse Arnelle	33,950(d)(e)(g)
Sherry S. Barrat	25,506(d)(g)
Robert M. Beall, II	22,366(e)(g)(j)
J. Hyatt Brown	38,290(e)(g)(j)
James L. Camaren	18,638(d)(g)(j)
Dennis P. Coyle	576,440(f)(g)(h)(i)(j)(k)
Moray P. Dewhurst	459,796(d)(f)(g)(h)
Lewis Hay, III	1,040,238(d)(f)(g)(h)
Frederic V. Malek	22,252(d)(e)(g)(k)
Armando J. Olivera	357,922(d)(f)(g)(h)
James L. Robo	305,470(f)(g)(h)
Rudy E. Schupp	400(l)
Michael H. Thaman	3,800(g)
Hansel E. Tookes II	437(j)(l)
Paul R. Tregurtha	24,858(d)(e)(g)
Frank G. Zarb	9,400(g)
All directors and executive officers as a group	3,472,557(d)(e)(f)(g)(h)(i)(j)(m)

(a)
Information is as of February 17, 2005, except as indicated. Unless otherwise indicated, each person has sole voting and sole dispositive power.

(b)
Represents approximately 6.6% of the Common Stock outstanding; shares held as Trustee under the Florida Power & Light Company Master Trust for the thrift plans of FPL Group and its affiliates. The Trustee disclaims beneficial ownership of such securities. Shares are voted by the Trustee in accordance with instructions of the participants to whose accounts such shares are allocated, and a proportionate number of shares which are held in the plans but not yet allocated to participants are voted in accordance with such instructions. Leveraged ESOP shares held in the plans which have been allocated to participants' accounts, but for which voting instructions are not received, are voted by the Trustee in the same proportions as those shares which have been voted by participants.

(c)
Represents approximately 7.6% of the Common Stock outstanding as of December 31, 2004. This information has been derived from Schedule 13G/A of Capital Research and Management Company ("Capital Research"), filed with the Securities and Exchange Commission on February 14, 2005. All

  shares are owned of record by clients of Capital Research, which reported sole dispositive power over 28,218,000 shares.

(d)
Includes share units for Messrs. Arnelle (13,312), Camaren (4,438), Dewhurst (21,602), Hay (34,574), Malek (2,000), Olivera (23,178) and Tregurtha (2,468), and Mrs. Barrat (15,706), and a total of 165,042 share units for all directors and executive officers as a group, under deferred compensation plans. Such units have no voting rights.

(e)
Includes share units for Messrs. Arnelle (9,894), Beall (5,926), Brown (8,190), Malek (8,852) and Tregurtha (8,990) and a total of 41,852 share units for all directors and executive officers as a group, granted in connection with the termination in 1996 of the FPL Group, Inc. Non-Employee Director Retirement Plan. Such units have no voting rights.

(f)
Includes phantom shares for Messrs. Coyle (14,444), Dewhurst (3,352), Hay (10,774), Olivera (2,362) and Robo (2,214) and a total of 37,148 phantom shares for all directors and executive officers as a group, credited to a Supplemental Matching Contribution Account under the Supplemental Executive Retirement Plan. Phantom shares have no voting rights.

(g)
Includes shares of restricted stock for Messrs. Coyle (28,456), Dewhurst (40,000), Hay (173,166), Olivera (46,000) and Robo (36,666); 9,400 shares of restricted stock for each of Messrs. Beall and Brown, 7,800 shares of restricted stock for Mrs. Barrat; 7,400 shares of restricted stock for each of Messrs. Arnelle, Malek and Tregurtha; 5,200 shares of restricted stock for each of Messrs. Camaren and Zarb; 3,800 shares of restricted stock for Mr. Thaman; and a total of 491,018 shares of restricted stock for all directors and executive officers as a group. The holders of such shares have voting power, but not dispositive power.

(h)
Includes shares underlying options to purchase shares held by Messrs. Coyle (400,000), Dewhurst (350,000), Hay (700,000), Olivera (216,668) and Robo (250,000) and a total of 2,187,938 shares underlying options to purchase shares for all directors and executive officers as a group.

(i)
Includes 6,116 fully-vested shares of Common Stock (required to be beneficially owned for a minimum of one year from the date of grant) which Mr. Coyle received in 2004 in lieu of his 2003 annual cash bonus, net of taxes, under a cash-to-stock conversion program approved by the Compensation Committee.

(j)
Includes 700 shares owned by children of Mr. Brown who are over 21 years of age, as to which Mr. Brown disclaims beneficial ownership; 40 shares owned by a son of Mr. Beall who is over 21 years of age, as to which Mr. Beall disclaims beneficial ownership; 50 shares owned by Mr. Coyle's wife, as to which Mr. Coyle disclaims beneficial ownership; 34,396 shares owned by Coyle Holdings Limited Partnership, as to which Mr. Coyle disclaims beneficial ownership except to the extent of his pecuniary interest therein; 3,500 shares owned by Camaren Holdings Limited Partnership, as to which Mr. Camaren disclaims beneficial ownership except to the extent of his pecuniary interest therein; and 437 shares owned by Mr. Tookes' wife, as to which Mr. Tookes disclaims beneficial ownership.

(k)
Mr. Malek is retiring as an FPL Group director in May 2005. Mr. Coyle retired as an executive officer of FPL Group in February 2005.

(l)
Information is as of March 21, 2005. Messrs. Schupp and Tookes were elected FPL Group directors as of March 21, 2005.

(m)
Less than 1% of the Common Stock outstanding. Information is as of February 17, 2005 except for Messrs. Schupp and Tookes, which is as of March 21, 2005.

Section 16(a) Beneficial Ownership Reporting Compliance

        The Company's directors and executive officers are required to file initial reports of ownership and reports of changes of ownership of Common Stock with the Securities and Exchange Commission. Based upon a review of these filings and written representations from the directors and executive officers, all required filings were timely made in 2004 except for a one day late filing of a Form 4 for Armando J. Olivera.

Director Independence

        The Board of Directors has conducted a review regarding the independence of each of its members from management of the Company under the criteria legislated by Sarbanes-Oxley, the corporate governance independence standards in Section 303A of the New York Stock Exchange Listed Company Manual (the "NYSE standards") and the Company's Corporate Governance Principles & Guidelines (the "Company guidelines"). The NYSE standards and the Company guidelines require that FPL Group have a majority of independent directors, require that the Board of Directors make a determination as to independence, and set out certain independence criteria. The NYSE standards and the Company guidelines also require that each of the Compensation Committee, Governance & Nominating Committee and Audit Committee consist entirely of independent directors. The NYSE standards and Rule 10A-3 of the Securities Exchange Act of 1934 (the "Exchange Act") include additional independence requirements for Audit Committee members.

        As part of its independence assessment, the Board considered whether any non-employee director or member of his or her immediate family has a material relationship with the Company that would impair the director's independence. To assist it in making this determination, the Governance & Nominating Committee and the Board have adopted categorical standards of independence that are included in the Company guidelines. Under those standards, except in special circumstances, as determined by a majority of the independent members of the Board, a director will be considered independent if the Company or any of its consolidated subsidiaries has made or received payments for property or services to or from any entity of which either (1) the director is an officer or employee or in which the director is a partner or has an ownership interest of 10% or more of the outstanding voting securities or other voting interests or (2) the director's immediate family member is an executive officer, if such payments in the last fiscal year were less than the greater of $1 million or 2% of such other entity's consolidated gross revenues for its last fiscal year and such property or services were provided or received in the ordinary course of business of each of the parties. In addition, except in special circumstances, as determined by a majority of the independent members of the Board, a director will be considered independent if the Company or any of its consolidated subsidiaries has a borrowing relationship with a bank or other financial institution of which the director is an officer, employee or director, or the director's immediate family member is an executive officer, if the total amount of indebtedness does not exceed 1% of the total assets of the financial institution for the last fiscal year.

        For purposes of the foregoing discussion, an "immediate family member" is defined as a spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares the director's home, but excluding any person who is no longer an immediate family member as a result of legal separation or divorce, or death or incapacitation.

        Based on its review and the categorical standards, the Board determined that H. Jesse Arnelle, Sherry S. Barrat, Robert M. Beall, II, J. Hyatt Brown, James L. Camaren, Frederic V. Malek, Rudy E. Schupp, Michael H. Thaman, Hansel E. Tookes II, Paul R. Tregurtha and Frank G. Zarb, being all of the non-employee directors, are independent under Sarbanes-Oxley, the NYSE standards and the Company guidelines.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Statement on Corporate Governance

        FPL Group has had formal corporate governance standards in place since 1994. The Company has reviewed internally and with the Board the provisions of Sarbanes-Oxley, the rules of the SEC and the current corporate governance listing standards of the New York Stock Exchange (NYSE) regarding corporate governance policies and processes, and the Company is in compliance with those provisions, rules and listing standards. The Company amended the charters of its Audit Committee and Governance & Nominating Committee, and adopted a new charter for the Compensation Committee, to implement the rules and standards. You can access these committee charters, the Code of Ethics for Senior Executive and Financial Officers, the Corporate Governance Principles & Guidelines, and the Code of Business Conduct & Ethics, in the "Governance" section on the Company's website at www.fplgroup.com or by writing to us for a printed copy, without charge, at FPL Group, Inc., P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420, Attention: Investor Relations.

Director Meetings and Committees

        The Board of Directors met ten times in 2004. Each director attended at least 75% of the total number of Board meetings and meetings of the committees on which he or she served. Absent circumstances that cause a director to be unable to attend the Board meeting held in conjunction with the annual shareholders' meeting, Board members are required to attend the annual shareholders' meeting. Of the eleven directors then in office, ten (including all the current directors then serving on the Board) attended the 2004 annual meeting of shareholders.

        The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee, the Governance & Nominating Committee and the Finance & Investment Committee. The membership during 2004 and function of these committees is described below. Each of the committees operates under a charter approved by the Board. The charter of each of the Audit Committee, the Compensation Committee, and the Governance & Nominating Committee complies with the NYSE corporate governance requirements (there are no NYSE requirements for the Finance & Investment Committee). Each of the committees is permitted by its charter to act through subcommittees, and references in this proxy statement to any of those committees includes any such subcommittees. The charters of the committees are available on the Company's website in the "Governance" section at www.fplgroup.com.

Audit Committee

        FPL Group has a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. FPL Group's Audit Committee, comprised of Mrs. Barrat and Messrs. Beall (Chair), Brown, Malek, and Zarb met nine times in 2004. An Audit Committee charter has been adopted by the Board. A copy of that charter, which reflects standards set forth in Sarbanes-Oxley, in SEC regulations and in NYSE corporate governance rules, was reproduced in an appendix to the proxy statement for the 2003 annual meeting of shareholders. As set forth in more detail in the charter, the Audit Committee has the authority to appoint or replace the Company's independent registered public accounting firm and approves all permitted services to be performed by the independent registered public accounting firm. The Audit Committee assists the Board in monitoring the integrity of the financial statements, compliance with legal and regulatory requirements, the independent registered public accounting firm's qualifications and independence, the performance of the Company's internal audit function and independent registered public accounting firm, the system of disclosure controls and internal controls, and the independence and performance of the internal audit department and the independent registered public accounting firm. The Audit Committee is responsible for establishing procedures for (i) the receipt, retention and treatment of complaints, questions and other information received by the

Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

        During 2004, the Board reviewed and made the determinations required by Sarbanes-Oxley, SEC Rule 10A-3 and the NYSE standards regarding the independence of the members of the Audit Committee, and confirmed that all members of the Audit Committee are "independent" within the meaning of the SEC and NYSE requirements and the Company guidelines. In addition, the Board of Directors has determined that at least one member of the Audit Committee, Frank G. Zarb, is an "audit committee financial expert" as that term is defined by applicable SEC regulations.

Compensation Committee

        The Compensation Committee, comprised of Mrs. Barrat and Messrs. Brown (Chair), Camaren, Tregurtha, and Zarb, met four times in 2004. During 2004 the Board determined that each member of the committee meets the definition of "independence" set forth in the NYSE standards and the Company guidelines. The Board has adopted a charter for the committee that complies with the NYSE standards. Under its charter, the committee's functions include reviewing and approving corporate goals and objectives relevant to the compensation of the CEO and other senior officers, evaluating the performance of the CEO in light of those goals and objectives, approving the compensation of the CEO and other senior officers, approving any employment agreements, special supplemental benefits and severance arrangements for the CEO and other senior officers, and making recommendations to the Board with respect to the compensation of certain other officers and the directors. Additional functions include preparing an annual report on executive compensation for inclusion in the Company's proxy statement, making recommendations to the Board with respect to incentive-compensation plans and other equity-based plans, administration of the Company's annual and long-term incentive plans, and retaining, and approving the terms of retaining, any outside compensation consultants engaged to assist in the evaluation of director, CEO and other senior officer compensation.

        The report of the Compensation Committee is included herein beginning at page 16. The charter of the committee is available on the Company's website in the "Governance" section at www.fplgroup.com.

Governance & Nominating Committee

        The Governance & Nominating Committee, which is comprised of Mrs. Barrat and Messrs. Arnelle, Beall, Camaren and Tregurtha (Chair), met seven times in 2004. During 2004, the Board determined that each member of the committee meets the definition of "independence" as set forth in the NYSE standards and the Company guidelines. The Board has adopted a charter for the committee that complies with the NYSE standards. Under its charter, the committee is responsible for reviewing the size and composition of the Board, identifying and evaluating potential nominees for election to the Board, consistent with criteria developed by the committee and approved by the Board, and recommending candidates for all directorships to be filled by the shareholders or the Board. The committee will consider potential nominees recommended by any shareholder entitled to vote in elections of directors, as discussed below under "Consideration of Director Nominees." The committee is also responsible for developing and recommending to the Board the Company's Corporate Governance Principles & Guidelines, and for monitoring and overseeing those principles and guidelines and the Company's Code of Business Conduct & Ethics and Code of Ethics for Senior Executive and Financial Officers, and recommending any proposed changes to the Board, conducting an annual self-evaluation, and overseeing the evaluation of the Board, the Audit, Compensation and Finance & Investment Committees and management. The committee is also responsible for retaining, and approving the terms of retaining, any search firm engaged to identify director candidates.

        The charter of the Governance & Nominating Committee is available on the Company's website in the "Governance" section at www.fplgroup.com.

Finance & Investment Committee

        The Finance & Investment Committee, which is comprised of Messrs. Arnelle, Camaren, Malek (Chair), Thaman, Tregurtha and Zarb, met four times in 2004. As set forth in more detail in its charter, the Committee's functions include reviewing and monitoring the Company's financing plans, reviewing and making recommendations to the Board regarding the Company's dividend policy, reviewing the Company's energy trading, marketing and risk management activities and exposure, and reviewing the performance of the Company's pension funds.

Consideration of Director Nominees

Shareholder Nominees

        The policy of the Governance & Nominating Committee is to consider properly submitted shareholder nominations of candidates for membership on the Board as described below under "Identifying and Evaluating Nominees for Directors." In evaluating such nominations, the Governance & Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under "Director Qualifications." Any shareowner nominations proposed for consideration by the Governance & Nominating Committee should include the nominee's name and qualifications for Board membership and should be addressed to: Corporate Secretary, FPL Group, Inc., P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420.

Director Qualifications

        The Company's Corporate Governance Principles & Guidelines contain Board membership criteria that are considered by the Governance & Nominating Committee in recommending non-employee nominees for a position on the Board. Under these criteria, members of the Board should have demonstrated character and integrity; an inquiring mind; experience at a strategy and/or policy setting level, or high-level managerial experience in a relatively complex business, government or other organization, or have other similar and relevant experience in dealing with complex problems; an ability to work effectively with others; sufficient time to devote to the affairs of the Company; and an ability to represent the balanced interests of the Company's shareholders as a whole, rather than special constituencies. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties, and no Company director may serve simultaneously as a director of more than six public companies. Additional criteria include whether an individual assists in achieving a mix of directors that represents a diversity of background and experience, including age, gender, race and specialized experience; whether an individual is nearing or has reached retirement age; the individual's independence as described in applicable listing standards, legislation and regulations; whether the individual would be considered an "audit committee financial expert" or "financially literate" as described in applicable listing standards, legislation, regulations or Audit Committee guidelines; the extent of the individual's business experience, technical expertise, or specialized skills or experience; and whether the individual, by virtue of particular experience relevant to the Company's current or future business, will add specific value as a Board member. No person will be considered for Board membership who is an employee or director of a business in significant competition with the Company or of a major or potentially major customer, supplier, contractor, counselor or consultant of the Company, or an executive officer of a business where a Company employee-director serves on such other business' board. No person who shall have attained the age of 72 years by the date of election shall be eligible for election as a director.

Identifying and Evaluating Nominees for Directors

        The Governance & Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. The committee periodically assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the committee considers various potential candidates for director. Candidates may come to the attention of the committee through current Board members, professional search firms, shareholders or other persons. These candidates are evaluated at regular or special meetings of the committee, and may be considered at any point during the year. As described above, the committee considers properly submitted shareholder nominations for candidates for the Board. Following verification of the shareholder status of persons proposing candidates, recommendations are aggregated and considered by the committee at a regularly scheduled meeting, which is generally the first or second meeting prior to the issuance of the proxy statement for the Company's annual meeting. If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials are forwarded to the committee. The committee also reviews materials provided by professional search firms or other parties. In evaluating such nominations, the committee seeks to achieve a balance of knowledge, experience and capability on the Board.

        Rudy E. Schupp and Hansel E. Tookes II, who were appointed to the Board in March 2005, are nominees for election to the Board this year who have not previously been elected by the shareholders. Mr. Schupp was recommended for consideration by Mrs. Barrat and Mr. Hay as part of a process wherein all directors were asked to submit possible candidates for membership on the Board. A third-party search firm, which was retained to help identify and evaluate possible candidates, also participated in the process, and identified Mr. Tookes as a possible candidate. The Governance & Nominating Committee reviewed a number of candidates submitted for consideration utilizing the criteria discussed under "Director Qualifications" and, following its evaluation, recommended Mr. Schupp and Mr. Tookes for election to the Board.

Executive Sessions

        Executive sessions of non-management directors are provided for in the agenda for each regularly-scheduled Board meeting. The sessions are scheduled and chaired by a Presiding Director, who is currently Paul R. Tregurtha, the Chair of the Governance & Nominating Committee. At the 2005 annual shareholders' meeting, the Presiding Director position will rotate to Robert M. Beall, II, the Chair of the Audit Committee, and thereafter will rotate annually among the non-management Chairs of the standing committees of the Board, in alphabetical committee order; provided that no member of the Board will serve two consecutive years as Presiding Director.

Communications with the Board

        Individuals may communicate with the Board by writing to them c/o FPL Group, Inc., P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420. Communications that are intended specifically for non-management directors or the Presiding Director should be sent to the address above to the attention of the Presiding Director. Employees and others who wish to contact the Board or any member of the Audit Committee to report complaints or concerns with respect to accounting, internal accounting controls or auditing matters, may do so anonymously using the above address.

Director Compensation

        Directors of FPL Group who are salaried employees of FPL Group or any of its subsidiaries do not receive any additional compensation for serving as a director or committee member. Non-employee directors of FPL Group receive an annual retainer of $32,000 plus 2,000 shares of restricted Common Stock. Non-employee committee chairpersons receive an additional annual retainer of $10,000 for the

Audit Committee, and $5,000 for the other committees. A fee of $1,300 is paid to non-employee directors for each Board or committee meeting attended. Newly-elected non-employee directors are awarded 400 shares of restricted Common Stock when they join the Board. The share amounts reflect the stock split.

        Effective November 1, 1996, FPL Group's Non-Employee Director Retirement Plan was terminated. Retirement benefits of non-employee directors in office in 1996 and not retiring at or prior to the 1997 annual shareholders' meeting were converted to share units of FPL Group Common Stock. Such directors will be entitled to payment of the then current value of these share units upon ending service as a Board member.

        Non-employee directors are covered by travel and accident insurance while on FPL Group business. Total premiums attributable to such directors amounted to $2,625 for 2004.

Audit Committee Report

        The Audit Committee submits the following report for 2004:

        The Audit Committee of the Board (Committee) consists of five independent directors. The responsibilities of the Committee are set forth in its written charter, which has been adopted by the Board of Directors (Board). A copy of that charter (Charter), which was effective May 1, 2003, was reproduced as an appendix to the proxy statement for the 2003 annual meeting of shareholders.

        In accordance with the Charter, the Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During 2004, the Committee met nine times, including four meetings where the Committee discussed the interim financial information contained in each quarterly earnings announcement with the chief accounting officer and independent registered public accounting firm prior to public release.

        In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent registered public accounting firm a formal written statement describing all relationships between the independent registered public accounting firm and the Company that might bear on the independent registered public accounting firm's independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," discussed with the independent registered public accounting firm any relationships that may impact their objectivity and independence and satisfied itself as to the independent registered public accounting firm's independence. The Committee also discussed with management, the internal auditors and the independent registered public accounting firm the quality and adequacy of the Company's internal controls and the internal audit function's organization, responsibilities, resources and staffing. The Committee reviewed with both the independent registered public accounting firm and the internal auditors their audit plans, audit scope, and identification of audit risks.

        The Committee discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and discussed and reviewed the results of the independent registered public accounting firm's examination of the financial statements. The Committee also discussed the results of the internal audit examinations.

        The Committee reviewed the audited financial statements of the Company for the year ended December 31, 2004 with management and the independent registered public accounting firm. Management has the responsibility for the preparation of the Company's financial statements, and the independent registered public accounting firm has the responsibility for the examination of those statements.

        Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Committee recommended to the Board that the Company's audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

        In addition, and in accordance with the Charter, the Committee reviewed management's internal control report, management's assessment of the internal control structure and procedures of the Company for financial reporting, and the independent registered public accounting firm's attestation of management's assessment, all as required to be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2004.

        As specified in the Charter, it is not the duty of this Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and in accordance with generally accepted accounting principles. These are the responsibilities of the Company's management and independent registered public accounting firm. In discharging our duties as a Committee, we have relied on (i) management's representations to us that the financial statements prepared by management have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles, and (ii) the reports of the independent registered public accounting firm with respect to such financial statements.

        Respectfully submitted,

                  Robert M. Beall, II, Chairman
                  Sherry S. Barrat
                  J. Hyatt Brown
                  Fredric V. Malek
                  Frank G. Zarb

Compensation Committee Report

        The Compensation Committee submits the following report for 2004:

Overview

        FPL Group's executive compensation program is designed to align compensation with the Company's business strategy, its goals and values, and the return to its shareholders. The program is also designed to provide a competitive compensation package, both in terms of its components and overall, that will attract and retain key executives critical to the success of the Company.

        The Committee determines an executive's competitive total level of compensation based on information drawn from a variety of sources, including utility and general industry surveys, proxy statements, and independent compensation consultants. The Company's 2004 "comparator group" consists of twelve electric utilities (all of which are included in the Dow Jones Utilities Index and nine of which are included in the Standard & Poor's Electric Utilities Index) and twenty-one general industry companies. Electric utility industry trends (i.e., reregulation and increasing competition) and the need to recruit from outside the industry are the principal reasons for including companies other than electric utilities in the comparator group. Compensation during 2004 for Lewis Hay, III and Dennis P. Coyle also was required to comply with the terms of their employment agreements, which expired on December 15, 2004.

Elements of Executive Compensation

        There are three components to the Company's executive compensation program: base salary, annual incentive compensation, and long-term incentive compensation. In 2004, the three components were structured so that base salary represented 16% to 46% of an executive officer's total targeted compensation, annual incentive compensation represented 9% to 16% of such compensation, and long-term incentive compensation represented 41% to 73% of such compensation. The more senior the position, the greater the portion of compensation that is based on performance.

  Base Salary

        Base salaries are set by the Committee and are designed to be competitive with the comparator group companies described above. Generally, the Committee targets salary levels between the second and third quartiles of the comparator group, adjusted to reflect the individual's job experience and responsibilities. Increases in base salaries are based on the comparator group's practices, the Company's performance, the individual's performance, and increases in cost of living indices. The corporate performance measures used in determining adjustments to executive officers' base salaries are the same performance measures used to determine annual incentive compensation, weighted as discussed below in regard to the chief executive officer's compensation. Base salaries are reviewed for adjustment annually. Employment Agreements in effect until December 15, 2004 for Lewis Hay, III and Dennis P. Coyle provided for each that his base salary be at least equal to his base salary as in effect in 2000 and be reviewed at least annually and increased substantially consistent with increases in base salary awarded to peer executives of the Company, but not less than increases in the consumer price index.

  Annual Incentive Awards

        Annual incentive compensation is based on the attainment of net income goals for the Company, which are established by the Committee at the beginning of the year, and adjusted for specified items including any regulatory or legislative changes or changes in accounting principles, any changes in the mark-to-market value of non-qualifying hedges, extraordinary items, discontinued operations, acts of God, labor disruptions and certain charges or gains ("adjusted net income"). The amounts earned on the basis of this performance measure are subject to reduction based on the degree of achievement of other corporate and subsidiary performance measures, and at the discretion of the Committee. These other corporate performance measures, which for 2004 consisted of the financial, operating and growth indicators discussed below in regard to the chief executive officer's compensation, and business unit performance measures were also established by the Committee at the beginning of the year. For 2004, the adjusted net income goal was met, and the average level of achievement of the other performance measures exceeded the targets. However, the final amounts approved by the Committee to be paid out for 2004 were less than the amounts that could have been paid based solely on the attainment of the adjusted net income goal.

  Long-Term Incentive Awards

        Since 2002, long-term incentive compensation has been comprised of performance share awards, restricted stock awards and stock option awards. Performance share awards are based primarily on the average level of achievement under the annual incentive plans over a specified period, which since 2003 has been three years. Targeted awards for performance share awards, in the form of shares granted under the Company's Long Term Incentive Plan, are made at the beginning of the period. Since one of the goals of the performance share program is to link directly the financial interests of FPL Group's shareholders and senior management, performance share award payouts (except for cash for the payment of incomes taxes) are made in shares of Common Stock which the recipient is expected to retain in accordance with prescribed policies on stock ownership and retention. Long-term incentive compensation also includes stock options and restricted stock in amounts intended to ensure that the Company's total executive compensation program is competitive, in terms of both composition and amount, with the compensation programs of other companies with which the Company competes for executive talent. In 2004, for most officers, the Company reduced the use of stock options and increased the use of restricted stock awards as elements of executive incentive compensation. Prior to 2003, long-term incentive compensation also included shareholder value awards, which were based on the average annual total shareholder return of FPL Group as compared to that of the Standard & Poor's Electric Utilities Index companies, typically over a three-year period. Targeted awards were made at the beginning of the period, and the awards were paid in cash at the end of the period. The last shareholder value awards under the program were granted in 2002 and vested on December 31, 2004.

Internal Revenue Code Section 162(m)

        Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation exceeding $1 million paid to the chief executive officer or any of the four other highest-paid executive officers unless certain specified criteria are satisfied. Interpretations of and changes in tax laws and regulations, as well as other factors beyond the Committee's control, can affect deductibility of compensation. For these and other reasons, it may not be possible to keep a given person's compensation under the Section 162(m) limit or to qualify all compensation for deductibility in a particular year. Maintaining the deductibility of compensation remains an important goal of the Committee. The Committee will continue to monitor developments, assess alternatives for preserving, and take actions to preserve, the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with what the Committee considers to be a sound compensation program, which is competitive and enables us to attract and retain a highly-capable and dedicated management team in furtherance of the best interests of the Company and its shareholders.

Stock Ownership

        The Company's policy on stock ownership, adopted by the Governance & Nominating Committee in May 2002, requires officers of the Company and its subsidiaries to have an ownership stake in the Company to more closely align the interests of officers and shareholders. To maintain this alignment of interests, the Compensation Committee adopted a share retention policy in March 2003, and revised that policy in December 2004, for all officers of the Company and its subsidiaries.

        Under the stock ownership policy, officers are expected, ordinarily within three years after election to office, to own Common Stock with a value of a multiple of their base salary as follows:

Chief Executive Officer	three times base salary
Senior Executive Officers	two times base salary
Other Officers	one times base salary

Shares of Common Stock or share units held in the Company's employee benefit plans and deferred compensation plan are credited toward meeting these guidelines. Under the share retention policy, the Company expects all senior officers (as designated by the chief executive officer) to maintain a minimum retention ratio (number of shares and share units owned divided by the sum of shares acquired after March 24, 2003 through long-term incentive plan awards plus all other shares, net of taxes) of at least two-thirds until the earliest of termination of employment, retirement or age 60. Other officers are expected to maintain a minimum retention ratio of at least one-third. The minimum retention guidelines may be modified or reduced to address the special needs of a particular officer.

Compensation of the Chief Executive Officer

        For 2004, Mr. Hay, FPL Group's chief executive officer, was paid $1,000,000 in base salary, $1,520,000 in annual incentive compensation, and $2,199,896 in long-term incentive compensation (consisting of 14,434 shares of Common Stock (adjusted to reflect the March 15, 2005 two-for-one stock split) for the payout of a performance share award, which he elected to defer, and $1,625,134 in cash for the payout of a shareholder value award). Mr. Hay was awarded options for 150,000 shares of Common Stock (adjusted to reflect the stock split) and 38,500 shares of restricted Common Stock (adjusted to reflect the stock split), all of which vest one-third each year for three years. In approving the base salary, the Committee considered Mr. Hay's targeted annual and long-term incentive compensation, his overall performance, and an analysis of the salaries and incentive compensation of the chief executive officers in the comparator group. As chief executive officer, Mr. Hay's performance-based incentive compensation is a greater component of his total targeted compensation than base salary which was unchanged from 2003 to 2004.

        Mr. Hay's annual incentive compensation for 2004 was based on the achievement of the Company's adjusted net income goals, and the following performance measures for FPL (weighted 75%) and the Company's other businesses (weighted 21%), and on FPL Group's consolidated return on equity (weighted 4%). For FPL, the incentive performance measures were financial indicators (weighted 50%) and operating indicators (weighted 50%). The financial indicators were operations and maintenance costs, capital expenditure levels, adjusted net income, regulatory return on equity, and operating cash flow. The operating indicators were service reliability as measured by the frequency and duration of service interruptions and service unavailability; system reliability as measured by availability factors for the fossil power plants and an industry index for the nuclear power plants; employee safety; number of significant environmental violations; customer satisfaction survey results; load management installed capability; and conservation programs' annual installed capacity. For the Company's other businesses, the performance measures were financial indicators, operating indicators and growth indicators. The financial indicators were FPL Energy, LLC and FPL FiberNet, LLC adjusted net income; the operating indicators were employee safety; number of significant environmental violations; the attainment of project-level and corporate budget targets; equivalent forced outage rate; and level of hedged margin, and the growth indicators included the attainment of targets for development or acquisition and adjusted net income.

        Mr. Hay's long-term compensation for 2004 consisted of payouts under a performance share award granted in 2001 and a shareholder value award granted in 2002. The performance share award payout was based on an average level of achievement of better than 100% of target with respect to the annual incentive plan for the years ended December 31, 2001 through 2004. As in 2004, the performance measures for 2001, 2002 and 2003 were based on predefined financial, operational, and strategic objectives. The shareholder value award payout was determined by multiplying Mr. Hay's target award by a factor derived by comparing the average annual total shareholder return of FPL Group (price appreciation of FPL Group Common Stock plus dividends) to the median total shareholder return of the Standard & Poor's Electric Utilities Index companies for the performance period beginning January 1, 2002 and ending December 31, 2004. The factor derived was greater than 160% and, as required by the plan, was reduced to the maximum payout level of 160% of the targeted award.

        In February 2005, the Company entered into an employment agreement with Mr. Hay, which is described under "Employment Agreements" herein. In connection with its review and approval of the agreement, the Committee consulted with its outside legal counsel and with outside compensation consultants.

        Respectfully submitted,

                  J. Hyatt Brown, Chairman
                  Sherry S. Barrat
                  James L. Camaren
                  Paul R. Tregurtha
                  Frank G. Zarb

Executive Compensation

        The following table sets forth compensation paid during the past three years to FPL Group's chief executive officer and the other four most highly-compensated persons who served as executive officers of FPL Group, Florida Power & Light Company ("FPL"), or FPL Energy, LLC at December 31, 2004. All share numbers included in the table and the footnotes have been adjusted to reflect the stock split, which was effective March 15, 2005.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation(a)	Restricted Stock Award(s)(b)	Securities Underlying Options(#)	LTIP Payouts(c)	All Other Compensation(d)
Lewis Hay, III	2004	$1,000,000	$1,520,000	$126,360	$1,249,710	150,000	$2,199,896	$139,837
Chairman, President and CEO of	2003	1,000,000	1,271,000	17,493	3,501,600	150,000	549,872	113,256
FPL Group and Chairman and	2002	880,000	1,116,720	20,215	592,200	150,000	907,496	90,104
CEO of FPL
James L. Robo(e)	2004	477,000	544,257	53,882	324,600	100,000	300,402	54,754
President of FPL Energy, LLC	2003	450,000	518,000	14,080	275,600	100,000	—	41,425
	2002	279,615	391,400	37,752	592,000	150,000	—	28,054
Moray P. Dewhurst	2004	519,400	476,809	55,316	324,600	100,000	1,079,281	52,565
Vice President, Finance and	2003	490,000	452,800	17,839	275,600	100,000	353,684	48,293
Chief Financial Officer of FPL	2002	452,000	425,800	20,720	263,200	100,000	408,053	36,954
Group and Senior Vice President, Finance and Chief Financial Officer of FPL
Armando J. Olivera(f)	2004	477,000	504,189	75,386	519,360	100,000	448,771	46,442
President of FPL	2003	387,171	316,800	22,697	914,960	50,000	246,696	66,233
	2002	285,100	172,200	24,124	421,120	50,000	330,003	17,005
Dennis P. Coyle(g)	2004	514,100	352,159	75,951	583,331	100,000	1,017,799	59,372
General Counsel and	2003	501,561	321,600	15,574	413,400	100,000	582,138	55,098
Secretary of FPL Group and FPL	2002	484,600	305,300	15,717	394,800	100,000	1,001,200	53,224

(a)
This column includes, for 2004, the aggregate incremental cost to the Company of providing personal benefits to the named executive officers, earnings on long-term incentive plan compensation paid or payable during that year but deferred at the election of the individual, and amounts reimbursed for the payment of taxes. The personal benefits reported for 2004 in this column that represent at least 25% of the total dollar value of an individual's personal benefits are as follows: costs to the Company for use of a leased automobile for Mr. Hay $27,057, Mr. Robo $16,220, Mr. Dewhurst $20,385, Mr. Olivera $18,693, and Mr. Coyle $24,600; and the cost of premiums for personal and dependent medical insurance coverage for Messrs. Hay and Coyle of $30,540 and $16,688, respectively. This column also includes, for 2004, amounts reimbursed for the payment of taxes on personal benefits as follows: Mr. Hay $18,913, Mr. Robo $12,490, Mr. Dewhurst $9,043, Mr. Olivera $21,199, and Mr. Coyle $15,866. The incremental cost to the Company of providing personal benefits to the named executive officers in 2002 and 2003 did not exceed $50,000 for any individual and therefore, consistent with SEC rules, is excluded from the table; the amounts included in this column for 2002 and 2003 are amounts reimbursed for the payment of taxes on personal benefits and earnings on long-term incentive plan compensation payable during the particular year but deferred at the election of the individual.

(b)
At December 31, 2004, Mr. Hay held 141,000 shares of restricted common stock with a value of $5,269,875, of which 38,500 shares were granted in 2004, 95,000 shares were granted in 2003 and 7,500 were granted in 2002 and vest as to 47,834 shares in 2005, 40,332 shares in 2006, 32,834 shares in 2007, and 20,000 shares in 2008; Mr. Robo held 23,334 shares of restricted common stock with a value of $872,108, of which 10,000 shares were granted in 2004, 6,668 shares were granted in 2003 and 6,666 shares were granted in 2002 and vest as to 13,332 shares in 2005, 6,668 shares in 2006 and 3,334 shares in 2007; Mr. Dewhurst held 30,002 shares of restricted common stock with a value of $1,121,325, of which 10,000 shares were granted in 2004, 6,668 shares were granted in 2003, 3,334 shares were granted in 2002 and 10,000 shares were granted in 2001 and vest as to 20,000 shares in 2005, 6,668 shares in 2006 and 3,334 shares in 2007; Mr. Olivera held 42,000 shares of restricted common stock with a value of $1,569,750, of which 16,000 shares were granted in 2004, 20,666 shares were granted in 2003 and 5,334 shares were granted in 2002 and vest as to 21,000 shares in 2005, 15,666 shares in 2006 and 5,334 shares in 2007; Mr. Coyle held 32,912 shares of restricted common stock with a value of $1,230,086, of which 17,912 shares were granted in 2004, 10,000 shares were granted in 2003 and 5,000 shares were granted in 2002 and vest as to 16,456 shares in 2005, 11,456 shares in 2006 and 5,000 shares in 2007. Dividends at normal rates are paid on restricted common stock.

(c)
For 2002, 2003 and 2004, payouts of vested performance share awards were made in a combination of cash (for required income tax withholding) and shares of FPL Group common stock, valued at the closing price on the date payouts were approved. Mr. Hay deferred his 2003 and 2004 performance share award payouts, and Mr. Dewhurst deferred his 2002 and 2003 performance share award payouts, under FPL Group's Deferred Compensation Plan. For 2002 and 2004, payouts of vested shareholder value awards were made in cash, based on the closing price of FPL Group common stock on the date payouts were approved.

(d)
Represents employer matching contributions to thrift plans, supplemental matching contributions under the supplemental executive retirement plan (SERP), and employer contributions for life insurance. For 2004, employer matching contributions to thrift plans equaled $9,738 for each of the named officers, and supplemental matching contributions under the SERP were credited as follows: Mr. Hay $116,760, Mr. Robo $39,692, Mr. Dewhurst $42,533, Mr. Olivera $32,367, and Mr. Coyle $49,634. For 2004, also represents employer contributions for life insurance as follows: Mr. Hay $13,339, Mr. Robo $5,324, Mr. Dewhurst $294, and Mr. Olivera $4,337.

(e)
Mr. Robo joined FPL Group in March 2002 as vice president, corporate development and strategy and was appointed president of FPL Energy, LLC in July 2002.

(f)
Mr. Olivera served as senior vice president, power systems of FPL from July 1999 to June 2003 and was appointed president of FPL in June 2003.

(g)
For 2003, Mr. Coyle elected to receive his annual bonus, net of taxes, in shares of FPL Group common stock rather than in cash, under a cash-to-stock conversion program approved by the Compensation Committee with respect to annual bonuses for 2003. As a result of this election, in 2004 Mr. Coyle received 6,116 fully-vested shares of common stock, which he was required to beneficially own for a minimum of one year from the date of grant. For participating in the program, Mr. Coyle was also granted shares of restricted common stock equal to 30% of the net converted bonus amount, which vest over two years. These restricted shares are included for 2004 in the "Restricted Stock Award(s)" column of this table.

Long Term Incentive Plan Awards

        In 2004, performance share awards and non-qualified stock option awards under FPL Group's Amended and Restated Long Term Incentive Plan were made to the executive officers named in the Summary Compensation Table as set forth in the following tables. All share numbers, as well as the option exercise prices, have been adjusted to reflect the stock split, which was effective March 15, 2005.

Performance Share Awards

			Estimated Future Payouts Under Non-Stock Price- Based Plans
Name	Number of Shares (#)	Performance Period Until Payout
			Target (#)	Maximum (#)
Lewis Hay, III	62,616	1/1/04–12/31/06	62,616	100,185
James L. Robo	15,364	1/1/04–12/31/06	15,364	24,582
Moray P. Dewhurst	16,730	1/1/04–12/31/06	16,730	26,768
Armando J. Olivera	15,364	1/1/04–12/31/06	15,364	24,582
Dennis P. Coyle	16,558	1/1/04–12/31/06	16,558	26,492

        The performance share awards in the preceding table are, under normal circumstances, payable at the end of the performance period indicated. The amount of the payout is determined by multiplying the participant's target number of shares by his average level of attainment, expressed as a percentage, which may not exceed 160%, of his targeted awards under the Annual Incentive Plans for each of the years encompassed by the award period. A description of the 2004 Annual Incentive Plan performance indicators is included in the Compensation Committee Report herein. The performance share award payouts for the performance period ending December 31, 2004 are included in the Summary Compensation Table herein in the column entitled "LTIP Payouts."

Option Grants in Last Fiscal Year

	Individual Grants
Name	Number of Securities Underlying Options Granted (#)(a)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date	Grant Date Present Value ($)(b)
Lewis Hay, III	150,000	19%	32.46	2/12/2014	765,000
James L. Robo	100,000	13%	32.46	2/12/2014	510,000
Moray P. Dewhurst	100,000	13%	32.46	2/12/2014	510,000
Armando J. Olivera	100,000	13%	32.46	2/12/2014	510,000
Dennis P. Coyle	100,000	13%	32.46	2/12/2014	510,000

(a)
Options granted are non-qualified stock options. All stock options will become exercisable one-third per year and be fully exercisable after three years. All options were granted at an exercise price per share of 100% of the fair market value of FPL Group common stock on the date of grant.

(b)
The hypothetical values shown were calculated using the Black-Scholes option pricing model, based on the following assumptions. For all options, the volatility rate is equal to 20.11% and the dividend yield (representing the per-share annualized dividends as of the grant date divided by the annualized fair market value of the common stock) is equal to 3.93%. The risk-free interest rate is equal to 3.78%, based on the interest rate on a U.S. Treasury zero-coupon bond on the date of grant with a maturity corresponding to the estimated time until exercise of seven years. The values do not take into account risk factors such as non-transferability or risk of forfeiture.

        The preceding table sets forth information concerning individual grants of common stock options during fiscal year 2004 to the executive officers named in the Summary Compensation Table. Such awards are also listed in the Summary Compensation Table herein in the column entitled "Securities Underlying Options."

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

					Value of Unexercised In-The-Money Options at Fiscal Year-End ($)
			Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)
Name	Number of Shares Acquired on Exercise (#)	Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Lewis Hay, III	0	0	550,000	300,000	4,520,750	2,271,500
James L. Robo	0	0	133,334	216,666	1,104,673	1,534,577
Moray P. Dewhurst	0	0	250,000	250,000	2,519,166	1,999,334
Armando J. Olivera	0	0	150,002	149,998	1,183,604	1,002,896
Dennis P. Coyle	0	0	300,000	200,000	2,367,166	1,514,334

        The preceding table sets forth information, with respect to the named officers, concerning the exercise of stock options during the fiscal year and unexercised options held at the end of the fiscal year (adjusted to reflect the stock split). The named officers did not exercise any stock options during 2004. All the exercisable and unexercisable options shown in the preceding table were granted in 2001, 2002, 2003 and 2004. At December 31, 2004, the fair market value of the underlying securities (based on the closing share price of FPL Group common stock reported on the New York Stock Exchange) was $74.75 per share ($37.375 per share adjusted to reflect the stock split), and exceeded the exercise price of all of the exercisable and unexercisable options.

Retirement Plans

        FPL Group maintains a non-contributory defined benefit pension plan and a supplemental executive retirement plan (SERP). The FPL Group Employee Pension Plan and SERP were converted to a cash balance accrual formula effective April 1, 1997. Employees who were SERP participants on that date were not affected by the change, however. The following table shows the estimated annual benefits to employees not affected by the change, which includes two of the executive officers named in the Summary Compensation Table, Messrs. Olivera and Coyle. Benefits are calculated on a straight-line annuity basis, payable assuming retirement in 2004 at age 65 after the indicated years of service.

Pension Plan Table

	Years of Service
Eligible Average Annual Compensation(a)
	10	20	30	40	50
$ 300,000	$58,293	$116,573	$144,866	$153,102	$155,490
400,000	78,293	156,573	194,866	205,602	207,990
500,000	98,293	196,573	244,866	258,102	260,490
600,000	118,293	236,573	294,866	310,602	312,990
700,000	138,293	276,573	344,866	363,102	365,490
800,000	158,293	316,573	394,866	415,602	417,990
900,000	178,293	356,573	444,866	468,102	470,490
1,000,000	198,293	396,573	494,866	520,602	522,990
1,100,000	218,293	436,573	544,866	573,102	575,490
1,200,000	238,293	476,573	594,866	625,602	627,990

(a)
The maximum eligible average annual compensation shown in the table is based on 120% of the 2004 pensionable earnings (which includes annual salary and bonus as shown on the Summary Compensation Table) for the highest compensated named officer covered by the non-contributory defined benefit pension plan and SERP and not affected by the change to a cash balance formula, who is Mr. Olivera.

        The compensation covered by the plans includes the 2004 annual salaries and bonus of Messrs. Olivera and Coyle, but no other amounts shown in the Summary Compensation Table. Estimated credited years of service for Mr. Olivera is 32 years and for Mr. Coyle is 15 years (30 years under a supplemental retirement plan for Mr. Coyle that provides for benefits based on two times his credited years of service). Amounts shown in the pension plan table reflect deductions to partially cover employer contributions to social security.

        Under the cash balance formula, credits are accumulated in an employee's account and are determined as a percentage of the employee's monthly covered earnings in accordance with the following formula:

Years of Service	Percent of Compensation
0–5	4.5%
5 or more	6.0%

        In addition, the employee's account is credited quarterly with interest at an annual rate that is based upon the yield on one-year Treasury Constant Maturities. The interest crediting rate is subject to a 4% floor, which was the rate utilized in 2004. Benefits under the cash balance formula are not reduced for employer contributions to social security or other offset amounts.

        Messrs. Hay, Robo, and Dewhurst are the named executive officers covered solely by the cash balance formula in the plans. Benefits under the plans are based upon annual salary and awards under the annual incentive plan (which for 2004 is included in the "Bonus" column of the Summary Compensation Table). The estimated age 65 annual retirement benefit payable under the plans, based upon total covered compensation from FPL Group and subsidiaries, which was included in their 2004 taxable income (expressed as a joint and 50% survivor benefit) is $415,505 for Mr. Hay, $292,865 for Mr. Robo, and $141,461 for Mr. Dewhurst. This estimate assumes their 2004 pensionable earnings increase annually (salary by 3.5% per year, and annual incentive awards equal to 152% of salary for Mr. Hay, 114% of salary for Mr. Robo, and 92% of salary for Mr. Dewhurst) until age 65 and a cash balance interest crediting rate of 5.0%. The estimated age 65 cash balance account was converted to an annuity based on a 5.06% discount rate and 1994 GAR unisex mortality.

        A supplemental retirement plan for Mr. Hay provides a benefit equal to 65% of Mr. Hay's highest average annual compensation (annual salary plus annual incentive award) for the three consecutive calendar year periods out of the four consecutive calendar year period ending with the calendar year in which he retires (final average pay). This supplemental benefit will be reduced by the actuarial equivalent of the benefits to which he is entitled under the pension plan and the SERP. If Mr. Hay terminates his employment prior to age 65, the benefit will be reduced on a pro rata basis if he fails to complete at least fifteen years of service with FPL Group or its subsidiaries, and it will be further reduced on an actuarial basis as a result of its early distribution. The plan provides a minimum annual benefit, in the form of a joint and 50% survivor annuity (equal to 50% of final average pay) payable to Mr. Hay and his surviving spouse upon his termination of employment with FPL Group and its subsidiaries. If Mr. Hay's termination of employment occurs prior to his normal retirement age (age 65), this benefit will be reduced on an actuarial basis. Under the supplemental plan, Mr. Hay's estimated age 65 annual retirement benefit (expressed as a joint and 50% survivor benefit, and calculated based on the same covered compensation and the same assumed increases in pensionable earnings as described in the preceding paragraph) would constitute an increase of approximately $2,095,011 over the estimate described above for the cash balance formula pension plan and SERP benefits.

        The Company sponsors a split-dollar life insurance plan for certain of its officers, including the executive officers named in the Summary Compensation Table with the exception of Mr. Dewhurst. Benefits under the split-dollar plan are provided by universal life insurance policies purchased by the Company. If the officer dies prior to retirement (defined to include age plus years of service), or for Mr. Olivera during employment or after retirement but prior to age 65, the officer's beneficiaries generally receive two and one-half times the officer's annual salary at the time of death. If the officer dies after retirement, or for Mr. Olivera on or after age 65, but before termination of his split-dollar agreement, the officer's beneficiaries receive a percentage of the officer's final annual salary (100% to 180% depending upon age at time of death for Mr. Olivera and 50% for the other named executive officers who participate in the plan). Upon termination of the agreement, which occurs after the later of 10 years from entering into the agreement, age 65, or a termination of employment which qualifies as retirement, the life insurance policies will be assigned to the officer or his beneficiary. For 2004, income was imputed to each participating executive officer for the value of the term coverage at a rate provided in the Internal Revenue Service's Notice 2001-10 (Table 2001 Rates).

Employment Agreements

        In February 2005, the Company entered into an employment agreement with Mr. Hay. The agreement provides for Mr. Hay to be employed as the Company's chief executive officer and president and to serve as a director and chairman of the Company's board of directors for an initial term of three years beginning January 1, 2005. Each January 1 beginning in 2006 the term of employment will be extended an additional year unless either party gives a notice of non-extension no later than 90 days prior thereto. If the Company terminates Mr. Hay's employment without "cause," or if Mr. Hay terminates his employment for "good reason" (each as defined in the agreement) he is entitled to receive a pro rata portion of his annual incentive bonus for the year in which termination occurs (calculated at the higher of target or the average of the bonus received for the prior two years); two times his then current base salary; two times the higher of (i) his average annual incentive bonus for the prior two years or (ii) his then current target annual incentive bonus; a pro rata portion of each outstanding and unvested performance share grant then in progress under the Company's Long Term Incentive Plan (calculated as if target performance for the year of termination is achieved); continued vesting in all outstanding and unvested restricted stock awards and stock options for a period of two years following the date of termination; the cash value of two additional years of service credit under all applicable pension, 401(k), and supplemental retirement plans; and continued participation in the Company's medical, dental, hospitalization, disability and group life insurance plans for up to two years. The agreement also provides for certain payments to be made upon termination because of death or disability or upon retirement. The agreement does not establish Mr. Hay's compensation; however, reduction of his then current base salary, target annual incentive bonus, target long term incentive compensation or aggregate employee benefits (with certain exceptions) constitutes "good reason".

        In the event that Mr. Hay's executive retention employment agreement with the Company (described below) becomes effective and his employment is terminated under the circumstances specified therein, he will be entitled to the compensation and benefits provided under that agreement in lieu of any entitlements payable or provided to him under the February 2005 agreement.

        Each of the individuals named in the Summary Compensation Table is a party to an executive retention employment agreement with the Company. The agreements will not become effective until the occurrence of a potential change of control or a change of control, each as defined in the agreement.

        Change of control is defined in the agreements as (i) the acquisition by any individual, entity, or group of 20% or more of either the Company's common stock or the combined voting power of the Company other than directly from the Company or pursuant to a merger or other business combination which does not itself constitute a change of control, (ii) the incumbent directors of the Company ceasing, for any reason, to constitute a majority of the Board of Directors, unless each director who was not an incumbent director was elected, or nominated for election, by a majority of the incumbent directors and directors subsequently so elected or appointed (excluding those elected as a result of an actual or threatened election contest or other solicitation of proxies), (iii) consummation of a merger, sale of assets, reorganization or other business combination of the Company or any subsidiary with respect to which (x) the voting securities of the Company outstanding immediately prior to the transaction do not, immediately following the transaction, represent more than 55% of the common stock and the voting power of all voting securities of the resulting ultimate parent entity or (y) members of the Board of Directors of the Company constitute less than a majority of the members of the Board of Directors of the resulting ultimate parent entity, or (iv) the shareholders approve the liquidation or dissolution of the Company. A potential change of control is defined as (i) announcement of an intention to take or consider taking actions which, if consummated or approved by shareholders, would constitute a change of control, or (ii) the acquisition by any individual, entity, or group of 15% or more of either the Common Stock or the combined voting power of the Company other than directly from the Company or pursuant to a merger or other business combination which does not itself constitute a change of control.

        Once effective, each named executive officer's agreement provides that he shall be employed by the Company for a period of three years in a position at least commensurate with his position with the Company in the ninety-day period immediately preceding the effective date of the agreement. During this three year employment period, each named executive officer shall be (i) paid an annual base salary at least equal to his annual base as in effect on the effective date, with annual increases consistent with those awarded to other peer officers of the Company, but not less than the increases in the consumer price index; (ii) paid an annual bonus (expressed as a percentage of his annual base salary) consistent with those of peer executives of the Company, but at least equal to the higher of (x) his targeted annual bonus for the then current fiscal year divided by his then current annual base salary or (y) the average percentage of his annual base salary (as in effect for the applicable years) that was paid or payable as an annual bonus for each of the three fiscal years preceding the fiscal year in which the effective date occurs (or, if higher, for each of the three fiscal years immediately preceding the fiscal year in which a change of control occurs, if a change of control occurs after the effective date); (iii) given the opportunity to earn long-term incentive compensation no less favorable than such opportunities given to him at any time during the 90 days preceding the effective date or, if more favorable, those provided at any time after the effective date to peer officers of the Company; and (iv) entitled to participate in savings, retirement and other employee benefit plans providing benefits no less favorable than those provided to him at any time during the 90 days preceding the effective date or, if more favorable, those provided at any time after the effective date to peer officers of the Company.

        In the event of a change of control, each agreement provides that (i) 50% of a named executive officer's outstanding performance stock-based awards (for example, performance share awards) shall be vested and earned at an achievement level equal to the higher of (x) the targeted level of performance of each such award or (y) the average level (expressed as a percentage of target) of achievement in respect of similar awards maturing over the three fiscal years immediately prior to the year in which the change of control occurred; (ii) all other outstanding performance stock-based awards granted to the named executive officer shall be fully vested and earned; (iii) all options and other exercisable rights granted to the named executive officer shall become exercisable and vested; and (iv) the restrictions, deferral limitations and forfeiture conditions applicable to all outstanding awards granted to the named executive officer shall lapse and such awards shall be deemed fully vested.

        A named executive officer will receive the remaining 50% of the outstanding performance stock-based awards (calculated in the same manner as described above) on the first anniversary of the change of control if he has remained employed by the Company or an affiliate through such date or upon an earlier termination of employment by the Company (except for death, disability or cause) or by the named executive officer for "good reason" (as defined in the agreement). Upon such a termination of employment following a change of control and during the employment period, the named executive officer is entitled to, among other things, a lump sum severance payment equal to three times the sum of his annual base salary plus his annual bonus; a payment in respect of three years of foregone supplemental retirement benefits; continued coverage under all employee benefit plans, and certain other benefits and perquisites, for three years; and a full gross-up in respect of any excise tax incurred as a result of the benefits received pursuant to the agreement. Such amounts and benefits would also be provided if such a termination of a named executive officer occurs following a potential change of control and prior to an actual change of control, and during the employment period, except that 100% of the outstanding performance stock-based awards (calculated as described above) would be vested and earned. In addition, each named executive officer will also receive a pro rata portion (based upon deemed employment until the end of the three year employment period) of each long-term incentive compensation award granted to him on or after the date of the change of control.

Shareholder Proposals

        Proposals on matters appropriate for shareholder consideration consistent with the regulations of the Securities and Exchange Commission submitted by shareholders for inclusion in the proxy statement and form of proxy for the 2006 Annual Meeting of Shareholders must be received at FPL Group's principal executive offices on or before December 7, 2005. After February 20, 2006, notice to FPL Group of a shareholder proposal submitted for consideration at the 2006 Annual Meeting of Shareholders, which is not submitted for inclusion in FPL Group's proxy statement and form of proxy, will be considered untimely and the persons named in the proxies solicited by FPL Group's Board of Directors for the 2006 Annual Meeting of Shareholders may exercise discretionary voting power with respect to any such proposal.

Shareholder proposals may be mailed to the Corporate Secretary, FPL Group, Inc., P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420.

General

        The expense of soliciting proxies will be borne by FPL Group. Proxies will be solicited principally by mail, but directors, officers, and regular employees of FPL Group or its subsidiaries may solicit proxies personally, by telephone or other electronic media. FPL Group has retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies, for which services it will be paid a fee of $7,500 plus out-of-pocket expenses. FPL Group will reimburse custodians, nominees or other persons for their out-of-pocket expenses in sending proxy materials to beneficial owners.

Householding of Annual Disclosure Documents

        Under a Securities and Exchange Commission rule concerning the delivery of annual disclosure documents, called "householding," certain brokers, banks and other intermediaries have arranged that a single set of our annual report and proxy statement is being delivered to multiple shareholders sharing an address unless those brokers, banks and other intermediaries have received contrary instructions from one or more of the shareholders. The rule applies to FPL Group's annual reports, proxy statements or information statements. Each shareholder will continue to receive a separate proxy card or voting instruction card.

        FPL Group will deliver promptly upon written or oral request a separate copy of this proxy statement or other annual disclosure documents to a shareholder at a shared address to which a single copy of the document was sent. If you would like to receive your own set of these documents, or would like to receive your own set of FPL Group's annual disclosure documents in future years, contact us in writing at FPL Group, Shareholder Services, P.O. Box 14000, 700 Universe Blvd., Juno Beach, Florida, 33408-0420 or by calling 561-694-4694. Two or more shareholders sharing an address can request delivery of a single copy of annual disclosure documents if they are receiving multiple copies by contacting FPL Group in the same manner. If a broker or other nominee holds your FPL Group shares, please contact ADP and inform them of your request by calling them at 800-542-1061. You will need the name of your brokerage firm and your account number.

Electronic Access to Proxy Statement and Annual Report

        This Proxy Statement and the annual report (consisting of Appendix A to the proxy statement and the FPL Group 2004 Annual Review) may be viewed online at www.fplgroup.com. If you are a shareholder of record, you can elect to receive future annual reports and proxy statements electronically by going to the web site www.computershare.com/us/sc/fpl and following the instructions there, or by following the instructions provided if you vote by Internet. If you choose this option your choice will remain in effect until cancelled. If you should choose to cancel this option and resume mail delivery of these documents, return to the web site www.computershare.com/us/sc/fpl and make the appropriate selection or notify FPL Group's transfer agent, Computershare Investor Services, LLC at 2 North LaSalle Street, Chicago, Illinois 60602 by mail. If you hold your FPL Group stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

Other Business

        The Board of Directors does not know of any other business to be presented at the meeting and does not intend to bring before the meeting any matter other than the proposals described herein. However, if any other business should come before the meeting, or any adjournments thereof, the persons named in the accompanying proxy will have discretionary authority to vote all proxies.

        Regardless of the number of shares you own, it is important that your shares be represented at the Annual Meeting. Accordingly, you are respectfully requested to mark, sign, date, and return the accompanying proxy card at your earliest convenience. Alternatively, you may cast your vote by telephone or electronically by following the instructions on your proxy card.

By order of the Board of Directors.

Alissa E. Ballot
Vice President & Corporate Secretary
April 6, 2005

APPENDIX A

FINANCIAL SECTION

CAUTIONARY STATEMENTS AND RISK FACTORS THAT MAY AFFECT FUTURE RESULTS

        In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (Reform Act), FPL Group, Inc. (FPL Group) is hereby filing cautionary statements identifying important factors that could cause FPL Group's actual results to differ materially from those projected in forward-looking statements (as such term is defined in the Reform Act) made by or on behalf of FPL Group in this Appendix A to FPL Group's Proxy Statement, in presentations, in response to questions or otherwise. Any statements that express, or involve discussions as to expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as will likely result, are expected to, will continue, is anticipated, believe, could, estimated, may, plan, potential, projection, target, outlook) are not statements of historical facts and may be forward-looking. Forward-looking statements involve estimates, assumptions and uncertainties. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the following important factors (in addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements) that could cause FPL Group's actual results to differ materially from those contained in forward-looking statements made by or on behalf of FPL Group.

        Any forward-looking statement speaks only as of the date on which such statement is made, and FPL Group undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

        The following are some important factors that could have a significant impact on FPL Group's operations and financial results, and could cause FPL Group's actual results or outcomes to differ materially from those discussed in the forward-looking statements:

  •
  FPL Group is subject to changes in laws or regulations, including the Public Utility Regulatory Policies Act of 1978, as amended, and the Public Utility Holding Company Act of 1935, as amended, changing governmental policies and regulatory actions, including those of the Federal Energy Regulatory Commission (FERC), the Florida Public Service Commission (FPSC) and the utility commissions of other states in which FPL Group has operations, and the U.S. Nuclear Regulatory Commission (NRC), with respect to, among other things, allowed rates of return, industry and rate structure, operation of nuclear power facilities, operation and construction of plant facilities, operation and construction of transmission facilities, acquisition, disposal, depreciation and amortization of assets and facilities, recovery of fuel and purchased power costs, decommissioning costs, return on common equity (ROE) and equity ratio limits, and present or prospective wholesale and retail competition (including but not limited to retail wheeling and transmission costs). The FPSC has the authority to disallow recovery by Florida Power & Light Company (FPL) of costs that it considers excessive or imprudently incurred.

  •
  The regulatory process generally restricts FPL's ability to grow earnings and does not provide any assurance as to achievement of earnings levels.

  •
  FPL Group is subject to extensive federal, state and local environmental statutes, rules and regulations relating to air quality, water quality, waste management, wildlife mortality, natural resources and health and safety that could, among other things, restrict or limit the output of certain facilities or the use of certain fuels required for the production of electricity and/or require additional pollution control equipment and otherwise increase costs. There are significant capital, operating and other costs associated with compliance with these environmental statutes, rules and regulations, and those costs could be even more significant in the future.

  •
  FPL Group operates in a changing market environment influenced by various legislative and regulatory initiatives regarding deregulation, regulation or restructuring of the energy industry, including deregulation of the production and sale of electricity. FPL Group and its subsidiaries will need to adapt to these changes and may face increasing competitive pressure.

  •
  FPL Group's results of operations could be affected by FPL's ability to renegotiate franchise agreements with municipalities and counties in Florida.

  •
  The operation of power generation facilities involves many risks, including start up risks, breakdown or failure of equipment, transmission lines or pipelines, use of new technology, the dependence on a specific fuel source or the impact of unusual or adverse weather conditions (including natural disasters such as hurricanes), as well as the risk of performance below expected or contracted levels of output or efficiency. This could result in lost revenues and/or increased expenses. Insurance, warranties or performance guarantees may not cover any or all of the lost revenues or increased expenses, including the cost of replacement power. In addition to these risks, FPL Group's nuclear units face certain risks that are unique to the nuclear industry including the ability to store and/or dispose of spent nuclear fuel, as well as additional regulatory actions up to and including shutdown of the units stemming from public safety concerns, whether at FPL Group's plants, or at the plants of other nuclear operators. Breakdown or failure of an FPL Energy, LLC (FPL Energy) operating facility may prevent the facility from performing under applicable power sales agreements which, in certain situations, could result in termination of the agreement or incurring a liability for liquidated damages.

  •
  FPL Group's ability to successfully and timely complete its power generation facilities currently under construction, those projects yet to begin construction or capital improvements to existing facilities is contingent upon many variables and subject to substantial risks. Should any such efforts be unsuccessful, FPL Group could be subject to additional costs, termination payments under committed contracts, and/or the write-off of its investment in the project or improvement.

  •
  FPL Group uses derivative instruments, such as swaps, options, futures and forwards to manage its commodity and financial market risks, and to a lesser extent, engage in limited trading activities. FPL Group could recognize financial losses as a result of volatility in the market values of these contracts, or if a counterparty fails to perform. In the absence of actively quoted market prices and pricing information from external sources, the valuation of these derivative instruments involves management's judgment or use of estimates. As a result, changes in the underlying assumptions or use of alternative valuation methods could affect the reported fair value of these contracts. In addition, FPL's use of such instruments could be subject to prudency challenges and if found imprudent, cost recovery could be disallowed by the FPSC.

  •
  There are other risks associated with FPL Group's non-rate regulated businesses, particularly FPL Energy. In addition to risks discussed elsewhere, risk factors specifically affecting FPL Energy's success in competitive wholesale markets include the ability to efficiently develop and operate generating assets, the successful and timely completion of project restructuring activities, maintenance of the qualifying facility status of certain projects, the price and supply of fuel, transmission constraints, competition from new sources of generation, excess generation capacity and demand for power. There can be significant volatility in market prices for fuel and electricity, and there are other financial, counterparty and market risks that are beyond the control of FPL Energy. FPL Energy's inability or failure to effectively hedge its assets or positions against changes in commodity prices, interest rates, counterparty credit risk or other risk measures could significantly impair FPL Group's future financial results. In keeping with industry trends, a portion of FPL Energy's power generation facilities operate wholly or partially without long-term power purchase agreements. As a result, power from these facilities is sold on the spot market or on a short-term contractual basis, which may affect the volatility of FPL Group's financial results. In addition, FPL Energy's business depends upon transmission facilities owned and operated by others; if transmission is disrupted or capacity is inadequate or unavailable, FPL Energy's ability to sell and deliver its wholesale power may be limited.

  •
  FPL Group is likely to encounter significant competition for acquisition opportunities that may become available as a result of the consolidation of the power industry. In addition, FPL Group may be unable to identify attractive acquisition opportunities at favorable prices and to successfully and timely complete and integrate them.

  •
  FPL Group relies on access to capital markets as a significant source of liquidity for capital requirements not satisfied by operating cash flows. The inability of FPL Group and its subsidiaries to maintain their current credit ratings could affect their ability to raise capital on favorable terms, particularly during times of uncertainty in the capital markets, which, in turn, could impact FPL Group's ability to grow its businesses and would likely increase interest costs.

  •
  FPL Group's results of operations are affected by changes in the weather. Weather conditions directly influence the demand for electricity and natural gas and affect the price of energy commodities, and can affect the production of electricity at wind and hydro-powered facilities. In addition, severe weather can be destructive, causing outages and/or property damage, which could require additional costs to be incurred.

  •
  FPL Group is subject to costs and other effects of legal and administrative proceedings, settlements, investigations and claims, as well as the effect of new, or changes in, tax laws, rates or policies, rates of inflation, accounting standards, securities laws or corporate governance requirements.

  •
  FPL Group is subject to direct and indirect effects of terrorist threats and activities. Generation and transmission facilities, in general, have been identified as potential targets. The effects of terrorist threats and activities include, among other things, terrorist actions or responses to such actions or threats, the inability to generate, purchase or transmit power, the risk of a significant slowdown in growth or a decline in the U.S. economy, delay in economic recovery in the United States, and the increased cost and adequacy of security and insurance.

  •
  FPL Group's ability to obtain insurance, and the cost of and coverage provided by such insurance, could be affected by national, state or local events as well as company-specific events.

  •
  FPL Group is subject to employee workforce factors, including loss or retirement of key executives, availability of qualified personnel, collective bargaining agreements with union employees or work stoppage.

        The issues and associated risks and uncertainties described above are not the only ones FPL Group may face. Additional issues may arise or become material as the energy industry evolves. The risks and uncertainties associated with these additional issues could impair FPL Group's businesses in the future.

SELECTED FINANCIAL DATA

	Years Ended December 31,
	2004		2003		2002		2001		2000
SELECTED DATA OF FPL GROUP
(millions, except per share amounts):
Operating revenues	$10,522		$9,630		$8,173		$8,217		$6,920
Income before cumulative effect of changes in accounting principles	$887	(a)	$893	(a)	$695	(b)	$781	(c)	$704	(d)
Cumulative effect of adopting FAS 142, net of income taxes of $143	$—		$—		$(222)		$—		$—
Cumulative effect of adopting FIN 46, net of income taxes of $2	$—		$(3)		$—		$—		$—
Net income	$887	](a)	$890	(e)	$473	(f)	$781	(c)	$704	(d)
Earnings per share of common stock:(g)
Earnings per share before cumulative effect of changes in accounting principles	$2.47	(a)	$2.52	(a)	$2.01	(b)	$2.31	(c)	$2.07	(d)
Cumulative effect of changes in accounting principles	$—		$(0.01)		$(0.64)		$—		$—
Earnings per share	$2.47	(a)	$2.51	(e)	$1.37	(f)	$2.31	(c)	$2.07	(d)
Earnings per share of common stock — assuming dilution:(g)
Earnings per share before cumulative effect of changes in accounting principles	$2.45	(a)	$2.51	(a)	$2.01	(b)	$2.31	(c)	$2.07	(d)
Cumulative effect of changes in accounting principles	$—		$(0.01)		$(0.64)		$—		$—
Earnings per share	$2.45	(a)	$2.50	(e)	$1.37	(f)	$2.31	(c)	$2.07	(d)
Dividends paid per share of common stock(g)	$1.30		$1.20		$1.16		$1.12		$1.08
Total assets(h)(i)	$28,333		$26,935		$23,185		$20,713		$18,355
Long-term debt, excluding current maturities(h)	$8,027		$8,723		$5,790		$4,858		$3,976
Obligations of FPL under capital lease, excluding current maturities(h)	$—		$—		$140		$133		$127
SELECTED DATA OF FPL (millions):
Operating revenues	$8,734		$8,293		$7,378		$7,477		$6,361
Net income available to FPL Group	$749		$733		$717		$679	(d)	$607	(d)
Total assets(h)	$19,114		$17,817		$16,032		$15,174		$15,075
Long-term debt, excluding current maturities(h)	$2,813		$3,074		$2,364		$2,579		$2,577
Energy sales (kwh)	103,635		103,202		98,605		93,488		91,969
Energy sales:
Residential	50.7%		51.8%		51.6%		50.9%		50.4%
Commercial	40.6		40.1		40.6		40.6		40.2
Industrial	3.8		3.9		4.1		4.4		4.1
Interchange power sales	2.9		2.3		1.8		2.2		3.1
Other(j)	2.0		1.9		1.9		1.9		2.2

Total	100.0%		100.0%		100.0%		100.0%		100.0%

Approximate 60-minute peak load (mw):(k)
Summer season	20,545		19,668		19,219		18,754		17,808
Winter season	18,108		15,989		20,190		17,585		18,219
Average number of customer accounts (thousands):
Residential	3,745		3,653		3,566		3,491		3,414
Commercial	458		445		435		427		415
Industrial	19		17		16		15		16
Other	3		2		3		2		3

Total	4,225		4,117		4,020		3,935		3,848

Average price per kwh (cents)(l)	8.36		7.95		7.32		8.05		6.86

(a)
Includes net unrealized mark-to-market gains or losses associated with non-qualifying hedges.

(b)
Includes impairment and restructuring charges, charges related to certain wind projects and leveraged leases, a favorable settlement of litigation with the IRS and net unrealized mark-to-market gains associated with non-qualifying hedges.

(c)
Includes merger-related expenses and net unrealized mark-to-market gains associated with non-qualifying hedges.

(d)
Includes merger-related expenses.

(e)
Includes the cumulative effect of an accounting change and net unrealized mark-to-market gains associated with non-qualifying hedges.

(f)
Includes the cumulative effect of an accounting change, impairment and restructuring charges, charges related to certain wind projects and leveraged leases, a favorable settlement of litigation with the IRS and net unrealized mark-to-market gains associated with non-qualifying hedges.

(g)
The per share information reflects the effect of the two-for-one stock split effective March 15, 2005. See Note 12—Earnings Per Share.

(h)
Reflects the adoption of FIN 46 in July 2003. See Note 9.

(i)
Reflects the adoption of FAS 142 in January 2002. See Note 5.

(j)
Includes the net change in unbilled sales.

(k)
Winter season includes November and December of the current year and January to March of the following year.

(l)
Excludes interchange power sales, net change in unbilled revenues, deferrals/recoveries under cost recovery clauses and a provision, if any, for retail rate refund.

Management's Discussion and Analysis of Financial Condition and Results of Operations

        This discussion should be read in conjunction with the Notes to Consolidated Financial Statements (Notes) contained herein. In the discussion of Results of Operations below, all comparisons are with the corresponding items in the prior year.

Overview

        FPL Group is one of the nation's largest providers of electricity-related services. Its principal subsidiary, FPL, serves more than eight million people along the eastern seaboard and southern portion of Florida. FPL Energy, FPL Group's wholesale energy subsidiary, produces electricity primarily utilizing natural gas, wind and nuclear resources. Together, FPL's and FPL Energy's generating assets represent approximately 30,000 megawatts (mw) of capacity. FPL FiberNet, LLC (FPL FiberNet) provides fiber-optic services to FPL, telecommunications companies and other customers throughout Florida.

        FPL obtains its operating revenues primarily from the retail sale of electricity. Over the last 10 years, FPL's customer growth has been 2.1% while underlying usage growth has been 0.8%. FPL is meeting the increased demands of its customers by adding to its generation capacity and electric transmission and distribution infrastructure. FPL plans to add about 1,900 mw of generating capacity in 2005 at a total investment of over $1 billion. This will provide enough power to meet the needs of approximately 400,000 new customers and FPL expects a reserve margin of 25% for all of its customers. These projects are utilizing natural gas-fired and combined-cycle generators. FPL's other operations and maintenance (O&M) expenses declined in 2004 despite increased costs of nuclear plant maintenance and insurance; however, O&M expenses are expected to increase in 2005 reflecting continued upward trends in nuclear maintenance, insurance and employee-related costs as well as increased maintenance costs for fossil generation plants due to a number of FPL's older units going through major overhauls. FPL's O&M expenses per retail kilowatt-hour also declined in 2004 and are below the 2003 industry average according to the most current reference data available from government sources. In 2004, FPL's availability factor for its fossil and nuclear generating units were 94% and 88%, respectively, and the average minutes a customer was without power was 69 minutes, excluding the impact of the three hurricances that hit FPL's service territory, compared to the 2003 industry average of 137 minutes. Growing demand for electricity in FPL's service territory has prompted the need for additional power plants and other capital improvements, the costs of which have resulted in FPL notifying the FPSC on January 21, 2005 of its intent to file for a rate increase effective January 2006. FPL's business strategy is to meet the increased demands of customer growth and focus on improving operating performance.

        FPL Energy is in the wholesale generation business with the majority of its operating revenues derived from wholesale electricity sales. Its market is diversified by region as well as by fuel source. More than 85% of the expected 2005 gross margin from FPL Energy's wholesale generation fleet is hedged against fuel and electricity market volatility. FPL Energy's trading business is focused on reducing risk and extracting maximum value from its assets. FPL Energy is one of the largest producers of wind energy in the world, and with the extension of the production tax credit program through December 2005, plans to continue expanding its wind portfolio in 2005 through construction of new facilities and selective acquisitions. FPL Energy's business strategy is to maximize the value of its current portfolio, expand its U.S. market-leading wind position, build its portfolio and explore gas infrastructure opportunities.

Results of Operations

        Summary—FPL Group's net income for the years ended December 31, 2004, 2003 and 2002 was $887 million, $890 million and $473 million, respectively. See Note 17 for segment information. FPL Group's net income for the year ended December 31, 2004 reflects reduced earnings at FPL Energy partially offset by improved results at FPL. At Corporate and Other, the impact of the favorable resolution of certain tax issues was partially offset by higher interest expense. FPL's 2004 results improved as a result of strong customer growth and the settlement of shareholder litigation initiated in 2002 and 2003, but were partially offset by the impacts of three hurricanes that struck FPL's service territory during the third quarter of 2004, as well as lower customer usage due to overall milder weather. These hurricanes resulted in lost revenues and an increase in O&M expenses including higher reserves for uncollectible accounts for FPL, and reduced FPL's net income by approximately $26 million for the year ended December 31, 2004. FPL Energy's 2004 results decreased due to the effect of restructuring activities during 2004 compared to 2003 and higher interest expense partially offset by increased earnings from its existing portfolio as well as project additions. In addition, FPL Energy's net income for 2004 reflects unrealized losses from non-qualifying hedges of $3 million while 2003 net income reflects unrealized gains of $22 million and a $3 million charge due to a change in accounting principle. FPL Group's net income for the year ended December 31, 2003 benefited from improved results at both FPL and FPL Energy, as well as the absence of certain impairment and other charges recorded in 2002 that reduced FPL Energy's 2002 net income by $295 million ($485 million pretax). In addition, 2003 results at the Corporate and Other segment benefited from the absence of certain impairment and other charges, net of income tax settlements, recorded in 2002 which reduced 2002 results by $64 million ($152 million pretax). In addition, FPL Energy's net income for 2003 reflects unrealized gains from non-qualifying hedges of $22 million compared to $1 million in 2002. FPL Group's 2004 net income also benefited from certain state tax benefits resulting from FPL Energy's growth throughout the United States, as well as the resolution of other tax issues. FPL Group's effective tax rate for all periods presented reflect production tax credits for wind projects at FPL Energy. The effective tax rate for the year ended December 31, 2002 was further reduced by a gain from the resolution of an income tax matter.

        FPL Group and its subsidiaries segregate unrealized mark-to-market gains and losses on derivative transactions into two categories. The first category, referred to as trading and managed hedge activities, represents the net unrealized effect of actively traded positions entered into to take advantage of market price movements and to optimize the value of generation assets and related contracts. The second category, referred to as non-qualifying hedges, represents the net unrealized effect of derivative transactions entered into as economic hedges (but which do not qualify for hedge accounting under Statement of Financial Accounting Standards No. (FAS) 133, "Accounting for Derivative Instruments and Hedging Activities," as amended) and the ineffective portion of transactions accounted for as cash flow hedges. These transactions have been entered into to reduce FPL Group's aggregate risk.

        FPL Group's management uses earnings excluding certain items (adjusted earnings), which in 2004 were the mark-to-market effect of non-qualifying hedges, internally for financial planning, for reporting of results to the Board of Directors and for FPL Group's employee incentive compensation plan. FPL Group also uses adjusted earnings when communicating its earnings outlook to analysts and investors. FPL Group's management believes adjusted earnings provide a more meaningful representation of the company's fundamental earnings power. Although the excluded items are properly included in the determination of net income in accordance with generally accepted accounting principles, both the size and nature of such items can make period to period comparisons of operations difficult and potentially confusing.

        FPL—FPL's net income available to FPL Group for 2004, 2003 and 2002 was $749 million, $733 million and $717 million, respectively. During 2004, FPL's net income benefited from strong customer growth, underlying customer usage growth, FPL's portion of the amount received by FPL Group related to the settlement of shareholder litigation which reduced O&M expenses and other reductions in O&M expenses. In addition, the allowance for funds used during construction, primarily equity funds, increased during 2004 reflecting higher plant balances under construction. However, the effect of milder weather as compared to 2003, the impact of three hurricanes and higher depreciation expense partially offset these benefits. The hurricanes resulted in lost revenues of approximately $38 million for the year ended December 31, 2004 and have made 2005 results at FPL more difficult to estimate due to the uncertainty of the impact of the storms on revenue growth. During 2003, FPL's net income benefited from higher revenues from retail base operations partially offset by higher O&M expenses, depreciation expense and property taxes. FPL's 2003 net income also reflects a loss related to the redemption of preferred stock, which was substantially offset by tax benefits related to the favorable settlement of tax audit issues with the Internal Revenue Service.

        In 2002, the FPSC approved a rate agreement regarding FPL's retail base rates, which became effective April 15, 2002 and expires December 31, 2005. The agreement includes a revenue sharing mechanism for each of the twelve-month periods covered by the agreement, whereby revenues from retail base operations in excess of a stated threshold are required to be shared on the basis of two-thirds refunded to retail customers and one-third retained by FPL. Revenues from retail base operations in excess of a second threshold are required to be refunded 100% to retail customers.

        The rate agreement provides for a $250 million annual reduction in retail base revenues allocated to all customers by reducing customers' base rates and service charges by approximately 7%. The revenue sharing thresholds specified in the rate agreement are as follows:

	Years Ended December 31,
	2002(a)	2003	2004	2005
	(millions)
66 2/3% to customers	$3,580	$3,680	$3,780	$3,880
100% to customers	$3,740	$3,840	$3,940	$4,040

(a)
Refund was limited to 71.5% (representing the period April 15 through December 31, 2002) of the revenues from base rate operations exceeding the thresholds.

        During the term of the rate agreement, FPL does not have an authorized regulatory ROE range for the purpose of addressing earnings levels. However, FPL continues to file monthly earnings surveillance reports with the FPSC and if the reported ROE falls below 10% during the term of the rate agreement, FPL may petition the FPSC to amend its base rates. The rate agreement would terminate on the effective date of any final order issued in a proceeding that changes FPL's base rates. See Note 1—Revenues and Rates. In addition, depreciation rates will not be changed during the term of the agreement; however, FPL will reduce its recorded depreciation expense by $125 million annually. Accordingly, depreciation expense for all periods presented reflects this reduction. See Note 1—Electric Plant, Depreciation and Amortization.

        On January 21, 2005, FPL notified the FPSC that it intends to initiate a base rate proceeding in March 2005. Although FPL has not finalized its 2006 and 2007 revenue requirements, it expects to request a $400 million to $450 million annual increase in base rates beginning on January 1, 2006 and an additional annual base rate increase of approximately $130 million in mid-2007 to cover the costs associated with the 1,150 mw natural gas-fired unit at Turkey Point expected to be placed in service in mid-2007. Hearings on the base rate proceeding are expected during the third quarter of 2005 and a final decision is expected by the end of 2005.

        FPL's operating revenues consisted of the following:

	Years Ended December 31,
	2004	2003	2002
	(millions)
Retail base operations	$3,664	$3,680	$3,603
Revenue refund provision	—	(3)	(34)
Cost recovery clauses and other pass-through costs	4,999	4,558	3,793
Other, primarily gas and wholesale sales	71	58	16

Total	$8,734	$8,293	$7,378

        For the year ended December 31, 2004, the decrease in retail base revenues was primarily due to a decrease in usage per retail customer, partially offset by a 2.6% increase in the average number of customer accounts. A 2.7% decrease in usage per retail customer resulted in a decrease in revenues from retail base operations of approximately $100 million, primarily due to milder weather and customer service interruptions during the three hurricanes that struck FPL's service territory. The increase in the average number of customer accounts, as well as other factors, increased revenues from retail base operations by $84 million.

        The increase in retail base revenues in 2003 was primarily due to an increase in customer accounts and an increase in usage per retail customer. The increase in 2003 was partially offset by the effect of the 7% base rate reduction, or $62 million, pursuant to the rate agreement that was effective in mid-April 2002. A 2.4% increase in the number of retail customer accounts increased revenues by $85 million, while the balance of the increase, or $54 million, was primarily due to a 1.7% increase in electricity usage per retail customer.

        Revenues from cost recovery clauses and other pass-through costs, such as franchise fees and revenue taxes, do not significantly affect net income; however, under- or over-recovery of such costs can significantly affect FPL Group's operating cash flows. Fluctuations in these revenues, as well as in fuel, purchased power and interchange expense are primarily driven by changes in energy sales, fuel prices and capacity charges. Ordinarily, the fuel charge is set annually based on estimated fuel costs and estimated customer usage, plus or minus a true-up for prior period estimates. Effective January 1, 2003, the FPSC approved a risk management fuel procurement program, which is intended to reduce the risk of unexpected fuel price volatility by locking in fuel prices for a portion of FPL's fuel requirements. The results of the program are reviewed by the FPSC as part of the annual review of fuel costs. The increase in revenues from cost recovery clauses and other pass-through costs for the years ended December 31, 2004 and 2003 reflect higher fuel charges to customers primarily to recover previously underrecovered fuel-related costs resulting from higher than projected fuel costs.

        FPL's O&M expenses decreased $22 million in 2004 reflecting the receipt of approximately $21 million associated with the settlement of the shareholder litigation. The settlement was offset by higher nuclear maintenance costs of $10 million, higher insurance costs of $8 million and an increase in the provision for uncollectible accounts receivable of $8 million in connection with the hurricanes. The remainder of the fluctuation in the 2004 O&M expenses was primarily due to the absence of certain legal expenses recorded in 2003. Management expects to see a continued upward trend in nuclear maintenance, insurance and employee-related costs for 2005, as well as an increase in maintenance costs for fossil generation plants as major overhauls are planned for a number of older units. In conjunction with an NRC order, FPL has performed visual and volumetric inspections of its nuclear units' reactor vessel heads during their scheduled refueling outages since October 2002. The inspections at St. Lucie Unit No. 2 revealed control rod drive mechanism nozzles with cracks, which were repaired during the outages. During the fall of 2004, FPL replaced the reactor vessel head at Turkey Point Unit No. 3. FPL anticipates replacing the reactor vessel heads at Turkey Point Unit No. 4 and St. Lucie Unit No. 1 during their next scheduled refueling outage. In January 2005, FPL received permission from the NRC to plug up to 30% of St. Lucie Unit No. 2's steam generator tubes. To date, 18.9% of these tubes have been plugged. It is possible that during St. Lucie No. 2's next scheduled refueling outage in the spring of 2006 the 30% tube plugging limit could be exceeded. Management is currently evaluating various options, including sleeving degraded tubes, to stay within the tube plugging limit. FPL has requested NRC approval to sleeve degraded tubes as an alternative to plugging. Management intends to replace the reactor vessel head and steam generators at St. Lucie Unit No. 2 during its fall 2007 scheduled refueling outage. The replacement cost of the reactor vessel heads and steam generators is expected to be $558 million and is included in FPL's estimated capital expenditures. See Note 16—Commitments. The cost of performing inspections and any necessary repairs until the reactor vessel heads are replaced is being recognized as expense on a levelized basis over a five-year period beginning in 2002, as authorized by the FPSC, and amounted to approximately $11 million in 2004, $13 million in 2003 and $13 million in 2002.

        Pursuant to a 2003 NRC bulletin, FPL has performed inspections of the bottom mounted instrumentation penetrations at both of its Turkey Point units and to date, no evidence of leakage from these penetrations has been noted. St. Lucie Units Nos. 1 and 2 do not have bottom mounted instrumentation penetrations.

        In conjunction with a 2004 NRC bulletin, FPL must perform inspections of all alloy 600 and weld materials in pressurizer locations and connected steam space piping. To date, no leaks have been identified based on inspections at St. Lucie Units Nos. 1 and 2. Due to the amount of time and cost associated with correcting potential leaks, FPL has decided to replace St. Lucie Unit No. 1's pressurizer during its next scheduled refueling and reactor vessel head replacement outage. The estimated cost for the pressurizer is included in estimated capital expenditures. See Note 16—Commitments. FPL has decided to repair St. Lucie Unit No. 2's pressurizer heater sleeve penetrations during its scheduled refueling and steam generator and reactor vessel head replacement outage in the fall of 2007. The estimated cost of this repair is approximately $12 million, which will be charged to O&M expense. All pressurizer penetrations and welds at Turkey Point Units Nos. 3 and 4 utilize a different material.

        In 2003, O&M expenses reflected increases in nuclear maintenance expenses discussed above of $29 million, employee benefit costs, primarily medical-related, of $17 million and property and liability insurance costs of $17 million due to higher insurance premiums combined with lower refunds under nuclear insurance policies. The 2003 cost increases were partially offset by the absence of a one-time storm fund accrual of $35 million recorded in 2002, as well as productivity improvements in other areas.

        For the year ended December 31, 2004, depreciation and amortization expense increased by $17 million, reflecting continued growth of electric utility plant in service. Depreciation expense will continue to grow as FPL continues to invest in generation and distribution expansion to support customer growth and demand. The latter half of 2005 will see the introduction of approximately 1,900 mw of natural gas combined-cycle generation at its Martin and Manatee sites. Also, FPL plans to build a 1,150 mw natural gas-fired plant with a planned in-service date of mid-2007 as discussed below. Depreciation and amortization expense increased in 2003 by $67 million primarily due to FPL's investment in generation and distribution expansion to support customer growth and demand which included the completion of the Fort Myers and Sanford repowering projects.

        FPL has received 20 year operating license extensions for its four nuclear units. The original license expiration dates for Turkey Point Units Nos. 3 and 4 and for St. Lucie Units Nos. 1 and 2 are 2012, 2013, 2016 and 2023, respectively. FPL has not yet decided to operate past the original license expiration dates, although FPL is continuing to take actions to ensure the long-term viability of the units in order to preserve this option. The decision will be made for Turkey Point Units Nos. 3 and 4 by 2007 and for St. Lucie Units Nos. 1 and 2 by 2011. Any adjustment to depreciation and decommissioning rates would require FPSC approval.

        Interest charges for 2004 increased primarily due to an increase of 40 basis points in average interest rates as compared to 2003, higher average debt balances used to fund increased investment in generation, transmission and distribution expansion and to pay for storm restoration costs. Interest charges for 2003 increased primarily due to higher average debt balances used to fund increased investment in generation, transmission and distribution expansion and under-recovery of fuel costs. This increase was partially offset by a decline in average interest rates of approximately 80 basis points in 2003 as compared to 2002.

        FPL currently faces competition from other suppliers of electrical energy to wholesale customers and from alternative energy sources and self-generation for other customer groups, primarily industrial customers. In 2004, operating revenues from wholesale and industrial customers combined represented approximately 4% of FPL's total operating revenues. Various states, other than Florida, have enacted legislation or have state commissions that have issued orders designed to allow retail customers to choose their electricity supplier. This regulatory restructuring is expected to result in a shift from cost-based rates to market-based rates for energy production and other services provided to retail customers. Although the legislation and initiatives vary substantially, common areas of focus include when market-based pricing will be available for wholesale and retail customers, what existing prudently incurred costs in excess of the market-based price will be recoverable and whether generating assets should be separated from transmission, distribution and other assets. It is generally believed that transmission and distribution activities would remain regulated. Within the last few years, these state restructuring efforts have diminished, and several states have delayed the implementation or reversed previously approved restructuring legislation and rules. Management believes it is unlikely there will be any state actions to restructure the electric industry in Florida in the near future.

        The FPSC promotes competition for building major new steam generating capacity by requiring investor-owned electric utilities, such as FPL, to issue a request for proposal (RFP). The RFP process allows independent power producers and others to bid to supply the needed generating capacity. If a bidder has the most cost-effective alternative, meets other criteria such as financial viability and demonstrates adequate expertise and experience in building and/or operating generation capacity of the type proposed, the investor-owned electric utility would seek to negotiate a power purchase agreement with the selected bidder and request that the FPSC authorize the construction of the bidder's generation capacity under the terms of the power purchase agreement. In June 2004, the FPSC approved FPL's proposal to build an 1,150 mw natural gas-fired plant at its Turkey Point site with a planned in-service date of mid-2007, which was subsequently approved by the Siting Board (comprised of the Florida governor and cabinet) under the Florida Electrical Power Plant Siting Act in February 2005.

        The FERC has jurisdiction over potential changes which could affect competition in wholesale transactions. In 1999, the FERC issued its final order on regional transmission organizations (RTOs) which, under a variety of structures, provides for the independent operation of transmission systems for a given geographic area. In March 2001, the FERC approved GridFlorida LLC (FPL's, Progress Energy Florida, Inc.'s and Tampa Electric Company's proposed RTO) as the RTO for peninsular Florida. The FPSC decided that GridFlorida LLC (GridFlorida) as established by the FERC was not in the best interest of Florida customers and required revisions to the FERC proposed structure. The FPSC issued a procedural order establishing a series of workshops through 2004 to address GridFlorida issues. A pricing workshop and a market design workshop were held in March and May 2004, respectively. The third workshop scheduled for August 2004 was postponed pending the results of a cost benefit analysis of GridFlorida.

        In July 2002, the FERC issued a notice of proposed rulemaking to reform public utilities' transmission tariffs and implement a standardized design for electric markets in the United States. FPL is currently unable to determine the effects, if any, of the proposed rule.

        In the event the basis of regulation for some or all of FPL's business changes from cost-based regulation, existing regulatory assets and liabilities would be written off unless regulators specify an alternative means of recovery or refund. Further, other aspects of the business, such as generation assets and long-term power purchase commitments, would need to be reviewed to assess their recoverability in a changed regulatory environment. See Note 1—Regulation.

        FPL Energy—FPL Energy's net income (loss) for 2004, 2003, and 2002 was $172 million, $194 million and $(169) million, respectively. FPL Energy's net income has become a greater portion of FPL Group's consolidated net income increasing from 1% in 1997 to 19% in 2004. Net income for the year ended December 31, 2004 decreased primarily from increased net losses of approximately $50 million associated with restructuring activities, discussed below, and higher interest expense partially offset by the addition of new projects, primarily wind, and the improved results of the existing portfolio primarily due to improved market conditions, particularly in the New England Power Pool (NEPOOL) region, and the absence of an outage at Seabrook Station (Seabrook).

        FPL Energy's net income for the year ended December 31, 2003 benefited from project additions partially offset by lower earnings from merchant assets, primarily in the Electric Reliability Council of Texas (ERCOT) and NEPOOL regions, and higher interest expense. The improvement in net income in 2003 was also due to the absence of impairment and other charges recorded in 2002 that totaled $485 million ($295 million after tax). The impairment and other charges consisted of a goodwill impairment charge of $365 million ($222 million after tax) representing the cumulative effect of adopting FAS 142, "Goodwill and Other Intangible Assets," and restructuring and other charges totaling $120 million ($73 million after tax) due to the unfavorable market conditions in the wholesale energy market. For further discussion of FAS 142, see Note 5 and for restructuring and other charges, see Note 6.

        Net income for 2004, 2003 and 2002 included net unrealized mark-to-market gains (losses) on non-qualifying hedges of $(3) million, $22 million and $1 million, respectively. For further discussion of derivative instruments, see Note 3.

        FPL Energy's 2004 net income benefited from the full year effect of 3,904 mw of wind and fossil generation added during 2003 and 39 mw of wind generation added during 2004. In aggregate, these project additions added $30 million to 2004 net income. FPL Energy's operating revenues increased $453 million primarily driven by project additions, the commencement of a contract for the sale of the remaining 50% of the capacity of a natural gas-fired facility in Alabama, lack of a refueling outage at the Seabrook facility, improvements in the NEPOOL region aided by higher gas prices and volatility in the oil-gas price ratio and increased generation in the ERCOT region due to improved market conditions. Operating expenses increased $482 million, over half of which was fuel-related, primarily driven by project additions and the increased generation in the ERCOT region. Included in operating expenses in 2004 are charges of $81 million associated with the restructuring of the Marcus Hook steam contract, which consisted of the write-off of an auxiliary boiler of approximately $33 million and a $48 million contract termination payment. As a result of changes in market conditions since initiation of the Marcus Hook project in the late 1990's, it has become more economical to dispatch the plant during peak hours and uneconomical to operate the auxiliary boiler to satisfy the steam contract obligation when the plant is not running. FPL Energy expects its future portfolio capacity growth to come primarily from wind development due to the extension of the production tax credit program through 2005 for new wind facilities, as well as from asset acquisitions. FPL Energy plans to add a total of 250 mw to 750 mw of wind generation by the end of 2005, including approximately 220 mw which are currently under construction and are expected to be in service by mid-2005.

        Earnings from investments in partnerships and joint ventures for the twelve months ended December 31, 2004, presented as equity in earnings of equity method investees, increased $5 million from the prior year primarily due to the positive effects on operating results of prior contract restructurings, the receipt of a portion of a settlement related to a previous investment in an Indonesian project partially offset by unrealized losses from non-qualifying hedge activity in the portfolio in 2004 compared to gains in 2003. Also, during 2004, FPL Energy recorded a net gain of approximately $52 million on the termination of a gas supply contract and a steam agreement which was essentially offset by an impairment loss recorded as a result of agreeing to sell its interest in a combined-cycle power plant in Texas. The sale was completed in 2004.

        FPL Energy's net income for the year ended 2004 also reflected higher interest expense of approximately $56 million due to growth in the business reflecting more projects being placed in service and the acquisition of new projects, as well as higher average interest rates of approximately 60 basis points as compared to the prior year.

        FPL Energy's 2003 net income benefited from the full year effect of 2,235 mw of generation added in 2002, the majority of which was added in the fourth quarter of 2002, as well as 3,904 mw added in 2003. The 2002 additions include the purchase of an 88.23% interest in Seabrook as well as wind and natural gas-fired assets. During 2003, FPL Energy added 975 mw of wind generation and 2,929 mw of natural gas-fired assets. In aggregate, 2002 and 2003 project additions contributed $82 million to 2003 net income. FPL Energy's operating revenues and operating expenses for the year ended 2003 increased $561 million and $352 million, respectively, primarily driven by project additions. In addition, restructuring and impairment charges discussed above added $103 million to operating expenses in 2002. Operating revenues net of operating expenses, primarily fuel, were essentially flat in the balance of the portfolio. In 2003, both the ERCOT and NEPOOL regions experienced higher energy prices offset by lower generation and higher fuel costs.

        Earnings from investments in partnerships and joint ventures for the twelve months ended December 31, 2003 increased $13 million from the prior year reflecting an increase in unrealized gains associated with the mark-to-market effect of non-qualifying hedges and a $17 million charge against its investment in two wind projects recorded in 2002. In addition, equity in earnings of equity method investees reflects lower gains from contract restructurings and lower earnings from a project in California, as well as lower project earnings due to higher fuel prices in the ERCOT and NEPOOL regions.

        FPL Energy's net income for the year ended 2003 also reflected higher interest expense of approximately $38 million associated with increasing average debt balances due to growth in the business partially offset by a decline in average interest rates of approximately 30 basis points compared with same period in 2002. FPL Energy's net income in 2002 also included the positive effects of a $10 million insurance settlement.

        Over the last several years, there has been a general decline in the wholesale energy market, including deterioration in forward prices and reduced liquidity, as well as increasing credit concerns that have limited the number of counterparties with which FPL Energy does business. These market conditions have made it more difficult for FPL Energy to manage the risk associated with fluctuating commodity prices, to optimize the value of its assets and to contract the output of its plants. Any uncontracted output from the plants has been and will be sold into the market place at prevailing prices when economical. However, the major markets in which FPL Energy operates have shown modest signs of improvement during 2004. Given current market conditions, when FPL Energy's existing power sales agreements expire, more of the energy produced may be sold through shorter-term contracts and into competitive wholesale markets.

        Competitive wholesale markets in the United States continue to evolve and vary by geographic region. Expanded competition in a frequently changing regulatory environment presents both opportunities and risks for FPL Energy. Some of the factors affecting success in these markets are the ability to operate generating assets efficiently and reliably, the price and supply of fuel, transmission constraints, wind and hydro resources (weather conditions), competition from new sources of generation, effective risk management, demand growth and exposure to legal and regulatory changes. Opportunities exist for the selective acquisition of generation assets divested under deregulation plans or available from other competitors and for the construction and operation of efficient plants that can sell power in competitive markets. Wholesale energy markets have experienced lower demand and lower wholesale energy margins as a result of weather and economic conditions and the oversupply of generation in certain regions. FPL Energy seeks to reduce its market risk by having a diversified portfolio, by fuel type and location, as well as by contracting for the sale of a significant amount of the electricity output of its plants.

        FPL Energy's 2005 earnings are subject to variability due to, among other things, operational performance, commodity price exposure, counterparty performance, weather conditions and project restructuring activities. FPL Energy's exposure to commodity price risk is reduced by the degree of contract coverage obtained for 2005. As of December 31, 2004, FPL Energy's capacity under contract for 2005 was as follows:

Asset Class	Available MW(a)	% MW Under Contract
Wind	2,917	98	%(b)
Contracted(c)	2,170	99	%(b)
Merchant:(d)
NEPOOL	2,304	72	%(e)
ERCOT	2,644	79	%(e)
All other	1,274	8	%(e)

Total portfolio	11,309	78	%(e)

(a)
Weighted to reflect in-service dates, planned maintenance and a refueling outage at Seabrook in 2005.

(b)
Reflects round-the-clock mw under contract.

(c)
Includes all projects with mid- to long-term purchase power contracts for substantially all of their output.

(d)
Includes only those facilities that require active hedging.

(e)
Reflects on-peak mw under contract.

        FPL Energy's results are affected by natural fluctuations in weather. In addition to the effect of temperature, which is reflected in commodity prices and demand, changes in weather affect the wind portfolio as well as the hydro units in Maine. In managing its exposure to commodity prices, FPL Energy is dependent upon its counterparties to perform under their contractual obligations. FPL Energy actively manages the trade-off between market risk and credit risk, as well as exposure with individual counterparties as a function of their creditworthiness. Substantially all of FPL Energy's 2005 contracted revenues are with investment grade counterparties.

        Corporate and Other—Corporate and Other is primarily comprised of FPL FiberNet and other corporate income and expenses, such as interest income and interest expense. Corporate and Other's net loss for the year ended December 31, 2004, 2003 and 2002 was $34 million, $37 million and $75 million, respectively. Results for Corporate and Other in 2004 reflect certain state tax benefits resulting from FPL Energy's growth throughout the United States as well as the resolution of other tax issues totaling approximately $30 million, partially offset by higher interest expense and the absence of gains at FPL FiberNet associated with restructuring two transactions in 2003. Corporate and Other allocates interest charges to FPL Energy based on a deemed capital structure at FPL Energy of 50% debt for operating projects and 100% debt for projects under construction. Interest expense at Corporate and Other increased in 2004 due to allocating less interest expense to FPL Energy as a result of the completion of a number of projects during 2003 that were previously under construction. Results from Corporate and Other for 2003 primarily reflect higher interest charges and the absence of restructuring and impairment charges recorded in 2002. For the year ended December 31, 2002, impairment and other charges totaled $94 million after tax as a result of declines in the telecommunications market (see Note 6—2002—Corporate and Other) and reserves against certain leveraged lease investments. These charges were partially offset by a $30 million gain in 2002 from the resolution of an income tax matter.

Liquidity and Capital Resources

        FPL Group and its subsidiaries require funds to support and grow their businesses. These funds are used for working capital, capital expenditures, investments in or acquisitions of assets and businesses, to pay maturing debt obligations and, from time to time, to redeem outstanding debt and preferred stock and/or repurchase common stock. It is anticipated that these requirements will be satisfied through a combination of internally generated funds and the issuance, from time to time, of debt and equity securities, consistent with FPL Group's objective of maintaining, on a long-term basis, a capital structure that will support a strong investment grade credit rating. Credit ratings can affect the ability of FPL Group and its subsidiaries to obtain short- and long-term financing, the cost of such financing and the execution of their financing strategies. During 2004, the authorized common stock of FPL Group was increased 100 million shares from 300 million to 400 million shares. Absent new investment opportunities in 2005, management expects cash to be available to FPL Group in excess of needs that are presently identified.

        Bank lines of credit currently available to FPL Group and its subsidiaries, are as follows:

FPL(a)	FPL Group Capital Inc	Total	Maturity Date
	(millions)
$ 500	$1,000	$1,500	October 2006
1,000	1,000	2,000	October 2009(b)

$1,500	$2,000	$3,500

(a)
Excludes a $100 million senior secured revolving credit facility of a consolidated FPL variable interest entity (VIE) that leases nuclear fuel to FPL. See below.

(b)
These facilities provide for the issuance of letters of credit of up to $1.5 billion ($750 million for FPL and $750 million for FPL Group Capital Inc (FPL Group Capital). The issuance of letters of credit is subject to the aggregate commitment under the applicable facility.

        These credit facilities are available to support the companies' commercial paper programs and to provide additional liquidity in the event of a transmission and distribution property loss (in the case of FPL), as well as for general corporate purposes. At December 31, 2004, letters of credit totaling $238 million were outstanding under FPL Group Capital's credit facilities and no amounts were outstanding under FPL's credit facilities. FPL Group (which guarantees payment of FPL Group Capital credit facilities) is required to maintain a minimum ratio of funded debt to total capitalization under the terms of FPL Group Capital's credit facilities and FPL is required to maintain a minimum ratio of funded debt to total capitalization under the terms of FPL's credit facilities. At December 31, 2004, FPL Group and FPL were in compliance with their respective ratio.

        In addition, FPL Group Capital and FPL have each established an uncommitted credit facility with a bank to be used for general corporate purposes. The bank may at its discretion, upon the request of FPL Group Capital or FPL, make a short-term loan or loans to FPL Group Capital or FPL in an aggregate amount determined by the bank, which is subject to change at any time. The terms of the specific borrowings under the uncommitted credit facilities, including maturity, are set at the time borrowing requests are made by FPL Group Capital or FPL. At December 31, 2004, there were no amounts outstanding for either FPL Group Capital or FPL under the uncommitted credit facilities.

        A consolidated FPL VIE that leases nuclear fuel to FPL has established a $100 million senior secured revolving credit facility, which expires in June 2009, to provide backup support for its commercial paper program. FPL has provided an unconditional guarantee of the payment obligations of the VIE under the credit facility, which are included in the guarantee discussion below. At December 31, 2004, the VIE had no outstanding borrowings under the revolving credit facility and approximately $35 million under the commercial paper program. FPL also provides an unconditional payment guarantee of the VIE's $135 million of 2.34% senior secured notes, maturing in June 2006, which is included in the guarantee discussion below. See Note 9—FPL.

        At December 31, 2004, FPL Group and FPL Group Capital had $2.0 billion (issuable by either or both of them up to such aggregate amount) of available capacity under shelf registration statements. Securities that may be issued under the FPL Group and FPL Group Capital shelf registration statements, depending on the registrant, include common stock, stock purchase contracts, stock purchase units, preferred stock, senior debt securities, preferred trust securities and related subordinated debt securities, and guarantees relating to certain of those securities. This capacity is available for, among other things, new investment opportunities. At December 31, 2004, FPL had $1.0 billion of available capacity under its shelf registration statement. Securities that may be issued under FPL's shelf registration statement include preferred stock, first mortgage bonds, preferred trust securities and related subordinated debt securities and guarantees.

        During 2004, FPL sold 200,000 shares of $100 par value 4 1/2% Series V preferred stock to FPL Group and issued $240 million of 5.65% first mortgage bonds maturing in 2035, FPL Group Capital sold approximately $309 million of 5 7/8% junior subordinated debentures maturing in 2044 and FPL Energy drew $34 million from a construction term credit facility. FPL Group Capital's junior subordinated debentures were purchased by an unconsolidated 100%-owned finance subsidiary of FPL Group using proceeds from the March 2004 sale by that finance subsidiary of $300 million of preferred trust securities to the public and $9 million of common trust securities to FPL Group. FPL Group has fully and unconditionally guaranteed the junior subordinated debentures and the preferred trust securities. The junior subordinated debentures are included in long-term debt on FPL Group's consolidated balance sheets. During 2004, FPL Group Capital also repaid two variable rate term loans totaling $175 million, had $175 million of 6.875% debentures mature and reset the annual interest rate on $575 million principal amount of its debentures due February 2007 from 4.75% to 4.086%. These debentures were originally issued in February 2002 in connection with FPL Group's publicly-traded equity units known as Corporate Units. The interest rate was reset as a result of FPL Group Capital remarketing approximately $554 million principal amount of these debentures. Neither FPL Group nor FPL Capital received any proceeds from the remarketing of the debentures.

        Subsidiaries of FPL Group also entered into several interest rate swap agreements during 2004. The swaps consisted of two variable interest rate swap agreements at FPL to protect $500 million of its outstanding 6.875% first mortgage bonds maturing in December 2005 against changes in fair value due to changes in interest rates; several variable interest rate swap agreements at FPL Group Capital to protect $200 million of its outstanding 1 7/8% debentures maturing in March 2005, $500 million of its outstanding 3 1/4% debentures maturing in 2006 and $575 million of its 4.086% debentures maturing in 2007 against changes in fair value due to changes in interest rates; and an interest rate swap agreement whereby an FPL Energy subsidiary receives the London InterBank Offered Rate (LIBOR) and pays a fixed rate of 3.845% on approximately $30 million of its variable rate debt in order to limit cash flow exposure.

        In January 2005, FPL redeemed all 250,000 shares of its $100 par value 4 1/2% preferred stock outstanding at December 31, 2004 (Series A and Series V) and FPL Group Capital redeemed approximately $5 million of 7.35% bonds due 2013. In February 2005, an FPL Energy subsidiary entered into an interest rate swap to receive LIBOR and pay a fixed rate of 4.255% to hedge approximately $4 million to $6 million through November 2007 and approximately $163 million to $173 million from November 2007 through June 2008. On February 16, 2005, FPL Group issued 9,270,090 shares of common stock in return for approximately $575 million in proceeds, upon settlement of the stock purchase contracts issued in connection with its Corporate Units issued in February 2002. In February 2005, subsidiaries of FPL Energy sold $365 million of 5.608% limited-recourse senior secured bonds maturing in March 2024 and $100 million of 6.125% limited-recourse senior secured bonds maturing in March 2019. See Note 14.

        The following provides various metrics regarding FPL Group's outstanding debt:

	December 31,
	2004	2003
Weighted-average year-to-date interest rate(a)	5.4%	4.9%
Weighted-average life (years)	8.7	7.3
Year-to-date average of floating rate debt to total debt(a)	31%	31%

(a)
Calculations include interest rate swaps, if any.

        In June 2004, an indirect subsidiary of FPL Group sold a note receivable from a limited partnership of which Olympus Communications, L.P. (Olympus) is a general partner. Olympus is an indirect subsidiary of Adelphia Communications Corporation (Adelphia). In June 2002, Adelphia, Olympus and the limited partnership filed for bankruptcy protection under Chapter 11, and the note, which was due July 1, 2002, was in default. The note receivable, which was previously recorded in other investments on FPL Group's consolidated balance sheet, was sold for its net book value of approximately $127 million, including accrued interest through the date of the commencement of the Chapter 11 proceedings, less related transaction costs which were not significant. Proceeds from the sale of the note were used to reduce FPL Group Capital's debt.

        FPL Group's charter does not limit the dividends that may be paid on its common stock. As a practical matter, the ability of FPL Group to pay dividends on its common stock is dependent upon dividends paid to it by its subsidiaries, primarily FPL. During the first quarter of 2004, FPL Group increased its quarterly dividend on its common stock from $0.60 to $0.62 per share. During the third quarter of 2004, FPL Group increased its quarterly dividend on its common stock from $0.62 to $0.68 per share. In February 2005, FPL Group announced that it would increase its quarterly dividend on its common stock from $0.68 to $0.71 per share. FPL pays dividends to FPL Group in a manner consistent with FPL's long-term targeted capital structure. In addition in 2002, FPL paid special dividends totaling $375 million to FPL Group. FPL Group made capital contributions in 2003 and 2002 to FPL of $600 million and $350 million, respectively. FPL's mortgage contains provisions which, under certain conditions, restrict the payment of dividends to FPL Group and the issuance of additional first mortgage bonds. In light of FPL's current financial condition and level of earnings, management does not expect that planned financing activities or dividends would be affected by these limitations.

        On February 18, 2005, FPL Group's board of directors approved a two-for-one stock split of FPL Group's common stock effective March 15, 2005 (2005 stock split). FPL Group's authorized common stock will increase from 400 million to 800 million shares. After giving effect to the 2005 stock split, the subsequent quarterly dividend on FPL Group's common stock will be 35.5 cents per share. The share or per share information included in FPL Group's consolidated financial statements for the year ended December 31, 2004 does not reflect the effect of the 2005 stock split.

        Under the mortgage securing FPL's first mortgage bonds, in some cases, the mortgage restricts the amount of retained earnings that FPL can use to pay cash dividends on its common stock. The restricted amount may change based on factors set out in the mortgage. Other than this restriction on the payment of common stock dividends, the mortgage does not restrict FPL's use of retained earnings. As of December 31, 2004, no retained earnings were restricted by these provisions of the mortgage.

        FPL may issue first mortgage bonds under its mortgage subject to its meeting an adjusted net earnings test set forth in the mortgage, which generally requires adjusted net earnings to be at least twice the annual interest requirements on, or at least 10% of the aggregate principal amount of, FPL's first mortgage bonds including those to be issued and any other non-junior FPL indebtedness. As of December 31, 2004, coverage for the 12 months ended December 31, 2004, would have been in excess of 8.5 times the annual interest requirements and in excess of 5 times the aggregate principal requirements. New first mortgage bonds are also limited to an amount equal to the sum of 60% of unfunded property additions after adjustments to offset retirements, the amount of retired first mortgage bonds or qualified lien bonds and the amount of cash on deposit with the mortgage trustee. As of December 31, 2004, FPL could have issued in excess of $5 billion of additional first mortgage bonds based on the unfunded property additions and in excess of $5.5 billion based on retired first mortgage bonds. As of December 31, 2004, no cash was deposited with the mortgage trustee for these purposes.

        FPL Group and its subsidiaries have no credit rating downgrade triggers that would accelerate the maturity dates of debt outstanding. A change in ratings is not an event of default under applicable debt instruments, and while there are conditions to drawing on the credit facilities maintained by FPL Group Capital and FPL, the maintenance of a specific minimum level of credit rating is not a condition to drawing upon those credit facilities. However, commitment fees and interest rates on loans under the credit facilities agreements are tied to credit ratings and would increase or decrease when ratings are changed. A ratings downgrade also could reduce the accessibility and increase the cost of commercial paper issuances and additional or replacement credit facilities, and could result in the requirement that FPL Group subsidiaries post collateral under certain power purchase and other agreements. FPL Group subsidiaries are regularly required to post collateral in excess of collateral threshold amounts when FPL Group's exposure to the counterparty under the applicable trading agreement exceeds such threshold.

        Securities of FPL Group and its subsidiaries are currently rated by Moody's Investors Service, Inc. (Moody's), Standard & Poor's Ratings Services (S&P) and Fitch Ratings (Fitch). At February 25, 2005, Moody's, S&P and Fitch had assigned the following credit ratings to FPL Group, FPL and FPL Group Capital:

	Moody's(a)	S&P(a)	Fitch(a)
FPL Group:(b)
Corporate credit rating	A2	A	A
FPL:(c)
Corporate credit rating	A1	A/A-1	N/A
First mortgage bonds	Aa3	A	AA-
Pollution control, solid waste disposal and industrial development revenue bonds	Aa3/VMIG-1	A/A-1	A+
Commercial paper	P-1	A-1	F1
FPL Group Capital:(d)
Corporate credit rating	N/A	A/A-1	N/A
Debentures	A2	A-	A
Commercial paper	P-1	A-1	F1

(a)
A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

(b)
The outlook indicated for FPL Group by Moody's, S&P and Fitch is stable, negative and stable, respectively.

(c)
The outlook indicated for FPL by Moody's, S&P and Fitch is stable, negative and stable, respectively.

(d)
The outlook indicated for FPL Group Capital by Moody's, S&P and Fitch is stable, negative and stable, respectively.

        FPL Group's commitments at December 31, 2004 were as follows:

	2005	2006	2007	2008	2009	Thereafter	Total
	(millions)
Long-term debt, including interest:(a)
FPL	$665	$266	$129	$323	$335	$4,291	$6,009
FPL Energy	219	211	516	407	122	876	2,351
Corporate and Other	816	1,300	1,186	577	666	932	5,477
Corporate Units	18	2	—	—	—	—	20
Purchase obligations:
FPL(b)	5,090	3,570	2,960	2,415	2,310	7,740	24,085
FPL Energy(c)	447	55	69	52	52	734	1,409
Asset retirement activities:(d)
FPL(e)	—	—	—	—	—	7,056	7,056
FPL Energy(f)	1	—	—	—	—	1,625	1,626
Other commitments:
Corporate and Other	75	—	—	—	—	—	75

Total	$7,331	$5,404	$4,860	$3,774	$3,485	$23,254	$48,108

(a)
Includes principal, interest and interest rate swaps. Variable rate interest was computed using December 31, 2004 rates.

(b)
Represents required capacity and minimum payments under long-term purchased power and fuel contracts, the majority of which is recoverable through various cost recovery clauses (see Note 16—Contracts), and projected capital expenditures through 2009 to meet increased electricity usage and customer growth, as well as capital improvements to and maintenance of existing facilities (see Note 16—Commitments).

(c)
Represents firm commitments primarily in connection with natural gas transportation, supply and storage, firm transmission service, nuclear fuel and a portion of its capital expenditures. See Note 16—Commitments and Contracts.

(d)
Represents expected cash payments adjusted for inflation for estimated costs to perform asset retirement activities.

(e)
At December 31, 2004, FPL had $1,971 million in restricted trust funds for the payment of future expenditures to decommission FPL's nuclear units, which are included in special use funds.

(f)
At December 31, 2004, FPL Energy's 88.23% portion of Seabrook's restricted trust fund for the payment of future expenditures to decommission Seabrook was $300 million and is included in FPL Group's special use funds.

        FPL Group obtains letters of credit and issue guarantees to facilitate commercial transactions with third parties and financings. At February 11, 2005, FPL Group had standby letters of credit of approximately $464 million and approximately $4,553 million notional amount of guarantees, of which approximately $4,076 million have expirations within the next five years. These guarantees support the buying and selling of wholesale energy commodities, debt related reserves and other contractual agreements. FPL Group believes it is unlikely that they would be required to perform or otherwise incur any losses associated with these guarantees and as a result, at December 31, 2004, FPL Group did not have any liabilities recorded for these guarantees. In addition, FPL Group has guaranteed certain payment obligations of FPL Group Capital, including most of those under FPL Group Capital's debt, including all of its debentures and commercial paper issuances, as well as most of its guarantees, and FPL Group Capital has guaranteed certain debt and other obligations of FPL Energy and its subsidiaries. See Note 16—Commitments.

        In addition to the above, FPL Energy has guaranteed certain performance obligations of a power plant owned by a wholly-owned subsidiary as part of a power purchase agreement that expires in 2027. Under this agreement, the subsidiary could incur market-based liquidated damages for failure to meet contractual minimum outputs. In addition, certain subsidiaries of FPL Energy have contracts that require certain projects to meet annual minimum generation amounts. Failure to meet the annual minimum generation amounts would result in the FPL Energy subsidiary incurring specified liquidated damages. Based on past performance of these and similar projects and current forward prices, management believes that the exposure associated with these guarantees is not material.

        An FPL Energy subsidiary is committed to purchase oil and gas inventory remaining in certain storage facilities at December 31, 2005 at its weighted-average cost. At December 31, 2004, the subsidiary's commitment is estimated to be from $0 to approximately $68 million, based on a potential range of zero to full storage volume at the current average forward price of oil and gas. Upon expiration of the commitment, FPL Energy expects to either negotiate a new contract or use any remaining fuel to operate the plant.

        During the third quarter of 2004, FPL was impacted by Hurricanes Charley, Frances and Jeanne, each of which did major damage in parts of FPL's service territory and collectively resulted in over 5.4 million customer power outages with approximately three-quarters of FPL's customers losing power during at least one hurricane. Damage to FPL property was primarily to the transmission and distribution systems. Although FPL has not completed the final accounting of all restoration costs, FPL accrued restoration costs totaling approximately $890 million as of December 31, 2004. In addition, based on assessments as of December 31, 2004, FPL estimated it had sustained other property losses totaling approximately $109 million which is expected to be recovered from insurance carriers, of which $20 million has been advanced and the remaining $89 million is included in other current assets on FPL Group's consolidated balance sheets. During the fourth quarter of 2004, all available funds were withdrawn from the storm fund to pay for storm costs. At December 31, 2004, approximately $352 million was accrued and included in other current liabilities on FPL Group's consolidated balance sheets. At December 31, 2004, storm costs expected to be recoverable from customers exceeded the balance of the storm reserve by approximately $536 million. This deficiency has been deferred pursuant to an FPSC order and recorded as a regulatory asset on FPL Group's consolidated balance sheets. During February 2005, pursuant to an FPSC order, FPL began recovering storm restoration costs from customers, subject to refund, pending the outcome of a hearing in April 2005 to determine the amount of storm restoration costs that FPL will be allowed to recover from customers. FPL Group received a $73 million federal tax refund in the fourth quarter of 2004 as a result of casualty losses associated with the hurricanes. In addition, restoration costs associated with the hurricanes have created a tax loss in 2004, which deferred the utilization of tax credits. See Note 4. FPL's bank lines of credit discussed above are also available if needed to provide additional liquidity for storm restoration costs.

New Accounting Rules and Interpretations

        Variable Interest Entities—In January 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. (FIN) 46, "Consolidation of Variable Interest Entities," which was subsequently revised. See Note 9.

        Other Postretirement Benefits—In May 2004, the FASB issued Staff Position FAS 106-2, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003." See Note 2.

        Stock-Based Compensation—Beginning July 1, 2005, FPL Group will be required to adopt FAS 123(R), "Share-Based Payment." See Note 1—Stock-Based Compensation.

Critical Accounting Policies and Estimates

        The preparation of financial statements and related disclosures in conformity with generally accepted accounting principles requires management to exercise judgment and make estimates and assumptions where amounts are not subject to precise measurement or are dependent on future events.

        Critical accounting policies and estimates, which are important to the portrayal of FPL Group's financial condition and results of operations and which require complex, subjective judgments are as follows:

        Accounting for Derivatives and Hedging Activities—FPL Group uses derivative instruments (primarily forward purchases and sales, swaps, options and futures) to manage the commodity price risk inherent in fuel and electricity contracts, optimize the value of power generation assets and related contracts and manage risks associated with changes in interest rates. To a lesser extent, FPL Group also engages in limited energy trading activities to take advantage of expected favorable price movements. These accounting pronouncements, which require the use of fair value accounting if certain conditions are met, apply not only to traditional financial derivative instruments, but to any contract having the accounting characteristics of a derivative.

        Derivative instruments, when required to be marked to market under FAS 133, as amended, are recorded on the balance sheet at fair value. Fair values for some of the longer-term contracts where liquid markets are not available are based on internally developed models based on the forward prices for electricity and fuel. Forward prices represent the price at which a buyer or seller could contract today to purchase or sell a commodity at a future date. In general, the models estimate the fair value of a contract by calculating the present value of the difference between the contract price and the forward prices. The near term forward market for electricity is generally liquid and therefore the prices in the early years of the forward curves reflect observable market quotes. However, in the later years, the market is much less liquid and forward price curves must be developed using factors including the forward prices for the commodities used as fuel to generate electricity, the expected system heat rate (which measures the efficiency of power plants in converting fuel to electricity) in the region where the purchase or sale takes place, and a fundamental forecast of expected spot prices based on modeled supply and demand in the region. The assumptions in these models are critical since any changes therein could have a significant impact on the fair value of the contract. Substantially all changes in the fair value of derivatives held by FPL are deferred as a regulatory asset or liability until the contracts are settled. Upon settlement, any gains or losses will be passed through the fuel and purchased power cost recovery clause (fuel clause) and the capacity cost recovery clause (capacity clause). In non-rate regulated operations, predominantly FPL Energy, changes in derivative fair values are recognized in current earnings, unless the criteria for hedge accounting are met and the company elects to account for the derivative as a hedge. For those transactions accounted for as cash flow hedges, much of the effects of changes in fair value are reflected in other comprehensive income (OCI), a component of common shareholders' equity, rather than being recognized in current earnings. For those transactions accounted for as fair value hedges the effects of changes in fair value are reflected in current earnings offset by changes in the fair value of the item being hedged.

        Since FAS 133 became effective in 2001, the FASB has discussed and, from time to time, issued implementation guidance related to FAS 133. In particular, much of the interpretive guidance affects when certain contracts for the purchase and sale of power and certain fuel supply contracts can be excluded from the provisions of FAS 133. Despite the large volume of implementation guidance, FAS 133 and the supplemental guidance does not provide specific guidance on all contract issues. As a result, significant judgment must be used in applying FAS 133 and its interpretations. The interpretation of FAS 133 continues to evolve. A result of changes in interpretation could be that contracts that currently are excluded from the provisions of FAS 133 would have to be recorded on the balance sheet at fair value, with changes in fair value recorded in the income statement.

        During the fourth quarter of 2003, FPL Group and its subsidiaries adopted Emerging Issues Task Force Issue No. 03-11 which precluded certain economic hedging transactions at FPL Energy from qualifying for hedge accounting treatment. Changes in fair value of those transactions are now marked to market and reported in the non-qualifying hedge category and may result in more volatility in the non-qualifying hedge category in the future. The ongoing changes in accounting guidance relating to derivatives confirm management's belief in the importance of segregating the effects of the unrealized mark-to-market impact of non-qualifying hedges. Without any change in FPL Group's economic positions or the timing or amounts of future cash flows, a small change in classification of particular transactions can result in significant changes in net income. This could be significant to FPL Energy's results because often the economic offset to the positions which are required to be marked to market (such as the physical assets from which power is generated) are not marked to market. As a consequence, net income reflects only the movement in one part of economically linked transactions. Because of this, FPL Group's management continues to view results expressed excluding the unrealized mark-to-market impact of the non-qualifying hedges as a meaningful measure of current period performance. For additional information regarding derivative instruments, see Note 3.

        Accounting for Pensions and Other Postretirement Benefits—FPL Group sponsors a qualified noncontributory defined benefit pension plan for substantially all employees of FPL Group and its subsidiaries. FPL Group also has a non-qualified supplemental defined benefit pension plan that provides benefits to higher-level employees. In addition to pension benefits, FPL Group sponsors a substantially contributory postretirement plan for health care and life insurance benefits (other benefits) for retirees of FPL Group and its subsidiaries meeting certain eligibility requirements. The qualified pension plan has a fully funded trust dedicated to providing the benefits under the plan. The other benefits plan has a partially funded trust dedicated to providing benefits related to life insurance.

        FPL Group's pension income net of the cost of other benefits was approximately $81 million, $78 million and $78 million for the years ended December 31, 2004, 2003 and 2002, respectively. Pension income and the cost of other benefits are included in O&M expenses, and are calculated using a number of actuarial assumptions. Those assumptions include an expected long-term rate of return on qualified plan assets of 7.75% for all years, assumed increases in future compensation levels of 4.0% for 2004, 4.5% for 2003 and 5.5% for 2002, and a weighted-average discount rate of 5.50%, 6.00% and 6.25% for 2004, 2003 and 2002, respectively. Based on current health care costs, the projected 2005 trend assumption used to measure the expected cost of health care benefits covered by the other benefits plan is 9.0%. The rate is assumed to decrease over the next eight years to the ultimate trend rate of 5.0% and remain at that level thereafter. In developing these assumptions, FPL Group evaluated input from its actuaries, as well as information available in the market place. For the expected long-term rate of return on fund assets, FPL Group considered 10-year and 20-year historical median returns for a portfolio with an equity/bond asset mix similar to its funds. FPL Group also considered its funds' historical compounded returns. FPL Group believes that 7.75% is a reasonable long-term rate of return on its plans' assets. FPL Group will continue to evaluate all of its actuarial assumptions, including its expected rate of return, at least annually, and will adjust them as necessary.

        FPL Group bases its determination of pension and other benefits expense or income on a market-related valuation of assets, which reduces year-to-year volatility. This market-related valuation recognizes investment gains or losses over a five-year period from the year in which they occur. Investment gains or losses for this purpose are the difference between the expected return calculated using the market-related value of assets and the actual return realized on those assets. Since the market-related value of assets recognizes gains or losses over a five-year period, the future value of assets will be affected as previously deferred gains or losses are recognized. Such gains and losses together with other differences between actual results and the estimates used in the actuarial valuations are deferred and recognized in determining pension and other benefits expense and income only when they exceed 10% of the greater of projected benefit obligations or the market-related value of assets.

        Lowering the expected long-term rate of return on plan assets by 0.5% (from 7.75% to 7.25%) would have reduced FPL Group's net income for 2004 by approximately $14 million. Lowering the discount rate assumption by 0.5% would have decreased FPL Group's net income for 2004 by approximately $6 million. Raising the salary increase assumption by 0.5% would have decreased FPL Group's net income for 2004 by approximately $2 million. Assumed health care cost trend rates can have a significant effect on the amounts reported for postretirement plans providing health care benefits. An increase or decrease of 1% in assumed health care cost trend rates would have a corresponding effect on the service and interest cost components and the accumulated obligation of other benefits of approximately $1 million and $8 million, respectively.

        The fair value of plan assets has increased from $2.7 billion at September 30, 2003 to $2.9 billion at September 30, 2004 for the pension plan and decreased from $54 million at September 30, 2003 to $50 million at September 30, 2004 for other benefits. Management believes that, based on the actuarial assumptions and the well funded status of the pension plan, FPL Group will not be required to make any cash contributions to the qualified pension plan in the near future. In December 2004, $21 million was transferred from the qualified pension plan as reimbursement for eligible retiree medical expenses paid by FPL Group during the year pursuant to the provisions of the Internal Revenue Code. FPL Group anticipates paying approximately $28 million for eligible retiree medical expenses on behalf of the other benefits plan during 2005 with substantially all of that amount being reimbursed through a transfer of assets from the qualified pension plan pursuant to the provisions of the Internal Revenue Code. See Note 2.

        Carrying Value of Long-Lived Assets—FPL Group evaluates on an ongoing basis the recoverability of its assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable as described in FAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

        Under that standard, an impairment loss is required to be recognized if the carrying value of the asset exceeds the undiscounted future net cash flows associated with that asset. The impairment loss to be recognized is the amount by which the carrying value of the long-lived asset exceeds the asset's fair value. In most instances, the fair value is determined by discounting estimated future cash flows using an appropriate interest rate.

        The amount of future net cash flows, the timing of the cash flows and the determination of an appropriate interest rate all involve estimates and judgments about future events. In particular, the aggregate amount of cash flows determines whether an impairment exists, and the timing of the cash flows is critical in determining fair value. Because each assessment is based on the facts and circumstances associated with each long-lived asset, the effects of changes in assumptions cannot be generalized.

        Nuclear Decommissioning and Fossil Dismantlement—For ratemaking purposes, FPL accrues and funds for nuclear plant decommissioning costs over the expected service life of each unit based on studies that are filed with the FPSC at least every five years. The most recent studies, which became effective May 2002, indicate that FPL's portion of the future cost of decommissioning its four nuclear units, including spent fuel storage, is $6.4 billion, or $2.2 billion in 2004 dollars. FPL plans to file updated nuclear decommissioning studies in 2005. Beginning January 1, 2003, FPL began recognizing nuclear decommissioning liabilities in accordance with FAS 143, "Accounting for Asset Retirement Obligations," which requires that a liability for the fair value of an asset retirement obligation (ARO) be recognized in the period in which it is incurred with the offsetting associated asset retirement cost capitalized as part of the carrying amount of the long-lived asset. At December 31, 2004, $2,224 million was accrued for nuclear decommissioning, of which $2,013 million was recorded as an ARO, $214 million was recorded as a capitalized net asset related to the ARO, $267 million was recorded as a regulatory liability and $158 million was included in accrued asset removal costs on the consolidated balance sheets. See Note 1—Decommissioning of Nuclear Plants, Dismantlement of Plants and Other Accrued Asset Removal Costs and Note 15.

        FPL accrues the cost of dismantling its fossil plants over the expected service life of each unit based on studies filed with the FPSC at least every four years. Unlike nuclear decommissioning, fossil dismantlement costs are not funded. The most recent studies, which became effective January 1, 2003, indicated that FPL's portion of the ultimate cost to dismantle its fossil units is $668 million. The majority of the dismantlement costs are not considered an ARO under FAS 143. At December 31, 2004, the provision for fossil dismantlement was approximately $291 million and is included in accrued asset removal costs.

        FPL Energy records a liability for the present value of Seabrook's expected decommissioning costs in accordance with FAS 143. Comprehensive studies are filed with the New Hampshire Nuclear Decommissioning Financing Committee every four years, with updates provided annually. These studies indicate that FPL Energy's 88.23% portion of the ultimate cost of decommissioning Seabrook, including costs associated with spent fuel storage, is approximately $1,496 million, or $578 million in 2004 dollars. At December 31, 2004, the ARO for Seabrook's nuclear decommissioning totaled approximately $175 million. See Note 1—Decommissioning of Nuclear Plants, Dismantlement of Plants and Other Accrued Asset Removal Costs and Note 15.

        The calculation of the future cost of retiring long-lived assets, including nuclear decommissioning and fossil dismantlement costs, involves the use of estimates and judgments concerning the amount and timing of future expenditures and whether or not such costs are considered a legal obligation under FAS 143. FPL Group also makes interest rate, rate of return and inflation projections to determine funding requirements related to decommissioning. Periodically, FPL Group will be required to update its estimates and projections which can affect the annual expense amounts recognized, the liabilities recorded and the annual funding requirements for nuclear decommissioning costs.

        Regulatory Accounting—FPL follows the accounting practices set forth in FAS 71, "Accounting for the Effects of Certain Types of Regulation." FAS 71 indicates that regulators can create assets and impose liabilities that would not be recorded by non-rate regulated entities. Regulatory assets and liabilities represent probable future revenues that will be recovered from or refunded to customers through the ratemaking process. If FPL were no longer subject to cost-based rate regulation, the existing regulatory assets and liabilities would be written off unless regulators specify an alternative means of recovery or refund. In addition, the FPSC has the authority to disallow recovery of costs that it considers excessive or imprudently incurred. Such costs may include, among others, O&M expenses, the cost of replacing power lost when fossil and nuclear units are unavailable, storm restoration costs and costs associated with the construction or acquisition of new facilities. The continued applicability of FAS 71 is assessed at each reporting period.

        FPL's regulatory assets and liabilities included in FPL Group's consolidated balance sheets are as follows:

	December 31,
	2004	2003
	(millions)
Regulatory assets:
Current:
Deferred clause and franchise expenses	$230	$348
Storm reserve deficiency	$163	$—
Derivatives	$9	$—
Noncurrent:
Storm reserve deficiency	$373	$—
Unamortized loss on reacquired debt	$45	$48
Litigation settlement	$45	$89
Other	$38	$22
Regulatory liabilities:
Current:
Deferred clause and franchise revenues	$30	$48
Derivatives	$—	$93
Noncurrent:
Accrued asset removal costs	$2,012	$1,902
Storm and property insurance reserve	$—	$327
Asset retirement obligation regulatory expense difference	$266	$180
Unamortized investment tax credits	$81	$100
Other	$106	$160

        See Note 1 for a discussion of FPL Group's other significant accounting policies.

Energy Marketing and Trading and Market Risk Sensitivity

        Energy Marketing and Trading—Certain of FPL Group's subsidiaries, including FPL and FPL Energy, use derivative instruments (primarily forward purchases and sales, swaps, options and futures) to manage the commodity price risk inherent in fuel and electricity transactions, as well as to optimize the value of power generation assets. To a lesser extent, FPL Energy engages in limited energy trading activities to take advantage of expected future favorable price movements.

        Derivative instruments, when required to be marked to market under FAS 133, as amended, are recorded on FPL Group's consolidated balance sheets as either an asset or liability (in derivative assets, other assets, other current liabilities and other liabilities) measured at fair value. At FPL, substantially all changes in fair value are deferred as a regulatory asset or liability until the contracts are settled. Upon settlement, any gains or losses are passed through the fuel clause and the capacity clause. For FPL Group's non-rate regulated operations, predominantly FPL Energy, essentially all changes in the derivatives' fair value for power purchases and sales and trading activities are recognized net in operating revenues; fuel purchases and sales are recognized net in fuel, purchased power and interchange expense; and the equity method investees' related activity is recognized in equity in earnings of equity method investees in FPL Group's consolidated statements of income unless hedge accounting is applied. See Note 3.

        The changes in the fair value of FPL Group's consolidated subsidiaries' energy contract derivative instruments were as follows:

		Hedges on Owned Assets
	Proprietary Trading	Managed	Non- Qualifying	OCI	FPL Cost Recovery Clauses	FPL Group Total
		(millions)
Fair value of contracts outstanding at December 31, 2002	$4	$—	$8	$28	$12	$52
Reclassification to realized at settlement of contracts	(9)	(1)	12	(57)	(3)	(58)
Effective portion of changes in fair value recorded in OCI	—	—	—	18	—	18
Changes in valuation assumptions	—	—	2	—	—	2 (a)
Changes in fair value excluding reclassification to realized	12	2	(1)	—	85	98

Fair value of contracts outstanding at December 31, 2003	7	1	21	(11)	94	112
Reclassification to realized at settlement of contracts	(15)	(2)	(60)	1	(223)	(299)
Effective portion of changes in fair value recorded in OCI	—	—	—	(99)	—	(99)
Ineffective portion of changes in fair value recorded in earnings	—	—	(7)	—	—	(7)
Changes in fair value excluding reclassification to realized	14	(1)	36	—	120	169

Fair value of contracts outstanding at December 31, 2004	6	(2)	(10)	(109)	(9)	(124)
Net option premium payments (receipts)	—	—	—	—	31	31

Total mark-to-market energy contract net assets (liabilities) at December 31, 2004	$6	$(2)	$(10)	$(109)	$22	$(93)

(a)
Change in valuation assumption from applying volatility skewness (selection of an input assumption among alternatives based on the projected moneyness of the option) in option valuation.

        FPL Group's total mark-to-market energy contract net assets (liabilities) at December 31, 2004 shown above are included in the consolidated balance sheets as follows:

December 31, 2004
(millions)
Derivative assets	$107
Other assets	24
Other current liabilities	(114)
Other liabilities	(110)

Total mark-to-market energy contract net liabilities	$(93)

        The sources of fair value estimates and maturity of energy contract derivative instruments at December 31, 2004 were as follows:

	Maturity
	2005	2006	2007	2008	2009	Thereafter	Total
	(millions)
Proprietary Trading:
Actively quoted (i.e., exchange trade) prices	$(12)	$(2)	$—	$—	$—	$—	$(14)
Prices provided by other external sources	21	2	—	1	1	—	25
Modeled	(6)	—	—	—	—	1	(5)

Total	3	—	—	1	1	1	6

Owned Assets—Managed:
Actively quoted (i.e., exchange trade) prices	(6)	—	—	—	—	—	(6)
Prices provided by other external sources	4	—	—	—	—	—	4
Modeled	—	—	—	—	—	—	—

Total	(2)	—	—	—	—	—	(2)

Owned Assets—Non-Qualifying:
Actively quoted (i.e., exchange trade) prices	3	1	—	—	—	—	4
Prices provided by other external sources	5	(2)	(1)	—	—	—	2
Modeled	5	(5)	(3)	(3)	(3)	(7)	(16)

Total	13	(6)	(4)	(3)	(3)	(7)	(10)

Owned Assets—OCI:
Actively quoted (i.e., exchange trade) prices	(2)	—	—	—	—	—	(2)
Prices provided by other external sources	(30)	(27)	(25)	(4)	—	—	(86)
Modeled	(11)	(4)	(3)	(2)	(1)	—	(21)

Total	(43)	(31)	(28)	(6)	(1)	—	(109)

Owned Assets—FPL Cost Recovery Clauses:
Actively quoted (i.e., exchange trade) prices	(8)	—	—	—	—	—	(8)
Prices provided by other external sources	(1)	—	—	—	—	—	(1)
Modeled	—	—	—	—	—	—	—

Total	(9)	—	—	—	—	—	(9)

Total sources of fair value	$(38)	$(37)	$(32)	$(8)	$(3)	$(6)	$(124)

        Market Risk Sensitivity—Financial instruments and positions affecting the financial statements of FPL Group described below are held primarily for purposes other than trading. Market risk is measured as the potential loss in fair value resulting from hypothetical reasonably possible changes in commodity prices, interest rates or equity prices over the next year. Management has established risk management policies to monitor and manage market risks. FPL Group's Exposure

Management Committee (EMC), which is comprised of certain members of senior management, is responsible for the overall approval of market risk management policies and the delegation of approval and authorization levels. The EMC receives periodic updates on market positions and related exposures, credit exposures and overall risk management activities. FPL Group manages its interest rate exposure by monitoring current interest rates and adjusting its variable rate debt in relation to total capitalization.

        FPL Group and its subsidiaries are also exposed to credit risk through their energy marketing and trading operations. Credit risk is the risk that a financial loss will be incurred if a counterparty to a transaction does not fulfill its financial obligation. FPL Group manages counterparty credit risk for its subsidiaries with energy marketing and trading operations through established policies, including counterparty credit limits, and in some cases credit enhancements, such as cash prepayments, letters of credit, cash and other collateral and guarantees. Credit risk is also managed through the use of master netting agreements. FPL Group's credit department monitors current and forward credit exposure to counterparties and their affiliates, both on an individual and an aggregate basis.

        Commodity price risk—FPL Group uses a value-at-risk (VaR) model to measure market risk in its trading and mark-to-market portfolios. The VaR is the estimated nominal loss of market value based on a one-day holding period at a 95% confidence level using historical simulation methodology. As of December 31, 2004 and 2003, the VaR figures are as follows:

	Trading and Managed Hedges			Non-Qualifying Hedges and Hedges in OCI(a)			Total
	FPL	FPL Energy	FPL Group	FPL	FPL Energy	FPL Group	FPL	FPL Energy	FPL Group
	(millions)
December 31, 2003	$—	$—	$—	$25	$5	$26	$25	$4	$26
December 31, 2004	$—	$—	$—	$55	$12	$48	$55	$15	$47
Average for the period ended December 31, 2004	$—	$1	$1	$29	$6	$25	$29	$8	$25

(a)
Non-qualifying hedges are employed to reduce the market risk exposure to physical assets which are not marked to market. The VaR figures for the non-qualifying hedges and hedges in OCI category do not represent the economic exposure to commodity price movements.

        Interest rate risk—FPL Group is exposed to risk resulting from changes in interest rates as a result of issuances of debt, investments in special use funds and interest rate swaps. FPL Group manages its interest rate exposure by monitoring current interest rates and adjusting its variable rate debt in relation to total capitalization.

        The following are estimates of the fair value of FPL Group's financial instruments:

	December 31, 2004			December 31, 2003
	Carrying Amount	Estimated Fair Value		Carrying Amount	Estimated Fair Value
	(millions)
Long-term debt, including current maturities	$9,247	$9,611	(a)	$9,090	$9,548	(a)
Fixed income securities:
Special use funds	$1,219	$1,219	(b)	$1,316	$1,316	(b)
Other investments	$72	$72	(b)	$57	$57	(b)
Interest rate swaps—net unrealized loss	$(11)	$(11	)(c)	$(10)	$(10	)(c)

(a)
Based on market prices provided by external sources.

(b)
Based on quoted market prices for these or similar issues.

(c)
Based on market prices modeled internally.

        The special use funds of FPL Group include restricted funds set aside to cover the cost of storm damage for FPL and for the decommissioning of FPL Group's nuclear power plants. At December 31, 2004, the special use funds set aside to cover the cost of storm damage for FPL were fully utilized. A portion of the special use funds is invested in fixed income debt securities carried at their market value. Adjustments to market value result in a corresponding adjustment to the related liability accounts based on current regulatory treatment for FPL. The market value adjustments of FPL Group's non-rate regulated operations result in a corresponding adjustment to OCI. Because the funds set aside by FPL for storm damage could be needed at any time, the related investments are generally more liquid and, therefore, are less sensitive to changes in interest rates. The nuclear decommissioning funds, in contrast, are generally invested in longer-term securities, as decommissioning activities are not expected to begin until at least 2012. See Note 10.

        FPL Group and its subsidiaries use a combination of fixed rate and variable rate debt to manage interest rate exposure. Interest rate swaps are used to adjust and mitigate interest rate exposure when deemed appropriate based upon market conditions or when required by financing agreements. At December 31, 2004, the estimated fair value for FPL Group's interest rate swaps was as follows:

Notional Amount	Effective Date	Maturity Date	Rate Paid	Rate Received	Estimated Fair Value
(million)					(million)
Fair value hedges—FPL:
$250	April 2004	December 2005	variable(a)	6.875%	$(1)
$250	May 2004	December 2005	variable(b)	6.875%	(1)
Fair value hedges—FPL Group Capital:
$150	July 2003	September 2006	variable(c)	7.625%	(3)
$150	July 2003	September 2006	variable(d)	7.625%	(3)
$200	January 2004	March 2005	variable(e)	1.875%	(1)
$195	October 2004	April 2006	variable(f)	3.250%	(1)
$ 55	October 2004	April 2006	variable(g)	3.250%	—
$195	October 2004	April 2006	variable(h)	3.250%	(1)
$ 55	October 2004	April 2006	variable(i)	3.250%	—
$300	November 2004	February 2007	variable(j)	4.086%	—
$275	December 2004	February 2007	variable(k)	4.086%	1

Total fair value hedges					(10)

Cash flow hedges—FPL Energy:
$ 96	July 2002	December 2007	4.41%	variable(l)	(2)
$195	August 2003	November 2007	3.557%	variable(l)	—
$ 92	December 2003	December 2017	4.245%	variable(l)	—
$ 30	April 2004	December 2017	3.845%	Variable(l)	1

Total cash flow hedges					(1)

Total interest rate hedges					$(11)

(a)
Six-month LIBOR plus 3.7285%

(b)
Six-month LIBOR plus 3.6800%

(c)
Six-month LIBOR plus 4.9900%

(d)
Six-month LIBOR plus 4.9925%

(e)
Six-month LIBOR less 0.1375%

(f)
Six-month LIBOR plus 0.0153%

(g)
Six-month LIBOR plus 0.0100%

(h)
Six-month LIBOR plus 0.1500%

(i)
Six-month LIBOR plus 0.1525%

(j)
Three-month LIBOR plus 0.50577%

(k)
Three-month LIBOR plus 0.4025%

(l)
Three-month LIBOR

        Based upon a hypothetical 10% decrease in interest rates, which is a reasonable near-term market change, the net fair value of FPL Group's net liabilities would increase by approximately $203 million at December 31, 2004.

        Equity price risk—Included in the special use funds of FPL Group are marketable equity securities carried at their market value of approximately $1,051 million and $926 million at December 31, 2004 and 2003, respectively. A hypothetical 10% decrease in the prices quoted by stock exchanges, which is a reasonable near-term market change, would result in a $105 million reduction in fair value and corresponding adjustments to the related liability accounts based on current regulatory treatment for FPL, or adjustments to OCI for FPL Group's non-rate regulated operations, at December 31, 2004.

        Credit risk—For all derivative and contractual transactions, FPL Group's energy marketing and trading operations, which includes FPL's energy marketing and trading division, are exposed to losses in the event of nonperformance by counterparties to these transactions. Relevant considerations when assessing FPL Group's energy marketing and trading operations' credit risk exposure include:

  •
  Operations are primarily concentrated in the energy industry.

  •
  Trade receivables and other financial instruments are predominately with energy, utility and financial services related companies, as well as municipalities, cooperatives and other trading companies in the United States.

  •
  Overall credit risk is managed through established credit policies.

  •
  Prospective and existing customers are reviewed for creditworthiness based upon established standards, with customers not meeting minimum standards providing various credit enhancements or secured payment terms, such as letters of credit or the posting of cash collateral.

  •
  The use of master netting agreements to offset cash and non-cash gains and losses arising from derivative instruments with the same counterparty. FPL Group's policy is to have master netting agreements in place with significant counterparties.

        Based on FPL Group's policies and risk exposures related to credit, FPL Group does not anticipate a material adverse effect on its financial position as a result of counterparty nonperformance. As of December 31, 2004, approximately 99% of FPL Group's energy marketing and trading counterparty credit risk exposure is associated with companies that have at least investment grade credit ratings.

MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

        FPL Group, Inc.'s (FPL Group) management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. The consolidated financial statements, which in part are based on informed judgments and estimates made by management, have been prepared in conformity with generally accepted accounting principles applied on a consistent basis.

        To aid in carrying out this responsibility, we, along with all other members of management, maintain a system of internal accounting control which is established after weighing the cost of such controls against the benefits derived. In the opinion of management, the overall system of internal accounting control provides reasonable assurance that the assets of FPL Group and its subsidiaries are safeguarded and that transactions are executed in accordance with management's authorization and are properly recorded for the preparation of financial statements. In addition, management believes the overall system of internal accounting control provides reasonable assurance that material errors or irregularities would be prevented or detected on a timely basis by employees in the normal course of their duties. Any system of internal accounting control, no matter how well designed, has inherent limitations, including the possibility that controls can be circumvented or overridden and misstatements due to error or fraud may occur and not be detected. Also, because of changes in conditions, internal control effectiveness may vary over time. Accordingly, even an effective system of internal control will provide only reasonable assurance with respect to financial statement preparation and reporting.

        The system of internal accounting control is supported by written policies and guidelines, the selection and training of qualified employees, an organizational structure that provides an appropriate division of responsibility and a program of internal auditing. FPL Group's written policies include a Code of Business Conduct & Ethics that states management's policy on conflict of interest and ethical conduct. Compliance with the Code of Business Conduct & Ethics is confirmed annually by key personnel.

        The Board of Directors pursues its oversight responsibility for financial reporting and accounting through its Audit Committee. This Committee, which is comprised entirely of outside directors, meets regularly with management, the internal auditors and the independent auditors to make inquiries as to the manner in which the responsibilities of each are being discharged. The independent auditors and the internal audit staff have free access to the Committee without management's presence to discuss auditing, internal accounting control and financial reporting matters.

        Management assessed the effectiveness of FPL Group's internal control over financial reporting as of December 31, 2004, using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in the Internal Control—Integrated Framework and also the standards of the Public Company Accounting Oversight Board. Based on this assessment, management believes that FPL Group's internal control over financial reporting was effective as of December 31, 2004.

        FPL Group's independent registered public accounting firm, Deloitte & Touche LLP, is engaged to express an opinion on FPL Group's consolidated financial statements and an opinion on FPL Group's internal control over financial reporting. Their reports are based on procedures believed by them to provide a reasonable basis to support such opinions. FPL Group's independent registered public accounting firm has issued an attestation report on management's assessment of FPL Group's internal control over financial reporting. That report appears on the following page.

/s/ LEWIS HAY, III Lewis Hay, III Chairman, President and Chief Executive Officer of FPL Group	/s/ MORAY P. DEWHURST Moray P. Dewhurst Vice President, Finance and Chief Financial Officer of FPL Group
/s/ K. MICHAEL DAVIS K. Michael Davis Controller and Chief Accounting Officer of FPL Group

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
    FPL Group, Inc.:

        We have audited management's assessment, included in the accompanying Management's Report on Internal Control Over Financial Reporting, that FPL Group, Inc. and subsidiaries (FPL Group) maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. FPL Group's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of FPL Group's internal control over financial reporting based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

        A company's internal control over financial reporting is a process designed by, or under the supervision of, the company's principal executive and principal financial officers, or persons performing similar functions, and effected by the company's board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

        Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

        In our opinion, management's assessment that FPL Group maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also in our opinion, FPL Group maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

        We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2004 of FPL Group and our report dated February 24, 2005 expressed an unqualified opinion on those financial statements.

DELOITTE & TOUCHE LLP
Certified Public Accountants

Miami, Florida
February 24, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
    FPL Group, Inc.:

        We have audited the accompanying consolidated balance sheets of FPL Group, Inc. and subsidiaries (FPL Group) as of December 31, 2004 and 2003, and the related consolidated statements of income, common shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of FPL Group's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of FPL Group at December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 9 to the consolidated financial statements, in 2003 FPL Group changed its method of accounting for special-purpose entities to conform to FASB Interpretation No. 46, as revised. Also as discussed in Note 15 to the consolidated financial statements, in 2003 FPL Group changed its method of accounting for asset retirement obligations to conform to Statement of Financial Accounting Standards No. 143.

        As discussed in Note 5 to the consolidated financial statements, in 2002 FPL Group changed its method of accounting for goodwill to conform to Statement of Financial Accounting Standards No. 142.

        We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of FPL Group's internal control over financial reporting as of December 31, 2004, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 24, 2005 expressed an unqualified opinion on management's assessment of the effectiveness of FPL Group's internal control over financial reporting and an unqualified opinion on the effectiveness of FPL Group's internal control over financial reporting.

DELOITTE & TOUCHE LLP
Certified Public Accountants

Miami, Florida
February 24, 2005

FPL GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(millions, except per share amounts)

	Years Ended December 31,
	2004	2003	2002
OPERATING REVENUES	$10,522	$9,630	$8,173

OPERATING EXPENSES
Fuel, purchased power and interchange	5,217	4,539	3,576
Other operations and maintenance	1,672	1,626	1,492
Restructuring and impairment charges	81	—	207
Depreciation and amortization	1,198	1,105	952
Taxes other than income taxes	882	829	721

Total operating expenses	9,050	8,099	6,948

OPERATING INCOME	1,472	1,531	1,225

OTHER INCOME (DEDUCTIONS)
Interest charges	(489)	(379)	(311)
Preferred stock dividends — FPL	—	(13)	(15)
Loss on redemption of preferred stock — FPL	—	(9)	—
Reserve for leveraged leases	—	—	(48)
Equity in earnings of equity method investees	94	89	76
Allowance for equity funds used during construction	37	14	—
Other—net	40	28	12

Total other deductions—net	(318)	(270)	(286)

INCOME FROM OPERATIONS BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES	1,154	1,261	939
INCOME TAXES	267	368	244

INCOME BEFORE CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES	887	893	695

CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLES FAS 142, "Goodwill and Other Intangible Assets," net of income taxes of $143	—	—	(222)
FASB Interpretation No. 46, "Consolidation of Variable Interest Entities," net of income taxes of $2	—	(3)	—

NET INCOME	$887	$890	$473

Earnings per share of common stock:(a)
Earnings per share before cumulative effect of changes in accounting principles	$4.95	$5.03	$4.02
Cumulative effect of changes in accounting principles	$—	$(0.02)	$(1.28)
Earnings per share	$4.95	$5.01	$2.74
Earnings per share of common stock — assuming dilution:(a)
Earnings per share before cumulative effect of changes in accounting principles	$4.91	$5.02	$4.01
Cumulative effect of changes in accounting principles	$—	$(0.02)	$(1.28)
Earnings per share	$4.91	$5.00	$2.73
Dividends per share of common stock(a)	$2.60	$2.40	$2.32
Weighted-average number of common shares outstanding:(a)
Basic	179.3	177.5	172.9
Assuming dilution	180.8	178.2	173.3

(a)
The per share and share information does not reflect the effect of the two-for-one stock split effective March 15, 2005. See Note 12—Earnings Per Share.

        The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

FPL GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(millions)

	December 31,
	2004	2003
PROPERTY, PLANT AND EQUIPMENT
Electric utility plant in service and other property	$29,721	$28,445
Nuclear fuel	504	463
Construction work in progress	1,495	1,364
Less accumulated depreciation and amortization	(10,494)	(9,975)

Total property, plant and equipment—net	21,226	20,297

CURRENT ASSETS
Cash and cash equivalents	225	129
Customer receivables, net of allowances of $37 and $25, respectively	785	809
Other receivables	259	379
Materials, supplies and fossil fuel inventory—at average cost	394	458
Regulatory assets:
Deferred clause and franchise expenses	230	348
Storm reserve deficiency	163	—
Derivatives	9	—
Derivative assets	110	188
Other	352	159

Total current assets	2,527	2,470

OTHER ASSETS
Special use funds	2,271	2,248
Other investments	740	810
Regulatory assets:
Storm reserve deficiency	373	—
Unamortized loss on reacquired debt	45	48
Litigation settlement	45	89
Other	38	22
Other	1,068	951

Total other assets	4,580	4,168

TOTAL ASSETS	$28,333	$26,935

CAPITALIZATION
Common shareholders' equity	$7,537	$6,967
Preferred stock of FPL without sinking fund requirements	—	5
Long-term debt	8,027	8,723

Total capitalization	15,564	15,695

CURRENT LIABILITIES
Commercial paper	492	708
Notes payable	—	212
Current maturities of long-term debt and preferred stock	1,225	367
Accounts payable	762	542
Customers' deposits	400	357
Accrued interest and taxes	227	226
Regulatory liabilities:
Deferred clause and franchise revenues	30	48
Derivatives	—	93
Other	1,112	852

Total current liabilities	4,248	3,405

OTHER LIABILITIES AND DEFERRED CREDITS
Asset retirement obligations	2,207	2,086
Accumulated deferred income taxes	2,685	2,103
Regulatory liabilities:
Accrued asset removal costs	2,012	1,902
Storm and property insurance reserve	—	327
Asset retirement obligation regulatory expense difference	266	180
Unamortized investment tax credits	81	100
Other	106	160
Other	1,164	977

Total other liabilities and deferred credits	8,521	7,835

COMMITMENTS AND CONTINGENCIES
TOTAL CAPITALIZATION AND LIABILITIES	$28,333	$26,935

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

FPL GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(millions)

	Years Ended December 31,
	2004	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$887	$890	$473
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,153	1,060	908
Nuclear fuel amortization	93	58	—
Cumulative effect of changes in accounting principles	—	5	365
Storm-related costs of FPL, net of insurance advances	(627)	—	—
Restructuring and impairment charges	33	—	207
Deferred income taxes and related regulatory credit	428	588	219
Cost recovery clauses and franchise fees	144	(186)	135
Equity in earnings of equity method investees	(94)	(89)	(76)
Distribution of earnings from equity method investees	83	68	96
Changes in operating assets and liabilities:
Restricted cash	24	(22)	232
Customer receivables	23	(161)	(6)
Other receivables	16	2	15
Material, supplies and fossil fuel inventory	29	1	(56)
Other current assets	(10)	(18)	(86)
Deferred pension cost	(101)	(123)	(63)
Accounts payable	220	104	(15)
Customers' deposits	42	41	31
Income taxes	108	(142)	(95)
Interest and other taxes	(2)	57	9
Other current liabilities	80	90	2
Other liabilities	65	(55)	(32)
Other—net	56	86	75

Net cash provided by operating activities	2,650	2,254	2,338

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures of FPL	(1,394)	(1,383)	(1,256)
Nuclear fuel purchases	(141)	(42)	—
Independent power investments	(476)	(1,461)	(2,103)
Sale of independent power investments	93	—	—
Capital expenditures of FPL FiberNet, LLC	(6)	(8)	(21)
Contributions to special use funds	(148)	(173)	(86)
Reimbursements from special use funds	218	—	—
Sale of Olympus note receivable	126	—	—
Funding of secured loan	(128)	(47)	—
Other—net	(16)	25	199

Net cash used in investing activities	(1,872)	(3,089)	(3,267)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuances of long-term debt	569	2,995	1,770
Retirements of long-term debt	(432)	(431)	(797)
Retirements of preferred stock — FPL	—	(228)	—
Net change in short-term debt	(423)	(1,238)	214
Issuances of common stock	110	73	378
Dividends on common stock	(467)	(425)	(400)
Other—net	(39)	(48)	(52)

Net cash provided by (used in) financing activities	(682)	698	1,113

Net increase (decrease) in cash and cash equivalents	96	(137)	184
Cash and cash equivalents at beginning of year	129	266	82

Cash and cash equivalents at end of year	$225	$129	$266

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest (net of amount capitalized)	$460	$342	$311
Cash received for income taxes — net	$254	$77	$9
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Additions to capital lease obligations	$—	$41	$74
Accrual for premium on publicly-traded equity units known as Corporate Units	$—	$—	$111
Additions to debt through the adoption of FIN 46	$—	$515	$—
Additions to property, plant and equipment — net through the adoption of FIN 46	$—	$346	$—

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

FPL GROUP, INC.
CONSOLIDATED STATEMENTS OF COMMON SHAREHOLDERS' EQUITY
(millions)

	Common Stock(a)
						Accumulated Other Comprehensive Income (Loss)(b)
	Shares		Aggregate Par Value	Additional Paid-In Capital	Unearned Compensation		Retained Earnings	Common Shareholders' Equity
Balances, December 31, 2001	176		$2	$3,025	$(211)	$(8)	$3,207
Net income	—		—	—	—	—	473
Issuances of common stock, net of issuance cost of $10	7		—	378	—	—	—
Exercise of stock options and other incentive plan activity	—		—	5	—	—	—
Dividends on common stock	—		—	—	—	—	(400)
Earned compensation under ESOP	—		—	16	16	—	—
Premium on publicly-traded equity units known as Corporate Units	—		—	(111)	—	—	—
Unamortized issuance cost on publicly-traded equity units known as Corporate Units	—		—	(29)	—	—	—
Other comprehensive income	—		—	—	—	24	—
Other	—		—	—	3	—	—

Balances, December 31, 2002	183	(c)	2	3,284	(192)	16	3,280	$6,390

Net income	—		—	—	—	—	890
Issuances of common stock, net of issuance cost of less than $1	1		—	73	—	—	—
Exercise of stock options and other incentive plan activity	—		—	20	—	—	—
Dividends on common stock	—		—	—	—	—	(425)
Earned compensation under ESOP	—		—	18	16	—	—
Other comprehensive loss	—		—	—	—	(12)	—
Other	—		—	2	(5)	—	—

Balances, December 31, 2003	184	(c)	2	3,397	(181)	4	3,745	$6,967

Net income	—		—	—	—	—	887
Issuances of common stock, net of issuance cost of less than $1	1		—	83	—	—	—
Exercise of stock options and other incentive plan activity	1		—	77	—	—	—
Dividends on common stock	—		—	—	—	—	(467)
Earned compensation under ESOP	—		—	21	16	—	—
Other comprehensive loss	—		—	—	—	(50)	—
Other	—		—	1	2	—	—

Balances, December 31, 2004	186	(c)	$2	$3,579	$(163)	$(46)	$4,165	$7,537

(a)
$0.01 par value, authorized—400,000,000 shares at December 31, 2004 and 300,000,000 shares at December 31, 2003 and 2002; outstanding 186,175,878, 184,264,127 and 182,754,905 at December 31, 2004, 2003 and 2002, respectively. The share information does not reflect the effect of the two-for-one stock split effective March 15, 2005. See Note 12—Earnings Per Share.

(b)
Comprehensive income, which includes net income and other comprehensive income (loss), totaled approximately $837 million, $878 million and $497 million for 2004, 2003 and 2002, respectively.

(c)
Outstanding and unallocated shares held by the Employee Stock Ownership Plan Trust totaled approximately 5 million, 6 million and 6 million at December 31, 2004, 2003 and 2002, respectively.

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

FPL GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2004, 2003 and 2002

1. Summary of Significant Accounting and Reporting Policies

        Basis of Presentation—FPL Group, Inc.'s (FPL Group) operations are conducted primarily through its wholly-owned subsidiary Florida Power & Light Company (FPL) and its wholly-owned indirect subsidiary FPL Energy, LLC (FPL Energy). FPL, a rate-regulated public utility, supplies electric service to approximately 4.2 million customer accounts throughout most of the east and lower west coasts of Florida. FPL Energy invests in independent power projects through both controlled and consolidated entities and non-controlling ownership interests in joint ventures essentially all of which are accounted for under the equity method.

        The consolidated financial statements of FPL Group include the accounts of its majority-owned and controlled subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. Certain amounts included in prior years' consolidated financial statements have been reclassified to conform to the current year's presentation. The preparation of financial statements requires the use of estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

        Regulation—FPL is subject to regulation by the Florida Public Service Commission (FPSC) and the Federal Energy Regulatory Commission (FERC). Its rates are designed to recover the cost of providing electric service to its customers including a reasonable rate of return on invested capital. As a result of this cost-based regulation, FPL follows the accounting practices set forth in Statement of Financial Accounting Standards No. (FAS) 71, "Accounting for the Effects of Certain Types of Regulation." FAS 71 indicates that regulators can create assets and impose liabilities that would not be recorded by non-rate regulated entities. Regulatory assets and liabilities represent probable future revenues that will be recovered from or refunded to customers through the ratemaking process.

        Cost recovery clauses, which are designed to permit full recovery of certain costs and provide a return on certain assets allowed to be recovered through the various clauses, include substantially all fuel, purchased power and interchange expenses, conservation and certain environmental-related expenses, certain revenue taxes and franchise fees. Revenues from cost recovery clauses are recorded when billed; FPL achieves matching of costs and related revenues by deferring the net under- or over-recovery. Any under-recovered costs or over-recovered revenues are collected from or returned to customers in subsequent periods. Although deferred clause revenues and expenses do not significantly affect net income, the under- or over-recoveries can significantly affect FPL Group's operating cash flows.

        During 2004, in order to comply with a U.S. Nuclear Regulatory Commission (NRC) order, FPL incurred additional costs to modify its security systems at its St. Lucie and Turkey Point nuclear units. As of December 31, 2004, $25 million of these costs had been incurred and deferred pursuant to an FPSC order and recorded as a regulatory asset on FPL Group's consolidated financial statements (included in regulatory assets—other). Interest on the regulatory asset began to accrue on January 1, 2005 at a currently approved rate of 7.29%. For 2005, FPL will reduce the regulatory asset by the amount of any reduction in the annual decommissioning accrual approved by the FPSC. FPL intends to file an updated decommissioning study during 2005. Any remaining balance as of January 1, 2006, will be amortized over a five-year period and would be included in depreciation expense unless a disposition occurs through a base rate or other regulatory proceeding.

        In 2000, a bankruptcy court approved a $222.5 million settlement of a contract dispute between FPL and two qualifying facilities. As approved by the FPSC, FPL is recovering the cost of the settlement through the fuel and purchased power cost recovery clause (fuel clause) and capacity cost recovery clause (capacity clause) over a five-year period which began January 1, 2002. The settlement cost is included in deferred clause and franchise expenses and litigation settlement on the consolidated balance sheets.

        If FPL were no longer subject to cost-based rate regulation, the regulatory assets and liabilities would be written off unless regulators specify an alternative means of recovery or refund. In addition, the FPSC has the authority to disallow recovery of costs that it considers excessive or imprudently incurred. The continued applicability of FAS 71 is assessed at each reporting period.

        Revenues and Rates—FPL's retail and wholesale utility rate schedules are approved by the FPSC and the FERC, respectively. FPL records unbilled base revenues for the estimated amount of energy delivered to customers but not yet billed. Unbilled base revenues are included in customer receivables and amounted to $135 million and $133 million at December 31, 2004 and 2003, respectively. FPL's operating revenues also include amounts resulting from cost recovery clauses (see Regulation), franchise fees and gross receipts taxes. Franchise fees and gross receipts taxes are imposed on FPL; however, the FPSC allows FPL to include in rates charged to customers the amount of the gross receipts tax for all customers and the franchise amount for those customers located in the jurisdiction that imposes the fee. Accordingly, franchise fees and gross receipts taxes are reported gross in operating revenues and taxes other than income taxes, in the consolidated statements of income and were approximately $558 million, $527 million and $471 million in 2004, 2003 and 2002, respectively. FPL also collects municipal utility taxes which are reported gross in customer receivables and accounts payable on the consolidated balance sheets. FPL Energy's revenue is recorded as electricity is delivered, which is when revenue is earned.

        In 2002, the FPSC approved a rate agreement regarding FPL's retail base rates, which became effective April 15, 2002 and expires December 31, 2005. The agreement includes a revenue sharing mechanism for each of the twelve-month periods covered by the agreement, whereby revenues from retail base operations in excess of a stated threshold are required to be shared on the basis of two-thirds refunded to retail customers and one-third retained by FPL. Revenues from retail base operations in excess of a second threshold are required to be refunded 100% to retail customers.

        The rate agreement provides for a $250 million annual reduction in retail base revenues allocated to all customers by reducing customers' base rates and service charges by approximately 7%. The revenue sharing thresholds specified in the rate agreement are as follows:

	Years Ended December 31,
	2002(a)	2003	2004	2005
	(millions)
66 2/3% to customers	$3,580	$3,680	$3,780	$3,880
100% to customers	$3,740	$3,840	$3,940	$4,040

(a)
Refund was limited to 71.5% (representing the period April 15 through December 31, 2002) of the revenues from base rate operations exceeding the thresholds.

        During the term of the rate agreement, FPL does not have an authorized regulatory return on common equity (ROE) range for the purpose of addressing earnings levels. However, FPL continues to file monthly earnings surveillance reports with the FPSC and if the reported ROE falls below 10% during the term of the rate agreement, FPL may petition the FPSC to amend its base rates. The rate agreement would terminate on the effective date of any final order issued in a proceeding that changes FPL's base rates.

        Under the rate agreement, the accrual for the refund associated with the revenue sharing mechanism is computed monthly for each twelve-month period of the rate agreement. At the beginning of each twelve-month period, planned revenues are reviewed to determine if it is probable that the threshold will be exceeded. If so, an accrual is recorded each month for a portion of the anticipated refund based on the relative percentage of year-to-date planned revenues to the total estimated revenues for the twelve-month period, plus accrued interest. In addition, if in any month actual revenues are above or below planned revenues, the accrual is increased or decreased as necessary to recognize the effect of this variance on the expected refund amount. Under the rate agreement, the annual refund (including interest) is paid to customers as a credit to their February electric bill. At December 31, 2004, there was no accrual for the revenue refund. At December 31, 2003, the accrual for the revenue refund was approximately $3 million.

        On January 21, 2005, FPL notified the FPSC that it intends to initiate a base rate proceeding in March 2005. Although FPL has not finalized its 2006 and 2007 revenue requirements, it expects to request a $400 million to $450 million annual increase in base rates beginning on January 1, 2006 and an additional annual base rate increase of approximately $130 million in mid-2007 to cover the costs associated with the 1,150 mw natural gas-fired unit at Turkey Point expected to be placed in service in mid-2007. Hearings on the base rate proceeding are expected during the third quarter of 2005 and a final decision is expected by the end of 2005.

        Electric Plant, Depreciation and Amortization—The cost of additions to units of utility property of FPL and FPL Energy is added to electric utility plant. In accordance with regulatory accounting, the cost of FPL's units of utility property retired, less estimated net salvage value, is charged to accumulated depreciation. Maintenance and repairs of property as well as replacements and renewals of items determined to be less than units of utility property are charged to other operations and maintenance (O&M) expenses. At December 31, 2004, the electric generating, transmission, distribution and general facilities of FPL represented approximately 43%, 13%, 37% and 7%, respectively, of FPL's gross investment in electric utility plant in service. Substantially all of FPL's properties are subject to the lien of FPL's mortgage, which secures most debt securities issued by FPL. A number of FPL Energy's generating facilities are encumbered by liens against their assets securing various financings. The total balance of FPL Energy's assets serving as collateral was approximately $3.5 billion at December 31, 2004.

        Depreciation of FPL's electric property is primarily provided on a straight-line average remaining life basis. FPL includes in depreciation expense a provision for fossil plant dismantlement and nuclear plant decommissioning (see Decommissioning of Nuclear Plant and Dismantlement of Fossil Plant). For substantially all of FPL's property, depreciation studies are performed and filed with the FPSC at least every four years; however, the rate agreement requires FPL to continue to depreciate its electric property based on rates approved in April 1999 that became effective January 1, 1998. The weighted annual composite depreciation rate for FPL's electric plant in service, including intangible software, but excluding the effects of decommissioning and dismantlement, was approximately 4.2%, 4.3% and 4.4% for 2004, 2003 and 2002, respectively. Further, these rates exclude the depreciation adjustments discussed below. FPL Energy's electric plants in service less salvage value are depreciated using the straight-line method over their estimated useful lives. FPL Energy's effective depreciation rates were 3.9%, 3.9% and 4.0% for 2004, 2003 and 2002, respectively.

        Under the rate agreement (see Revenues and Rates), depreciation was and will be reduced on FPL's plant in service by $125 million in each year 2002 through 2005. These depreciation adjustments are included in earnings and will be allocated to the appropriate assets when FPL files its comprehensive depreciation studies at the end of 2005.

        Nuclear Fuel—FPL leases nuclear fuel for all four of its nuclear units. Beginning July 1, 2003, the lessor was consolidated by FPL as a result of adopting the Financial Accounting Standards Board's (FASB) Interpretation No. (FIN) 46, "Consolidation of Variable Interest Entities." See Note 9—FPL. For ratemaking purposes, these leases are treated similar to operating leases. For financial reporting, prior to July 1, 2003, these leases were recorded as capital leases. Nuclear fuel lease expense was $31 million for the six months ended June 30, 2003 and $71 million in 2002. Included in this expense was an interest component of $1 million for the six months ended June 30, 2003 and $3 million for 2002. Until July 1, 2003, the lease payments were charged to fuel expense on a unit of production method. Beginning July 1, 2003, the cost of nuclear fuel was capitalized and is being amortized to fuel expense on a unit of production method except for the interest component, which is recorded as interest expense. These charges, as well as a charge for spent nuclear fuel, are recovered through the fuel clause. FPL makes quarterly payments to the lessor for the lease commitments. Under certain circumstances of lease termination, the associated debt ($170 million at December 31, 2004), which was recorded in commercial paper and long-term debt on the consolidated balance sheets, would become due.

        Seabrook Station (Seabrook) has several contracts for the supply, conversion, enrichment and fabrication of nuclear fuel. See Note 16—Contracts. Seabrook's nuclear fuel costs are charged to fuel expense on a unit of production method.

        Construction Activity—Allowance for funds used during construction (AFUDC) is a non-cash item which represents the allowed cost of capital, including an ROE, used to finance construction projects. The portion of AFUDC attributable to borrowed funds is recorded as a reduction of interest expense and the remainder is recorded as other income. The FPSC rules limit the recording of AFUDC to projects that cost in excess of 0.5% of a utility's plant in service balance and require more than one year to complete. The FPSC rules allow construction projects below the 0.5% threshold as a component of rate base. During 2004 and 2003, AFUDC was capitalized at a rate of 7.29% and 7.84%, respectively, and amounted to approximately $48 million and $18 million, respectively. See Note 16—Commitments.

        FPL's construction work in progress at December 31, 2004 is primarily attributable to the addition of combined cycle generation at its Martin and Manatee sites. Included in construction work in progress are construction materials, progress payments on turbine generators, third party engineering costs and other costs directly associated with the construction of a project. Upon commencement of plant operation, these costs are transferred to electric utility plant in service. At December 31, 2004 and 2003, FPL recorded approximately $135 million and $111 million, respectively, of construction accruals, which are included in other current liabilities on the consolidated balance sheets.

        FPL Energy capitalizes project development costs once it is probable that such costs will be realized through the ultimate construction of a power plant. At December 31, 2004 and 2003, FPL Energy's capitalized development costs totaled approximately $15 million and $9 million, respectively, which are included in other assets on the consolidated balance sheets. These costs include professional services, permits and other third party costs directly associated with the development of a new project. Upon commencement of construction, these costs either are transferred to construction work in progress or remain in other assets, depending upon the nature of the cost. Capitalized development costs are charged to O&M expenses when the development of a project is no longer probable. See Note 6 - 2002—FPL Energy. In addition to capitalized development costs, FPL Energy capitalizes interest on its construction projects. Interest capitalized on construction projects amounted to $43 million, $83 million and $90 million during 2004, 2003 and 2002, respectively. FPL Energy's interest charges are based on a deemed capital structure of 50% debt for operating projects and 100% debt for projects under construction.

        FPL Energy's construction work in progress includes construction materials, prepayments on turbine generators, third party engineering costs, interest and other costs directly associated with the construction and development of the project. Upon commencement of plant operation, these costs are transferred to electric utility plant in service and other property. At December 31, 2004 and 2003, FPL Energy recorded approximately $55 million and $174 million, respectively, of construction accruals, which are included in other current liabilities on the consolidated balance sheets.

        Asset Retirement Obligations—Effective January 1, 2003, FPL Group adopted FAS 143, "Accounting for Asset Retirement Obligations." See Note 15.

        Decommissioning of Nuclear Plants, Dismantlement of Plants and Other Accrued Asset Removal Costs—Following are the components of FPL Group's decommissioning of nuclear plants, dismantlement of plants and other accrued asset removal costs:

	FPL
	Nuclear Decommissioning				Fossil Dismantlement				Interim Removal Costs				FPL Energy		FPL Group
	December 31,				December 31,				December 31,				December 31,		December 31,
	2004		2003		2004		2003		2004		2003		2004	2003	2004	2003
	(millions)
Asset retirement obligations (ARO)	$2,013		$1,907		$2		$1		$—		$—		$192	$178	$2,207	$2,086
Less capitalized ARO asset net of accumulated depreciation	214		222		1		1		—		—		—	—	215	223
Accrued asset removal costs(a)	158		143		291		274		1,563		1,485		—	—	2,012	1,902
Asset retirement obligation regulatory expense difference(a)	267		181		(1)		(1)		—		—		—	—	266	180

Accrued decommissioning, dismantlement and other accrued asset removal costs	$2,224	(b)	$2,009	(b)	$291	(b)	$273	(b)	$1,563	(b)	$1,485	(b)	$192	$178	$4,270	$3,945

(a)
Regulatory liability on the consolidated balance sheets.

(b)
Represents total amount accrued for ratemaking purposes.

        FPL—For ratemaking purposes, FPL accrues for the cost of end of life retirement and disposal of its nuclear and fossil plants over the expected service life of each unit based on nuclear decommissioning and fossil dismantlement studies periodically filed with the FPSC. In addition, FPL accrues for interim removal costs over the remaining life of the related assets based on depreciation studies approved by the FPSC. Beginning January 1, 2003, FPL began recognizing decommissioning and dismantlement liabilities for financial reporting purposes in accordance with FAS 143, which requires that a liability for the fair value of an ARO be recognized in the period in which it is incurred with the offsetting associated asset retirement cost capitalized as part of the carrying amount of the long-lived asset. Any differences between expense recognized under FAS 143 and the amount recoverable through rates is deferred in accordance with FAS 71. See Electric Plant, Depreciation and Amortization and Note 15.

        Nuclear decommissioning studies are performed at least every five years and are submitted to the FPSC for approval. FPL plans to file updated nuclear decommissioning studies in 2005. FPL's latest nuclear decommissioning studies became effective in May 2002 and provide for an annual decommissioning expense accrual of $79 million. These studies assume prompt dismantlement of Turkey Point Units Nos. 3 and 4 with decommissioning activities commencing in 2012 and 2013, respectively, when the original operating licenses are to expire. Current plans, which are consistent with the term of the original operating licenses, call for St. Lucie Unit No. 1 to be mothballed beginning in 2016, with decommissioning activities to be integrated with the prompt dismantlement of St. Lucie Unit No. 2 beginning in 2023. These studies also assume that FPL will be storing spent fuel on site pending removal to a U.S. government facility. The studies indicate FPL's portion of the ultimate costs of decommissioning its four nuclear units, including costs associated with spent fuel storage, to be $6.4 billion. FPL's portion of the ultimate cost of decommissioning its four units, expressed in 2004 dollars, is estimated by the studies to aggregate $2.2 billion.

        During 2004, with respect to costs associated with nuclear decommissioning, FPL recognized approximately $106 million related to ARO accretion expense, approximately $8 million related to depreciation of the capitalized ARO asset, approximately $6 million related to the non-legal obligation included in accrued asset removal costs and an approximate $41 million credit to adjust the total accrual to the $79 million approved by the FPSC for decommissioning expense (included in depreciation and amortization expense in the consolidated statements of income). During 2003, FPL recognized approximately $101 million related to ARO accretion expense, approximately $8 million related to depreciation of the capitalized ARO asset, approximately $6 million related to the non-legal obligation included in accrued asset removal costs and an approximate $36 million credit to adjust the total accrual to the $79 million approved by the FPSC for decommissioning expense. During 2002, FPL accrued decommissioning expense of approximately $81 million, which is included in depreciation and amortization expense.

        Restricted trust funds for the payment of future expenditures to decommission FPL's nuclear units are included in special use funds. Consistent with regulatory treatment, securities held in the decommissioning funds are carried at market value with market adjustments, including any other-than-temporary impairment losses, resulting in a corresponding adjustment to the related liability accounts. See Note 10—Special Use Funds. Contributions to the funds are based on current period decommissioning expense. Additionally, fund earnings, net of taxes, are reinvested in the funds. Earnings are recognized as income and an offsetting expense is recorded to reflect a corresponding increase in the related liability accounts. As a result, there is no effect on net income. The tax effects of amounts not yet recognized for tax purposes are included in accumulated deferred income taxes.

        Fossil fuel plant dismantlement studies are performed and filed with the FPSC at least every four years. FPL's latest fossil fuel plant dismantlement studies became effective January 1, 2003 and increased the annual expense from $16 million to $19 million. The studies indicate that FPL's portion of the ultimate cost to dismantle its fossil units is $668 million. FPL recognized fossil dismantlement expense of approximately $19 million in each of 2004 and 2003 and $16 million in 2002, which is included in depreciation and amortization expense.

        FPL Energy—FPL Energy also records a nuclear decommissioning liability for Seabrook in accordance with FAS 143, representing the fair value of its ultimate decommissioning liability as determined by an independent study. The liability is being accreted using the interest method over an assumed license extension period that runs through 2050. In 2004 and 2003, FPL Energy recorded approximately $12 million and $11 million of accretion expense, respectively, related to Seabrook's nuclear decommissioning liability, which is included in depreciation and amortization expense in the consolidated statements of income. See Electric Plant, Depreciation and Amortization and Note 15.

        Seabrook's current decommissioning funding plan is based on a funding date of 2026. The funding plan is based on a comprehensive nuclear decommissioning study reviewed by the New Hampshire Nuclear Decommissioning Financing Committee (NDFC) in 2003 and is effective for four years. This study assumes that Seabrook would begin decommissioning in 2026 and that FPL Energy's 88.23% portion of the ultimate cost of decommissioning Seabrook, including costs associated with spent fuel storage, is $1,496 million, or $578 million expressed in 2004 dollars. At December 31, 2004 and 2003, FPL Energy had an ARO related to nuclear decommissioning of $175 million and $163 million, respectively. FPL Energy's 88.23% portion of Seabrook's restricted trust fund for the payment of future expenditures to decommission Seabrook is included in special use funds. Marketable securities held in the decommissioning fund are classified as available for sale and are carried at market value with market adjustments resulting in a corresponding adjustment to other comprehensive income. Any unrealized losses associated with marketable securities that are determined to be other-than-temporarily impaired would be recognized as an expense in the consolidated statements of income. Fund earnings are recognized in income and are reinvested in the funds either on a pretax or after-tax basis. The tax effects of amounts not yet recognized for tax purposes are included in accumulated deferred income taxes. See Note 10—Special Use Funds.

        Accrual for Major Maintenance Costs—Consistent with regulatory treatment, FPL's estimated nuclear maintenance costs for each nuclear unit's next planned outage are accrued over the period from the end of the last outage to the end of the next planned outage. The estimated costs for inspection and repair of FPL's four reactor vessel heads are deferred and amortized on a levelized basis over a five-year period beginning in 2002. The accrued liability for nuclear maintenance costs, including those for the reactor vessel heads, at December 31, 2004 totaled $73 million and is included in other liabilities. The accrued liability for nuclear maintenance costs, including those for the reactor vessel heads, at December 31, 2003 totaled $52 million and is included in other current liabilities and other liabilities. Any difference between the estimated and actual costs is included in O&M expenses when known.

        FPL Energy's estimated major maintenance costs for each generating unit's next planned outage are accrued over the period from the end of the last outage to the end of the next planned outage. The accrued liability for FPL Energy's major maintenance costs totaled $83 million and $41 million at December 31, 2004 and 2003, respectively, and is included in other liabilities. Any difference between the estimated and actual costs is included in O&M expenses when known.

        Cash Equivalents—Cash equivalents consist of short-term, highly liquid investments with original maturities of three months or less.

        Restricted Cash—At December 31, 2004 and 2003, FPL Group had approximately $56 million and $76 million, respectively, of restricted cash included in other current assets on the consolidated balance sheets, essentially all of which is restricted for debt service payments, construction liabilities and O&M expenses.

        Allowance for Doubtful Accounts—FPL maintains an accumulated provision for uncollectible customer accounts receivable that is determined by multiplying the previous six months of revenues by a bad debt percentage, which represents an average of the past two years' actual write-offs. Additional amounts are included in the provision to address specific items that are not considered in the calculation described above. FPL Energy regularly reviews collectibility of its receivables and establishes a provision for losses when necessary using the specific identification method.

        Inventory—FPL values materials, supplies and fossil fuel inventory using a weighted-average cost method. FPL Energy's materials, supplies and oil and gas inventories are carried at the lower of weighted-average cost or market.

        Energy Trading—FPL Energy engages in limited energy trading activities to optimize the value of electricity and fuel contracts and generating facilities, as well as to take advantage of expected favorable commodity price movements. In accordance with Emerging Issues Task Force Issue No. 02-3, trading contracts that meet the definition of a derivative are accounted for at market value and realized gains and losses from all trading contracts, including those where physical delivery is required, are recorded net for all periods presented. See Note 3.

        Storm Fund and Storm Reserve Deficiency—The storm and property insurance reserve fund (storm fund) provides coverage toward FPL's storm damage costs and possible retrospective premium assessments stemming from a nuclear incident under the various insurance programs covering FPL's nuclear generating plants. Securities held in the fund are carried at market value with market adjustments, including any other-than-temporary impairment losses, resulting in a corresponding adjustment to the storm and property insurance reserve (storm reserve). See Note 10 and Note 16—Insurance. Fund earnings, net of taxes, are reinvested in the fund. Earnings are recognized as income and an offsetting expense is recorded to reflect a corresponding increase in the storm reserve. The tax effects of amounts not yet recognized for tax purposes are included in accumulated deferred income taxes.

        During the third quarter of 2004, FPL was impacted by Hurricanes Charley, Frances and Jeanne, each of which did major damage in parts of FPL's service territory and collectively resulted in over 5.4 million customer power outages with approximately three-quarters of FPL's customers losing power during at least one hurricane. Damage to FPL property was primarily to the transmission and distribution systems. Although FPL has not completed the final accounting of all restoration costs, FPL accrued restoration costs totaling approximately $890 million as of December 31, 2004. In addition, based on assessments as of December 31, 2004, FPL estimated it had sustained other property losses totaling approximately $109 million which is expected to be recovered from insurance carriers, of which $20 million has been advanced and the remaining $89 million is included in other current assets on the consolidated balance sheets. During the fourth quarter of 2004, all available funds were withdrawn from the storm fund to pay for storm costs. At December 31, 2004, approximately $352 million was accrued and included in other current liabilities on the consolidated balance sheets. At December 31, 2004, storm costs expected to be recoverable from customers exceeded the balance of the storm reserve by approximately $536 million. This deficiency has been deferred pursuant to an FPSC order and recorded as a regulatory asset on the consolidated balance sheets. During February 2005, pursuant to an FPSC order, FPL began recovering storm restoration costs from customers, subject to refund, pending the outcome of a hearing in April 2005 to determine the amount of storm restoration costs that FPL will be allowed to recover from customers.

        Investments in Leveraged Leases—Subsidiaries of FPL Group have investments in leveraged leases, which at December 31, 2004 and 2003 totaled $81 million and $93 million, respectively, and are included in other investments on the consolidated balance sheets. The related deferred tax liabilities totaled $80 million and $99 million at December 31, 2004 and 2003, respectively, and are included in accumulated deferred income taxes.

        Impairment of Long-Lived Assets—FPL Group evaluates on an ongoing basis the recoverability of its assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable as described in FAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." See Note 6.

        Goodwill and Other Intangible Assets—In accordance with FAS 142, "Goodwill and Other Intangible Assets," goodwill is assessed for impairment at least annually by applying a fair value based test. See Note 5.

        Stock-Based Compensation—Effective January 1, 2004, FPL Group adopted the fair value recognition provisions of FAS 123, "Accounting for Stock-Based Compensation." FPL Group selected the modified prospective method of adoption described in FAS 148, "Accounting for Stock-Based Compensation—Transition and Disclosure." Under that method, stock-based employee compensation cost recognized in 2004 is the same as that which would have been recognized had the fair value recognition provisions of FAS 123 been applied from its original effective date. Prior to 2004, FPL Group accounted for its stock-based compensation plans under the intrinsic value based method as permitted by FAS 123.

        The following table illustrates the effect on net income and earnings per share of common stock as if compensation expense had been determined using the fair value based method in each period:

	Years Ended December 31,
	2004	2003	2002
	(millions, except per share amounts)
Net income, as reported	$887	$890	$473
Add: total stock-based employee compensation expense included in reported net income, net of related income tax effects	17	12	14
Deduct: total stock-based employee compensation expense determined under fair value based method, net of related income tax effects	(17)	(19)	(21)

Pro forma net income	$887	$883	$466

Earnings per share of common stock:(a)
Basic—as reported	$4.95	$5.01	$2.74
Basic—pro forma	$4.95	$4.97	$2.69
Assuming dilution—as reported	$4.91	$5.00	$2.73
Assuming dilution—pro forma	$4.91	$4.96	$2.69

(a)
The per share information does not reflect the two-for-one stock split effective March 15, 2005. See Note 12—Earnings Per Share.

        In December 2004, the FASB issued FAS 123(R), "Share-Based Payment," which FPL Group will be required to adopt July 1, 2005. The statement requires costs related to share-based payment transactions to be recognized in the financial statements based on grant-date fair value. Because FPL Group adopted the fair value recognition provisions of FAS 123 on January 1, 2004, the adoption of FAS 123(R) is not expected to have a significant financial statement impact for the year ended December 31, 2005.

        Retirement of Long-Term Debt—Gains and losses that result from differences in FPL's reacquisition cost and the book value of long-term debt which is retired are deferred and amortized to interest expense ratably over the remaining life of the original issue, which is consistent with its treatment in the ratemaking process. FPL Group Capital Inc (FPL Group Capital) recognizes as expense any such excess at time of retirement.

        Retirement of Preferred Stock—Gains and losses that result from differences in FPL's reacquisition cost and the book value of preferred stock which is retired are recognized as gains or losses by FPL Group and as an addition or reduction to net income available to FPL Group by FPL.

        Income Taxes—Deferred income taxes are provided on all significant temporary differences between the financial statement and tax bases of assets and liabilities. In connection with the tax sharing agreement with FPL Group, FPL's income tax provision reflects the use of the "separate return method." Included in other regulatory liabilities on the consolidated balance sheets is the revenue equivalent of the difference in accumulated deferred income taxes computed under FAS 109, "Accounting for Income Taxes," as compared to regulatory accounting rules. This amount is being amortized in accordance with the regulatory treatment over the estimated lives of the assets or liabilities which resulted in the initial recognition of the deferred tax amount. Investment tax credits (ITC) for FPL are deferred and amortized to income over the approximate lives of the related property in accordance with the regulatory treatment. Production tax credits generated by certain wind operations of FPL Energy are recorded as a reduction of current income taxes payable, unless limited by tax law in which instance they are recorded as deferred tax assets. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such assets will be realized. See Note 4.

        Guarantees—FPL Group accounts for payment guarantees and related contracts, for which it or a subsidiary is the guarantor, under FIN 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees Including Indirect Guarantees of Indebtedness of Others," which requires that the fair value of guarantees provided to unconsolidated entities entered into after December 31, 2002 be recorded on the balance sheet. See Note 16—Commitments.

        Variable Interest Entities (VIEs)—FIN 46, "Consolidation of Variable Interest Entities," requires FPL Group to assess the variable interests it holds and determine if those entities are VIEs. See Note 9.

2. Employee Retirement Benefits

        Employee Benefit Plans and Other Postretirement Plan—FPL Group sponsors a qualified noncontributory defined benefit pension plan for substantially all employees of FPL Group and its subsidiaries. FPL Group also has a non-qualified supplemental defined benefit pension plan that provides benefits to higher-level employees. See Supplemental Retirement Plan below. In addition to pension benefits, FPL Group sponsors a substantially contributory postretirement plan for health care and life insurance benefits (other benefits) for retirees of FPL Group and its subsidiaries meeting certain eligibility requirements.

        Benefit Obligations—FPL Group uses a measurement date of September 30 for its pension and other benefits plans. The following table provides a reconciliation of the changes in the benefit obligations of the plans:

	Pension Benefits		Other Benefits
	2004	2003	2004	2003
	(millions)
Obligation at October 1 of prior year	$1,516	$1,424	$488	$469
Service cost	52	52	8	7
Interest cost	84	84	27	27
Participant contributions	—	—	4	3
Plan amendments	3	—	—	—
Actuarial (gains) losses—net	12	55	(25)	8
Benefit payments	(86)	(99)	(34)	(26)

Obligation at September 30	$1,581	$1,516	$468	$488

        FPL Group's accumulated benefit obligation, which includes no assumption about future compensation levels, for its pension plans at September 30, 2004 and 2003 was $1,525 million and $1,465 million, respectively.

        The following table provides the weighted-average assumptions used to determine benefit obligations for the plans. These rates are used in determining net periodic benefit cost in the following year.

	Pension Benefits		Other Benefits
	2004	2003	2004	2003
Discount rate	5.5%	5.5%	5.5%	5.5%
Rate of compensation increase	4.0%	4.0%	4.0%	4.0%

        A 9.0% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2005. The rate was assumed to decrease gradually to 5.0% by 2012 and remain at that level thereafter. Assumed health care cost trend rates have a significant effect on the amounts reported for postretirement plans providing health care benefits. An increase or decrease of one percentage point in assumed health care cost trend rates would have a corresponding effect on the other benefits accumulated obligation of approximately $8 million at September 30, 2004.

        Plan Assets—The following table provides a reconciliation of the fair value of assets of the plans. Employer contributions and benefits paid in the table below include only those amounts contributed directly to, or paid directly from, plan assets.

	Pension Benefits		Other Benefits
	2004	2003	2004	2003
	(millions)
Fair value of plan assets at October 1 of prior year	$2,697	$2,388	$54	$45
Actual return on plan assets	296	402	6	15
Employer contributions	—	6	20	18
Participant contributions	—	—	4	2
Benefit payments	(86)	(99)	(34)	(26)

Fair value of plan assets at September 30	$2,907	$2,697	$50	$54

        FPL Group's current investment policy for the pension plan recognizes the benefit of protecting the plan's funded status, thereby avoiding the necessity of future employer contributions. Its broad objectives are to achieve a high rate of total return with a prudent level of risk taking while maintaining sufficient liquidity and diversification to avoid large losses while preserving capital.

        FPL Group's pension plan fund has a strategic asset allocation that targets a mix of 50% equity investments and 50% fixed income investments. The fund's investment strategy emphasizes traditional investments, broadly diversified across the global equity and fixed income markets, utilizing a combination of different investment styles and vehicles. The pension fund's equity investments include direct equity holdings and assets classified as equity commingled vehicles. Similarly, its fixed income investments include direct debt security holdings and assets classified as debt security commingled vehicles. These equity and debt security commingled vehicles include common and collective trusts, pooled separate accounts, registered investment companies or other forms of pooled investment arrangements.

        At September 30, the asset allocation for FPL Group's pension fund is as follows:

Asset Category	2004	2003
Equity	14%	16%
Equity commingled vehicles	34	35
Debt securities	30	32
Debt security commingled vehicles	22	17

Total	100%	100%

        With regard to its other benefits, FPL Group's policy is to fund claims as incurred during the year through FPL Group contributions, participant contributions and plan assets. The other benefits' assets are invested with a focus on assuring the availability of funds to pay benefits while maintaining sufficient diversification to avoid large losses and preserve capital. The other benefits plan fund has a strategic asset allocation that targets a mix of 55% equity investments and 45% fixed income investments. The fund's investment strategy emphasizes traditional investments, diversified among equity and fixed income investments. The fund's equity investments include direct equity holdings and assets classified as equity commingled vehicles. Similarly, its fixed income investments include direct debt security holdings and assets classified as debt security commingled vehicles. These equity and debt commingled vehicles include common and collective trusts, pooled separate accounts, registered investment companies or other forms of pooled investment arrangements.

        At September 30, the asset allocation for FPL Group's other benefits fund is as follows:

Asset Category	2004	2003
Equity	38%	33%
Equity commingled vehicles	18	14
Debt securities	2	2
Debt security commingled vehicles	42	51

Total	100%	100%

        Funded Status—The following table reconciles the funded status of the plans to the amounts on the consolidated balance sheets:

	Pension Benefits		Other Benefits
	2004	2003	2004	2003
	(millions)
Fair value of plan assets	$2,907	$2,697	$50	$54
Benefit obligation	(1,581)	(1,516)	(468)	(488)

Funded status at September 30	1,326	1,181	(418)	(434)
Unrecognized prior service (benefit) cost	(27)	(35)	—	—
Unrecognized transition (asset) obligation	—	(23)	28	31
Unrecognized (gain) loss	(509)	(453)	87	119
Other	(21)	—	8	6

Prepaid (accrued) benefit cost at December 31	$769	$670	$(295)	$(278)

        FPL Group's prepaid (accrued) benefit cost shown above are included in the consolidated balance sheets as follows:

	Pension Benefits		Other Benefits
	2004	2003	2004	2003
	(millions)
Prepaid benefit cost included in other assets	$779	$678	$—	$—
Accrued benefit cost included
in other liabilities	(19)	(15)	(295)	(278)
Intangible asset included in other assets	3	3	—	—
Accumulated other comprehensive income	6	4	—	—

Prepaid (accrued) benefit cost at December 31	$769	$670	$(295)	$(278)

        Expected Cash Flows—In December 2004, $21 million was transferred from the qualified pension plan as reimbursement for eligible retiree medical expenses paid by FPL Group during the year pursuant to the provisions of the Internal Revenue Code. FPL Group anticipates paying approximately $28 million for eligible retiree medical expenses on behalf of the other benefits plan during 2005 with substantially all being reimbursed through a transfer of assets from the qualified pension plan pursuant to the provisions of the Internal Revenue Code. Additionally, FPL Group expects to contribute approximately $5 million to the non-qualified pension plan in calendar year 2005.

        The following table provides information about gross benefit payments expected to be paid by the plans for each of the following calendar years:

	Pension Benefits	Other Benefits, net(a)
	(millions)
2005	$115	$34
2006	$107	$36
2007	$115	$39
2008	$121	$41
2009	$125	$44
2010–2014	$678	$248

(a)
Includes the effect of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 on a subset of the retiree population as discussed below, which amounts to a benefit of approximately $1 million per year.

        Net Periodic Cost—The following table provides the components of net periodic benefit (income) cost for the plans:

	Pension Benefits			Other Benefits
	Years Ended December 31,			Years Ended December 31,
	2004	2003	2002	2004	2003	2002
	(millions)
Service cost	$52	$52	$52	$8	$7	$6
Interest cost	84	84	86	27	27	24
Expected return on plan assets	(207)	(199)	(196)	(4)	(4)	(6)
Amortization of transition (asset) obligation	(23)	(23)	(23)	3	3	3
Amortization of prior service (benefit) cost	(5)	(5)	2	—	—	—
Amortization of (gains) losses	(21)	(28)	(32)	5	6	1
Cost of special termination benefits	—	2	4	—	—	—

Net periodic benefit (income) cost	$(120)	$(117)	$(107)	$39	$39	$28

        The following table provides the weighted-average assumptions used to determine net periodic benefit (income) cost for the plans:

	Pension Benefits			Other Benefits
	Years Ended December 31,			Years Ended December 31,
	2004	2003	2002	2004	2003	2002
Discount rate	5.50%	6.00%	6.25%	5.50%	6.00%	6.25%
Salary increase	4.00%	4.50%	5.50%	4.00%	4.50%	5.50%
Expected long-term rate of return(a)	7.75%	7.75%	7.75%	7.75%	7.75%	7.75%

(a)
In developing the expected long-term rate of return on assets assumption for its plans, FPL Group evaluated input from its actuaries as well as information available in the marketplace. FPL Group considered the 10-year and 20-year historical median returns for a portfolio with an equity/bond asset mix similar to its funds. FPL Group also considered its funds' historical compounded returns. No specific adjustments were made to reflect expectations of future returns.

        Assumed health care cost trend rates can have a significant effect on the amounts reported for postretirement plans providing health care benefits. An increase or decrease of one percentage point in assumed health care cost trend rates would have a corresponding effect on the other benefits total service and interest cost of approximately $1 million at September 30, 2004.

        In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (Act) was signed into law. The Act introduces a voluntary prescription drug benefit under Medicare as well as a federal subsidy to sponsors of retiree health care plans that provide at least an actuarially equivalent benefit. As a result of this Act, in May 2004, the FASB issued Staff Position FAS 106-2, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003." Under Staff Position FAS 106-2, benefit obligations are required to be remeasured and reported as an actuarial gain if enactment of the Act is determined to be a "significant event" pursuant to the provisions of FAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." FPL Group considered the effects of the Act on a subset of the retiree population that FPL Group believed was certain to meet the Department of Health and Human Services

(HHS) actuarial equivalence definition, when established, and determined those effects not to be a significant event. Therefore, the accumulated benefit obligation for the other benefits was remeasured at the September 30, 2004 measurement date to reflect the effects of the Act on this subset of the retiree population. This resulted in a reduction to accumulated benefit obligation of $10 million. No effect from the Act is in the accumulated benefits obligation at September 30, 2004 for the remaining population. Subsequently, in January 2005, the HHS issued regulations that define actuarial equivalency. FPL Group is in the process of determining if the established definition has a significant effect on the other benefits obligation.

        Supplemental Retirement Plan—FPL Group also has a non-qualified supplemental defined benefit pension plan that provides benefits to higher-level employees. The cost of this plan is included in the determination of net periodic benefit income for pension benefits in the preceding tables and amounted to $2 million, $5 million and $3 million for FPL Group for years ended December 31, 2004, 2003 and 2002, respectively. The projected benefit obligation is included in the pension benefits obligation in the preceding tables and amounted to $22 million and $17 million for FPL Group at December 31, 2004 and 2003, respectively. Further, the accumulated benefit obligation was $19 million and $15 million for FPL Group at December 31, 2004 and 2003, respectively.

        FPL Group established a trust to provide assets that may be used for the benefits payable under the non-qualified supplemental defined benefit pension plan. The trust is irrevocable and, although subject to creditors' claims, assets contributed to the trust can only be used to pay such benefits with certain exceptions. These assets are included in other investments on the consolidated balance sheets and amounted to $11 million for FPL Group both at December 31, 2004 and December 31, 2003.

        Employee Contribution Plans—FPL Group offers employee thrift plans which allow eligible participants to contribute a percentage of qualified compensation through payroll deductions. FPL Group makes matching contributions to participants' accounts. Defined contribution expense pursuant to these plans was approximately $27 million, $25 million and $24 million for FPL Group for years ended December 31, 2004, 2003 and 2002, respectively. See Note 12—Employee Stock Ownership Plan (ESOP).

3. Derivative Instruments

        Derivative instruments, when required to be marked to market under FAS 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, are recorded on the consolidated balance sheets as either an asset or liability (in derivative assets, other assets, other current liabilities and other liabilities) measured at fair value. FPL Group uses derivative instruments (primarily forward purchases and sales, swaps, options and futures) to manage the commodity price risk inherent in fuel and electricity contracts and interest rate risk associated with long-term debt, as well as to optimize the value of power generation assets.

        Effective July 2003, FPL Group adopted FAS 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." The statement amends and clarifies financial accounting and reporting for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. There was no financial statement impact upon adoption of FAS 149. However, the statement has broadened the types of contracts that are marked to market through earnings.

        At FPL, substantially all changes in fair value are deferred as a regulatory asset or liability until the contracts are settled. Upon settlement, any gains or losses are passed through the fuel clause and the capacity clause. For FPL Group's non-rate regulated operations, predominantly FPL Energy, essentially all changes in the derivatives' fair value for power purchases and sales and trading activities are recognized net in operating revenues; fuel purchases and sales are recognized net in fuel, purchased power and interchange expense; and the equity method investees' related activity is recognized in equity in earnings of equity method investees in the consolidated statements of income unless hedge accounting is applied. While substantially all of FPL Energy's derivative transactions are entered into for the purposes described above, hedge accounting is only applied where specific criteria are met and it is practicable to do so. In order to apply hedge accounting, the transaction must be designated as a hedge and it must be highly effective in offsetting the hedged risk. Additionally, for hedges of commodity price risk physical delivery for forecasted commodity transactions must be probable. FPL Group believes that where offsetting positions exist at the same location for the same time, the transactions are considered to have been netted and therefore physical delivery has not occurred. Generally, the hedging instrument's effectiveness is assessed utilizing regression analysis at the inception of the hedge and on at least a quarterly basis throughout its life. At December 31, 2004, FPL Group had cash flow hedges with expiration dates through December 2010 for energy contract derivative instruments and interest rate cash flow hedges with expiration dates through December 2017. The effective portion of the gain or loss on a derivative instrument designated as a cash flow hedge is reported as a component of other comprehensive income and is reclassified into earnings in the period(s) during which the transaction being hedged affects earnings. The ineffective portion of these hedges flows through earnings in the current period. Settlement gains and losses are included within the line items in the statements of income to which they relate.

        Unrealized mark-to-market gains (losses) on derivative transactions for both consolidated subsidiaries and equity method investees are as follows:

	Years Ended December 31,
	2004	2003	2002
	(millions)
Consolidated subsidiaries	$(23)	$16	$5
Equity method investees	$13	$21	$5

4.    Income Taxes

        The components of income taxes, including deferred regulatory credit, are as follows:

	Years Ended December 31,
	2004	2003	2002
	(millions)
Federal:
Current	$(207)	$(181)	$(70)
Deferred	464	507	283
ITC	(20)	(20)	(20)

Total federal	237	306	193

State:
Current	66	(21)	(22)
Deferred	(36)	83	73

Total state	30	62	51

Total income taxes	$267	$368	$244

        A reconciliation between the effective income tax rates and the applicable statutory rates is as follows:

	Years Ended December 31,
	2004	2003	2002
Statutory federal income tax rate	35.0%	35.0%	35.0%
Increases (reductions) resulting from:
State income taxes—net of federal income tax benefit	1.7	3.2	3.5
Allowance for other funds used during construction	(1.1)	(0.4)	—
Amortization of ITC	(1.7)	(1.6)	(2.1)
Production tax credits—FPL Energy	(9.2)	(6.2)	(5.7)
Amortization of deferred regulatory credit—income taxes	(0.6)	(0.8)	(1.1)
Adjustments of prior years' tax matters	(0.9)	(0.6)	(3.2)
Preferred stock dividends—FPL	—	0.4	0.6
Other—net	(0.1)	0.2	(1.0)

Effective income tax rate	23.1%	29.2%	26.0%

        The income tax effects of temporary differences giving rise to consolidated deferred income tax liabilities and assets are as follows:

	December 31,
	2004	2003
	(millions)
Deferred tax liabilities:
Property-related	$2,996	$2,533
Investment-related	274	297
Pension	298	259
Other	609	377

Total deferred tax liabilities	4,177	3,466

Deferred tax assets and valuation allowance:
Unamortized ITC and deferred regulatory credit—income taxes	35	56
Storm and decommissioning reserves	253	362
Postretirement benefits	126	117
Net operating loss carryforwards	213	15
Tax credit carryforwards	235	86
Other	763	702
Valuation allowance	(23)	(27)

Net deferred tax assets	1,602	1,311

Net accumulated deferred income taxes	$2,575	$2,155

        Deferred tax assets and liabilities are included in the consolidated balance sheets as follows:

	December 31,
	2004	2003
	(millions)
Other current assets	$110	$—
Other current liabilities	—	52
Accumulated deferred income taxes	2,685	2,103

Net accumulated deferred income taxes	$2,575	$2,155

        Deferred tax liabilities associated with property- and investment-related assets reflect additional first year depreciation as allowed by tax legislation. During 2004, FPL Group recognized approximately $30 million of net tax benefits due to certain state tax benefits resulting from the growth of FPL Energy outside the state of Florida and through the resolution of various tax issues. In addition, a capital loss from the disposition in a prior year of an FPL Group Capital subsidiary was limited by Internal Revenue Service (IRS) rules. FPL Group challenged the IRS loss limitation and, in March 2002, the IRS conceded the issue. Accordingly, FPL Group recognized approximately $30 million of net tax benefits in 2002.

        The components of FPL Group's deferred tax assets relating to net operating loss carryforwards and tax credit carryforwards at December 31, 2004 are as follows:

	Amount	Expiration Date
	(millions)
Net operating loss carryforwards:
Federal	$136	2024
State	77	2009-2024

Total net operating loss carryforwards	$213

Tax credit carryforwards:
Federal	$221	2023-2024
State	14	2005-2012

Total tax credit carryforwards	$235

5.    Goodwill and Other Intangible Assets

        Effective January 1, 2002, FPL Group adopted FAS 142, "Goodwill and Other Intangible Assets." Under this statement, the amortization of goodwill is no longer permitted. Instead, goodwill is assessed for impairment at least annually by applying a fair value based test. In January 2002, FPL Energy recorded an impairment loss of $365 million ($222 million after tax) as the cumulative effect of adopting FAS 142, eliminating all goodwill previously included in other assets on the consolidated balance sheets. Estimates of fair value were determined using discounted cash flow models.

6.    Restructuring and Impairment Charges

        2004—Restructuring charges in 2004 reflect contract restructuring to take advantage of changed market conditions. FPL Energy recorded a net gain of approximately $52 million ($31 million after tax) related to the termination of a gas supply contract and a steam agreement at one of its investments in joint ventures. These agreements were terminated in connection with an amended power purchase agreement that allows the investee to source power from the wholesale market. In addition, FPL Energy recorded an impairment loss of approximately $47 million ($29 million after tax) to write down its investment in a combined-cycle power plant in Texas to its fair value as a result of agreeing to sell its interest in the project. The sale was completed in the second quarter of 2004. The results of the above transactions are reflected in equity in earnings of equity method investees in the consolidated statements of income. Also in 2004, FPL Energy restructured a steam sales agreement on a natural gas-fired facility in Pennsylvania due to a downturn in market conditions where the plant is operating. The restructuring resulted in a loss of approximately $81 million ($48 million after tax) which includes the write-off of an auxiliary boiler of approximately $33 million and a $48 million contract termination payment which was included in other current liabilities on the consolidated balance sheets at December 31, 2004.

        2002—FPL Group recorded charges totaling $207 million ($127 million after tax) in the third quarter of 2002, including liabilities of approximately $29 million, due to unfavorable market conditions in the wholesale energy and telecommunications markets. During 2004 and 2003, approximately $1 million and $24 million, respectively, were charged against the liabilities. As of December 31, 2004, a balance of approximately $2 million remains and is included in other current liabilities on the consolidated balance sheets.

        FPL Energy—Over the last several years, there has been a general decline in the wholesale energy markets, including deterioration in forward prices and reduced liquidity, as well as increasing credit concerns that have limited the number of counterparties with which FPL Energy does business. During 2002, FPL Energy conducted a thorough review of its business development plans, organizational structure and expenses. As a result, FPL Energy decided to substantially exit fossil-fueled greenfield merchant power plant development activities, which resulted in the write-off of approximately $67 million ($41 million after tax) of previously capitalized development costs.

        An agreement for the supply of gas turbines and other related equipment was renegotiated during 2002 to significantly reduce the commitment to purchase such equipment, resulting in a charge totaling approximately $16 million ($10 million after tax).

        FPL Energy also realigned its organizational structure during 2002 to lower general and administrative expenses and took other actions associated with the restructuring. The operating lease agreement with a special purpose entity and the related credit facility used to finance certain turbine purchases were terminated during 2002. Together these resulted in a charge of approximately $20 million ($12 million after tax).

        Corporate and Other—Due to the changing telecommunications market, FPL FiberNet, LLC (FPL FiberNet) completed valuation studies to assess the recoverability of its assets and as a result in 2002 recorded charges of approximately $104 million ($64 million after tax). Of this amount, $85 million ($52 million after tax) represents an impairment charge related to property, plant and equipment, the fair value of which was determined based on a discounted cash flow analysis. Additionally, FPL FiberNet decided not to pursue the planned build-out of metro fiber rings in certain cities, and restructuring charges of $19 million ($12 million after tax) were recognized related to the write-off of development costs and inventory.

7.    Comprehensive Income

        The following table provides the components of comprehensive income and accumulated other comprehensive income (loss):

		Accumulated Other Comprehensive Income (Loss)
	Net Income	Net Unrealized Gains (Losses) On Cash Flow Hedges	Other	Total	Comprehensive Income
	(millions)
Balances, December 31, 2001		$(8)	$—	$(8)
Net income	$473				$473
Commodity hedges:
Effective portion of net unrealized gain (net of $21 tax expense)		33	—	33	33
Reclassification adjustment (net of $4 tax benefit)		(6)	—	(6)	(6)
Minimum supplemental executive retirement plan liability adjustment		—	(4)	(4)	(4)
Net unrealized gain on available for sale securities (net of $1 tax expense)		—	1	1	1

Balances, December 31, 2002		19	(3)	16	$497

Net income	$890				$890
Commodity hedges:
Effective portion of net unrealized gain:
Consolidated subsidiaries (net of $7 tax expense)		11	—	11	11
Equity method investees (net of $7 tax expense)		11	—	11	11
Reclassification adjustment:(a)
Consolidated subsidiaries (net of $23 tax benefit)		(35)	—	(35)	(35)
Equity method investees (net of $7 tax benefit)		(12)	—	(12)	(12)
Interest rate hedges
Effective portion of net unrealized loss on interest rate swaps (net of $3 tax benefit)		(4)	—	(4)	(4)
Net unrealized gain on available for sale securities (net of $11 tax expense)		—	17	17	17

Balances, December 31, 2003		(10)	14	4	$878

Net income	$887				$887
Commodity hedges:(b)
Effective portion of net unrealized losses:
Consolidated subsidiaries (net of $40 tax benefit)		(61)	—	(61)	(61)
Interest rate hedges(b)
Effective portion of net unrealized gain on interest rate swaps (net of $2 tax expense)		4	—	4	4
Net unrealized gain on available for sale securities (net of $4 tax expense)		—	7	7	7

Balances, December 31, 2004		$(67)	$21	$(46)	$837

(a)
Includes amounts reclassified into earnings due to settlements of approximately $44 million and discontinuance of cash flow hedges of approximately $3 million for which the hedged transaction is no longer probable of occurring.

(b)
Approximately $29 million of losses included in accumulated other comprehensive income at December 31, 2004 will be reclassified into earnings within the next 12 months as either the hedged fuel is consumed, electricity is sold or interest payments are made. Such amount assumes no change in fuel prices, power prices or interest rates.

8.    Jointly-Owned Electric Plants

       The following FPL Group subsidiaries own undivided interests in the jointly-owned facilities described below, and are entitled to a proportionate share of the output from those facilities. FPL and FPL Energy are responsible for their share of the operating costs, as well as providing their own financing. Accordingly, each subsidiary includes its proportionate share of the facilities and related revenues and expenses in the appropriate balance sheet and income statement captions. FPL Group's share of direct expenses for these facilities are included in fuel, purchased power and interchange, other operations and maintenance, depreciation and amortization and taxes other than income taxes in the consolidated statements of income.

        FPL Group's proportionate ownership interest in jointly-owned facilities is as follows:

	December 31, 2004
	Ownership Interest	Gross Investment	Accumulated Depreciation	Construction Work in Progress
	(millions)
FPL:
St. Lucie Unit No. 2	85%	$1,172	$868	$52
St. Johns River Power Park units and coal terminal	20%	$327	$208	$1
Scherer Unit No. 4	76%	$587	$380	$—
Transmission substation assets located in Seabrook, New Hampshire	88.23%	$30	$10	$—
FPL Energy:
Seabrook(1)	88.23%	$904	$90	$74
Wyman Station Unit No. 4	61.78%	$75	$21	—

(1)
On November 1, 2002, a subsidiary of FPL Energy purchased an 88.23% undivided interest, or 1,024 megawatts, in Seabrook located in New Hampshire.

9.    Variable Interest Entities

        FIN 46, as revised (FIN 46R), requires the consolidation of entities which are determined to be VIEs when the reporting company determines that it will absorb a majority of the VIE's expected losses, receive a majority of the VIE's residual returns, or both. The company that is required to consolidate the VIE is called the primary beneficiary. Conversely, the reporting company would not consolidate VIEs in which it has a majority ownership interest when the company is not considered to be the primary beneficiary. Variable interests are contractual, ownership or other monetary interests in an entity that change as the fair value of the entity's net assets, excluding variable interests, change. An entity is considered to be a VIE when its capital is insufficient to permit it to finance its activities without additional subordinated financial support or its equity investors, as a group, lack the characteristics of having a controlling financial interest.

        FPL Group adopted the requirements of FIN 46R in two phases. At the original effective date, July 1, 2003, FPL Group identified two VIEs which were consolidated. Revised guidance was issued and became effective March 31, 2004. As discussed below, no additional VIEs were identified for consolidation. The cumulative effect of a change in accounting principle of implementing FIN 46 at July 1, 2003 for the VIEs discussed below was approximately a $3 million loss (net of income tax benefit of $2 million).

        FPL—Effective July 1, 2003, FPL consolidates a VIE from which it leases nuclear fuel for its nuclear units. For ratemaking purposes, these leases are treated as operating leases. For financial reporting, prior to July 1, 2003 the capital lease obligation was recorded at the amount due in the event of lease termination. FPL makes quarterly payments to the lessor for the lease commitments. The lessor has issued senior secured notes to fund the procurement of nuclear fuel and has established a revolving credit facility to support its commercial paper program. FPL has provided an unconditional guarantee of the payment obligations of the lessor under the notes and credit facility. The consolidated assets of the VIE consist primarily of nuclear fuel, which had a carrying value of $370 million and $380 million at December 31, 2004 and 2003, respectively.

        In its evaluation of the revised guidance as of March 31, 2004, FPL identified two potential VIEs (Projects), both of which are considered qualifying facilities (QFs) as defined by the Public Utility Regulatory Policies Act of 1978, as amended (PURPA). PURPA requires FPL to purchase the electricity output of the Projects. As a result, FPL has entered into purchased power agreements (PPAs) with these QFs to purchase substantially all of the Projects' electrical output over a substantial portion of their estimated useful lives. For each megawatt-hour (mwh) provided, FPL pays a per mwh price (energy payment) based upon FPL's avoided cost, which is determined at the time the PPAs are executed. With regard to the Projects, FPL's avoided cost is based on the cost of avoiding the construction and operation of a coal unit. The energy component is primarily based on the cost of coal at an FPL jointly-owned coal-fired facility. The avoided cost is the incremental cost to the utility of the electric energy or capacity, or both, which is avoided by neither generating the electricity nor purchasing it from another source. The Projects have capacities of 136 megawatts (mw) and 250 mw. After making exhaustive efforts, FPL was unable to obtain the information from the Projects necessary to determine whether the Projects are VIEs or whether FPL is the primary beneficiary of either or both of the Projects. The PPAs with the Projects contain no provisions which legally obligate the Projects to release this information to FPL. The energy payments paid by FPL will fluctuate as coal prices change. This does not expose FPL to losses since the energy payments paid by FPL to the Projects are passed on to FPL's customers through the fuel clause as approved by the FPSC. Notwithstanding the fact that FPL's energy payments are recovered through the fuel clause, if one or both of the Projects were determined to be a VIE, the absorption of some of the Projects' fuel price variability might cause FPL to be considered the primary beneficiary. During the years ended December 31, 2004 and 2003, FPL purchased 2,483,131 mwh and 2,697,982 mwh, respectively, from the Projects at a total cost of approximately $209 million and $208 million, respectively. FPL will continue to make exhaustive efforts to obtain the necessary information from the Projects in order to determine if the Projects are VIEs and, if so, whether FPL is the primary beneficiary.

        Additionally, FPL entered into a PPA with a 330 mw coal-fired cogeneration facility (the Facility) in 1995 to purchase substantially all of the Facility's electrical output through 2025. The Facility is considered a QF as defined by PURPA. In November 2004, FPL and the Facility reached an agreement to change the index related to the energy payment, triggering a new analysis under FIN 46R. FPL determined that (a) the Facility is a VIE and (b) the PPA represents a variable interest in the Facility. However, FPL determined that it is not the Facility's primary beneficiary. Although FPL will absorb variability related to changes in the market price of coal, FPL does not absorb the majority of the variability of the entity. This agreement does not expose FPL to losses as the energy payments under the contract have been approved by the FPSC for recovery through the fuel clause.

        FPL Energy—In 2000, an FPL Energy subsidiary entered into an operating lease agreement with a special purpose entity (SPE) lessor to lease a 550 mw combined-cycle power generation plant through 2007. At the inception of the lease, the lessor obtained the funding commitments required to complete the acquisition, development and construction of the plant through debt and equity contributions from investors who are not affiliated with FPL Group. At December 31, 2002, the commitment was capped at costs incurred of $380 million. The $380 million commitment included $364 million of debt and $16 million of equity. The conditions to achieve project completion were satisfied as of December 27, 2002, at which time the base lease term began. The FPL Energy subsidiary began making quarterly lease payments on March 31, 2003. The quarterly lease payments are intended to cover the lessor's debt service, which includes a stated yield to equity holders and certain other costs.

        The FPL Energy subsidiary has the option to purchase the plant at any time during the remaining lease term for 100% of the outstanding principal balance of the loans and equity contributions made to the SPE, all accrued and unpaid interest and yield, and all other fees, costs and amounts then due and owing pursuant to the provisions of the related financing documents. However, under certain limited events of default, the FPL Energy subsidiary can be required to purchase the plant for the same cost. If the FPL Energy subsidiary does not elect to purchase the plant at the end of the lease term, a residual value guarantee must be paid, and the plant will be sold. Any proceeds received by the lessor in excess of the outstanding debt and equity will be given to the FPL Energy subsidiary. FPL Group Capital has guaranteed certain obligations of the FPL Energy subsidiary under the lease agreement.

        In the initial implementation of FIN 46, the FPL Energy subsidiary was determined to be the primary beneficiary of the lessor and, accordingly, effective July 1, 2003, consolidates the assets and liabilities of the lessor on the consolidated financial statements. The assets of the lessor primarily consist of the power generation plant, which had a carrying value of $343 million and $349 million at December 31, 2004 and 2003, respectively, and is reported in electric utility plant in service and other property on the consolidated balance sheets. The liabilities of the lessor consist primarily of debt (which is secured by the power generation plant), which had a carrying value of $345 million and $356 million at December 31, 2004 and 2003, respectively, and is reported in long-term debt on the consolidated balance sheets. The equity interests of the lessor not owned by the FPL Energy subsidiary are reported as minority interest.

        FPL Group—In March 2004, a trust created by FPL Group sold 12 million shares of 5 7/8% preferred trust securities to the public and common trust securities to FPL Group. The trust is considered a VIE because FPL Group's investment through the common trust securities is not considered equity at risk in accordance with FIN 46R. The proceeds from the sale of the preferred and common trust securities were used to buy 5 7/8% junior subordinated debentures maturing in March 2044, from FPL Group Capital. The trust exists only to issue its preferred trust securities and common trust securities and to hold the junior subordinated debentures of FPL Group Capital as trust assets. Since FPL Group, as the common security holder, is not considered to have equity at risk and will therefore not absorb any variability of the trust, FPL Group is not the primary beneficiary and does not consolidate the trust in accordance with FIN 46R. FPL Group includes the junior subordinated debentures issued by FPL Group Capital on its consolidated balance sheets. See Note 11—FPL Group.

        FPL Group expects additional implementation guidance to be issued regarding FIN 46R and is unable to determine what effect, if any, this additional guidance might have on its consolidated financial statements.

10.    Financial Instruments

        The carrying amounts of cash equivalents, commercial paper and notes payable approximate fair values. At December 31, 2004 and 2003, other investments included financial instruments of approximately $294 million and $300 million, respectively, the majority of which consist of notes receivable that are carried at estimated fair value or cost, which approximates fair value. See Note 11.

        The following estimates of the fair value of financial instruments have been made using available market information. However, the use of different market assumptions or methods of valuation could result in different estimated fair values.

	December 31, 2004			December 31, 2003
	Carrying Amount	Estimated Fair Value		Carrying Amount	Estimated Fair Value
	(millions)
Long-term debt, including current maturities	$9,247	$9,611	(a)	$9,090	$9,548	(a)
Special Use Funds:
Storm fund	$—	$—		$200	$200	(b)
Nuclear decommissioning fund	$2,271	$2,271	(b)	$2,048	$2,048	(b)
Other investments	$72	$72	(b)	$57	$57	(b)
Interest rate swaps — net unrealized loss	$(11)	$(11	)(c)	$(10)	$(10	)(c)

(a)
Based on market prices provided by external sources.

(b)
Based on quoted market prices for these or similar issues.

(c)
Based on market prices modeled internally.

        Special Use Funds—The special use funds consist of storm fund and nuclear decommissioning fund assets. Securities held in the special use funds are carried at estimated fair value based on quoted market prices. Nuclear decommissioning funds consist of approximately 46% equity securities and 54% municipal, government, corporate and mortgage- and other asset-backed debt securities with a weighted-average maturity of approximately 7 years at December 31, 2004. At December 31, 2004, all available storm fund assets were utilized. See Note 1—Storm Fund and Storm Reserve Deficiency. The cost of securities sold is determined on the specific identification method.

        The following tables provide the special use funds approximate gains and losses and proceeds from the sale of securities:

	Years Ended December 31,
	2004	2003	2002
	(millions)
Realized gains	$11	$26	$28
Realized losses	$13	$20	$16
Proceeds from sale of securities	$2,207	$2,735	$2,524
	December 31,
	2004	2003
	(millions)
Unrealized gains	$394	$300
Unrealized losses(a)	$6	$2

(a)
At December 31, 2004, FPL Group had 6 securities in an unrealized loss position for greater than twelve months. The total unrealized loss on these securities was less than $1 million and the fair value was approximately $3 million. At December 31, 2003, FPL Group had 9 securities in an unrealized loss position for greater than twelve months. The total unrealized loss on these securities was less than $1 million and the fair value was approximately $8 million. For accounting treatment description, see Note 1—Decommissioning of Nuclear Plants, Dismantlement of Plants and Other Accrued Asset Removal Costs and Note 1—Storm Fund and Storm Reserve Deficiency.

        Regulations issued by the FERC and the NRC provide general risk management guidelines to protect nuclear decommissioning trust funds and to allow such funds to earn a reasonable return. The FERC regulations prohibit investments in any securities of FPL Group or its subsidiaries, affiliates or associates, excluding investments tied to market indices or other mutual funds. Similar restrictions applicable to the decommissioning trust fund for FPL Energy's Seabrook nuclear plant are contained in the NRC operating license for that facility. Effective December 24, 2003, NRC regulations applicable to NRC licensees not in cost-of-service environments require similar investment restrictions. The NRC's regulations permit licensees with operating licenses containing conditions restricting the use of decommissioning trust funds to rely on those conditions in lieu of compliance with the new NRC regulations. FPL Energy's Seabrook nuclear plant contains such restrictions in its NRC operating license. With respect to the decommissioning trust fund for FPL Energy's Seabrook nuclear plant, decommissioning trust fund withdrawals are also regulated by the NDFC pursuant to New Hampshire law.

        The special use funds are managed by investment managers who must comply with the guidelines and rules of the applicable regulatory authorities, FPL Group and FPL. The special use fund assets are invested in order to optimize the after-tax earnings of these funds, giving consideration to liquidity, risk, diversification and other prudent investment objectives.

        Interest Rate Swaps—FPL Group and its subsidiaries use a combination of fixed rate and variable rate debt to manage interest rate exposure. Interest rate swaps are used to adjust and mitigate interest rate exposure when deemed appropriate based upon market conditions or when required by financing agreements. At December 31, 2004, the estimated fair value for interest rate swaps was as follows:

Notional Amount	Effective Date	Maturity Date	Rate Paid	Rate Received	Estimated Fair Value
(millions)					(millions)
Fair value hedges—FPL:
$250	April 2004	December 2005	variable(a)	6.875%	$(1)
$250	May 2004	December 2005	variable(b)	6.875%	(1)
Fair value hedges—FPL Group Capital:
$150	July 2003	September 2006	variable(c)	7.625%	(3)
$150	July 2003	September 2006	variable(d)	7.625%	(3)
$200	January 2004	March 2005	variable(e)	1.875%	(1)
$195	October 2004	April 2006	variable(f)	3.250%	(1)
$55	October 2004	April 2006	variable(g)	3.250%	—
$195	October 2004	April 2006	variable(h)	3.250%	(1)
$55	October 2004	April 2006	variable(i)	3.250%	—
$300	November 2004	February 2007	variable(j)	4.086%	—
$275	December 2004	February 2007	variable(k)	4.086%	1
Total fair value hedges					(10)

Cash flow hedges—FPL Energy:
$96	July 2002	December 2007	4.41%	variable(l )	(2)
$195	August 2003	November 2007	3.557%	variable(l )	—
$92	December 2003	December 2017	4.245%	variable(l )	—
$30	April 2004	December 2017	3.845%	variable(l )	1

Total cash flow hedges					(1)

Total interest rate hedges					$(11)

(a)
Six-month LIBOR plus 3.7285%

(b)
Six-month LIBOR plus 3.6800%

(c)
Six-month LIBOR plus 4.9900%

(d)
Six-month LIBOR plus 4.9925%

(e)
Six-month LIBOR less 0.1375%

(f)
Six-month LIBOR plus 0.0153%

(g)
Six-month LIBOR plus 0.0100%

(h)
Six-month LIBOR plus 0.1500%

(i)
Six-month LIBOR plus 0.1525%

(j)
Three-month LIBOR plus 0.50577%

(k)
Three-month LIBOR plus 0.4025%

(l)
Three-month LIBOR

        In February 2005, an FPL Energy subsidiary entered into an interest rate swap to receive LIBOR and pay a fixed rate of 4.255% to hedge approximately $4 million to $6 million through November 2007 and approximately $163 million to $173 million from November 2007 through June 2008.

11.    Investments in Partnerships and Joint Ventures

        FPL Energy—FPL Energy has non-controlling non-majority owned interests in various partnerships and joint ventures, essentially all of which are electricity producers. At December 31, 2004 and 2003, FPL Energy's investment in partnerships and joint ventures totaled approximately $288 million and $359 million, respectively, which is included in other investments on the consolidated balance sheets. FPL Energy's interest in these partnerships and joint ventures range from approximately 5.5% to 50%. At December 31, 2004, the principal entities included in FPL Energy's investments in partnerships and joint ventures were Northeast Energy, LP, Cherokee County Cogeneration Partners, LP, Green Ridge Power, LLC, Cameron Ridge LLC, Windpower Partners 1993, LP and, in 2003, included Bastrop Energy Partnership, LP. Bastrop was sold in 2004.

        Summarized combined information for these principal entities is as follows:

	2004	2003
	(millions)
Net income	$219	$112
Total assets	$1,351	$1,632
Total liabilities	$789	$968
Partners' equity	$562	$664
FPL Energy's share of underlying equity in the principal entities	$281	$332
Difference between investment carrying amount and underlying equity in net assets(a)	(47)	(31)

FPL Energy's investment carrying amount for the principal entities	$234	$301

(a)
The majority of the difference between the investment carrying amount and the underlying equity in net assets is being amortized over the remaining life of the investee's assets.

        Certain subsidiaries of FPL Energy provide services to the partnerships and joint ventures, including O&M and business management services. FPL Group's operating revenues for the years ended December 31, 2004, 2003 and 2002 include approximately $16 million each, related to such services. The receivables at December 31, 2004 and 2003, for these services, as well as for payroll and other payments made on behalf of these investees, were approximately $29 million and $19 million, respectively, and are included in other current assets on the consolidated balance sheets.

        Notes receivable (long- and short-term) include approximately $99 million and $107 million at December 31, 2004 and 2003, respectively, due from partnerships and joint ventures in which FPL Energy has an ownership interest. The notes receivable mature in 2005 through 2014 and the majority bear interest at variable rates, which ranged from approximately 6.1% to 8.5% at December 31, 2004 and 2003. Interest income on these notes totaling approximately $7 million, $6 million and $8 million for the years ended December 31, 2004, 2003 and 2002, respectively, is included in other—net in the consolidated statements of income. There was no interest receivable associated with these notes as of December 31, 2004 and 2003.

        FPL Group—In March 2004, a trust created by FPL Group sold $300 million of preferred trust securities to the public and $9 million of common trust securities to FPL Group. The trust is an unconsolidated 100%-owned finance subsidiary. The trust used the proceeds to purchase $309 million of 5 7/8% junior subordinated debentures maturing in March 2044 from FPL Group Capital. FPL Group has fully and unconditionally guaranteed the preferred trust securities and the junior subordinated debentures.

12.    Common Stock

        Earnings Per Share—The reconciliation of basic and diluted earnings per share of common stock is shown below:

	Years Ended December 31,
	2004	2003	2002
	(millions, except per share amounts)
Numerator—net income	$887	$890	$473

Denominator:
Weighted-average number of common shares outstanding—basic	179.3	177.5	172.9
Restricted stock, performance share and shareholder value awards, options and equity units(a)	1.5	0.7	0.4

Weighted-average number of common shares outstanding—assuming dilution	180.8	178.2	173.3

Earnings per share of common stock:
Basic	$4.95	$5.01	$2.74
Assuming dilution	$4.91	$5.00	$2.73

(a)
Performance share awards and shareholder value awards are included in diluted weighted-average number of shares outstanding based upon what would be issued if the end of the reporting period was the end of the term of the award. Restricted stock, performance share awards, shareholder value awards, options and equity units (known as Corporate Units) are included in diluted weighted-average number of common shares outstanding by applying the treasury stock method.

        Common shares issuable upon the exercise of stock options and settlement of purchase contracts that form a part of equity units, which were not included in the denominator above due to their antidilutive effect, were approximately 11 million in 2002 and none for 2003 and 2004. See Note 14.

        On February 18, 2005, FPL Group's board of directors approved a two-for-one stock split of FPL Group's common stock effective March 15, 2005 (2005 stock split). FPL Group's authorized common stock will increase from 400 million to 800 million shares. After giving effect to the 2005 stock split, the subsequent quarterly dividend on FPL Group's common stock will be 35.5 cents per share. The share or per share information included in the consolidated financial statements for the year ended December 31, 2004 does not reflect the effect of the 2005 stock split. The following table gives the pro forma effect of the 2005 stock split on FPL Group's earnings per share of common stock—assuming dilution.

	Years Ended December 31,
	2004	2003	2002
	(millions, except per share amounts)
Income before cumulative effect of changes in accounting principles	$887	$893	$695
Cumulative effect of changes in accounting principles	$—	$(3)	$(222)
Net income	$887	$890	$473
Pro forma weighted-average number of common shares outstanding—assuming dilution	362	356	347
Pro forma earnings per share of common stock—assuming dilution:
Pro forma earnings per share before cumulative effect of changes in accounting principles	$2.45	$2.51	$2.01
Pro forma cumulative effect of changes in accounting principles	$—	$(0.01)	$(0.64)
Pro forma earnings per share of common stock	$2.45	$2.50	$1.37

        Common Stock Dividend Restrictions—FPL Group's charter does not limit the dividends that may be paid on its common stock. FPL's mortgage securing FPL's first mortgage bonds contains provisions that, under certain conditions, restrict the payment of dividends and other distributions to FPL Group. These restrictions do not currently limit FPL's ability to pay dividends to FPL Group.

        Employee Stock Ownership Plan (ESOP)—The employee thrift plans of FPL Group include a leveraged ESOP feature. Shares of common stock held by the trust for the thrift plans (Trust) are used to provide all or a portion of the employers' matching contributions. Dividends received on all shares, along with cash contributions from the employers, are used to pay principal and interest on an ESOP loan held by FPL Group Capital. Dividends on shares allocated to employee accounts and used by the Trust for debt service are replaced with an equivalent amount of shares of common stock at prevailing market prices. For purposes of computing basic and fully diluted earnings per share, ESOP shares that have been committed to be released are considered outstanding.

        ESOP-related compensation expense of approximately $27 million, $25 million and $24 million in 2004, 2003 and 2002, respectively, was recognized based on the fair value of shares allocated to employee accounts during the period. Interest income on the ESOP loan is eliminated in consolidation. ESOP-related unearned compensation included as a reduction of common shareholders' equity at December 31, 2004 was approximately $154 million, representing approximately 5.3 million unallocated shares at the original issue price of $29 per share. The fair value of the ESOP-related unearned compensation account using the closing price of FPL Group stock at December 31, 2004 was approximately $396 million.

        Long-Term Incentive Plan—At December 31, 2004, approximately 13 million shares of common stock were authorized and 10.9 million were available for awards (including outstanding awards) to officers and employees of FPL Group and its subsidiaries under FPL Group's long-term incentive plan. Restricted stock is issued at market value at the date of grant, typically vests within four years and is subject to, among other things, restrictions on transferability. Performance share awards and shareholder value awards are typically payable at the end of a three- or four-year performance period if the specified performance criteria are met. The exercise price of each option granted in 2004, 2003 and 2002 equaled the market price of common stock on the date of grant. Options typically vest within three years and have a maximum term of ten years. See Note 1—Stock-Based Compensation.

        The changes in awards under the long-term incentive plan are as follows:

			Options
		Performance Share and Shareholder Value Awards
	Restricted Stock		Number	Weighted-Average Exercise Price
Balances, December 31, 2001	307,725	545,079	2,143,814	$59.19
Granted	127,325 (a)	206,605 (b)	1,669,625 (c)	$54.27
Paid/released/exercised	(123,095)	(246,246)	(69,101)	$41.19
Forfeited	(13,250)	(86,949)	(99,208)	$59.09

Balances, December 31, 2002	298,705	418,489	3,645,130	$57.29
Granted	234,345 (a)	210,433 (b)	1,605,970 (c)	$56.13
Paid/released/exercised	(112,918)	(169,095)	(118,301)	$47.88
Forfeited	(37,444)	(64,181)	(352,387)	$55.63

Balances, December 31, 2003	382,688	395,646	4,780,412	$57.24
Granted	155,455 (a)	240,876 (b)	395,000 (c)	$64.92
Paid/released/exercised	(114,520)	(92,777)	(493,675)	$58.82
Forfeited	(12,945)	(24,540)	(95,224)	$56.29

Balances, December 31, 2004	410,678	519,205	4,586,513 (d)	$57.83

(a)
The weighted-average grant date fair value of restricted stock granted in 2004, 2003 and 2002 was $65.15, $59.00 and $54.82 per share, respectively.

(b)
The weighted-average grant date fair value of performance share and shareholder value awards in 2004, 2003 and 2002 was $65.03, $61.33 and $56.95 per share, respectively.

(c)
The weighted-average fair value of options granted was $10.20, $8.37 and $9.33 in 2004, 2003 and 2002, respectively. The fair value of the options granted in 2004, 2003 and 2002 were estimated on the date of the grant using the Black-Scholes option-pricing model with a weighted-average expected dividend yield of 3.93%, 3.97% and 4.04%, a weighted-average expected volatility of 20.11%, 19.99% and 19.18%, a weighted-average risk-free interest rate of 3.78%, 3.48% and 4.99%, respectively, and a weighted-average expected term of 7 years.

(d)
Of the options outstanding at December 31, 2004, 1,979,588 options were exercisable and had exercise prices ranging from $38.13 to $65.13 per share with a weighted-average exercise price of $58.99 per share and a weighted-average remaining contractual life of 6.5 years. The remainder of the outstanding options had exercise prices ranging from $52.64 to $64.92 per share with a weighted-average exercise price of $56.95 per share and a weighted-average remaining contractual life of 7.9 years.

        In addition, as a result of certain employees voluntarily electing to convert a cash bonus, net of taxes, into fully-vested shares of FPL Group common stock, approximately 18 thousand common shares were issued under the LTIP during 2004.

        Other—Each share of common stock has been granted a Preferred Share Purchase Right (Right), at an exercise price of $120, subject to adjustment, in the event of certain attempted business combinations. The Rights will cause substantial dilution to a person or group attempting to acquire FPL Group on terms not approved by FPL Group's board of directors.

13.    Preferred Stock

        FPL Group's charter authorizes the issuance of 100 million shares of serial preferred stock, $0.01 par value. None of these shares are outstanding. FPL Group has reserved 3 million shares for issuance upon exercise of preferred share purchase rights which expire in June 2006. Preferred stock of FPL consisted of the following:(a)

	December 31, 2004		December 31,
	Shares Outstanding(b)	Redemption Price	2004		2003
			(millions)
Cumulative, $100 Par Value, without sinking fund requirements, authorized 10,664,100 shares:
4 1/2% Series A	50,000	$103.25	$5		$5
4 1/2% Series V	200,000	$100.00	20		—

Total preferred stock of FPL	250,000		25		5
Less 4 1/2% Series V preferred stock held by FPL Group (eliminated in consolidation)	200,000		20		—

Total preferred stock of FPL reported at FPL Group	50,000		$5	(c)	$5

(a)
FPL's charter also authorizes the issuance of 5 million shares of subordinated preferred stock, no par value. None of these shares are outstanding. There were no issuances or redemptions of preferred stock in 2002. In November 2003, FPL redeemed 2.2 million shares of preferred stock with an aggregate par value of $221 million for redemption prices per share ranging from $101.00 to $103.52. In January 2004, FPL sold 200,000 shares of 4 1/2% Series V preferred stock with an aggregate par value of $20 million to FPL Group. In January 2005, FPL redeemed all 250,000 shares of its $100 Par Value 4 1/2% (Series A and Series V) preferred stock outstanding at December 31, 2004.

(b)
FPL's preferred shares are entitled to dividends at the stated rates in preference to FPL's common stockholder, FPL Group. In the event of voluntary liquidation, the outstanding preferred shares have preference over common shares until an amount equal to the current redemption price of all shares has been paid. In the event of involuntary liquidation, outstanding preferred shares shall have preference over common shares until the full par value of all shares and all unpaid accumulated dividends thereon have been paid.

(c)
Included in current maturities of long-term debt and preferred stock on the consolidated balance sheets.

14. Debt

        Long-term debt consists of the following:

	December 31,
	2004	2003
	(millions)
FPL:
First mortgage bonds:
Maturing in 2005—6 7/8%	$500	$500
Maturing 2008 through 2013—4.85% to 6.00%	825	825
Maturing 2033 through 2035—5 5/8% to 5.95%	1,240	1,000
Medium-term note—maturing 2006—2.34%	135	135
Pollution control, solid waste disposal and industrial development revenue bonds -maturing 2020 through 2029—variable, 2.1% and 1.1% weighted-average annual interest rates, respectively	633	633
Fair value swaps (see Note 10)	(2)	—
Unamortized discount	(20)	(19)

Total long-term debt of FPL	3,311	3,074
Less current maturities of long-term debt	500	—
Less fair value swaps on current maturities of long-term debt (see Note 10)	(2)	—

Long-term debt of FPL, excluding current maturities	2,813	3,074

FPL Group Capital:
Debentures—maturing 2005 through 2009—1 7/8% to 7 5/8%	2,425	2,600
Debentures—maturing 2005—variable, 2.86% and 1.45%, respectively	400	400
Debentures—maturing 2007—4.086% and 4.75%, respectively(a)	575	575
Debentures, related to FPL Group's equity units—maturing 2008—5.00%	506	506
Junior Subordinated Debentures—maturing 2044—5 7/8%	309	—
Other long-term debt—maturing 2013—7.35%(b)	5	5
Term loan facilities—maturing 2004 through 2005—variable, 1.82%(c) weighted-average annual interest rate	—	175
Fair value swaps (see Note 10)	(9)	(3)
Unamortized discount	(4)	(6)

Total long-term debt of FPL Group Capital	4,207	4,252
Less current maturities of long-term debt	605	275
Less fair value swap on current maturities of long-term debt (see Note 10)	(1)	1

Long-term debt of FPL Group Capital, excluding current maturities	3,603	3,976

FPL Energy:
Senior secured bonds—maturing 2017 through 2023—6.639% to 7.52%	789	852
Senior secured notes—maturing 2020—7.11%	111	115
Construction term facility—maturing 2008—variable, 4.31% and 2.90%, respectively	349	315
Other long-term debt—maturing 2007 through 2017—variable, 3.89% and 2.32% weighted-average interest rates, respectively	468	482
Other long-term debt—maturing 2018 through 2020—6.65% to 10.63%	12	—

Total long-term debt of FPL Energy	1,729	1,764
Less current maturities of long-term debt	118	91

Long-term debt of FPL Energy, excluding current maturities	1,611	1,673

Total long-term debt	$8,027	$8,723

(a)
During 2004, these debentures were remarketed. See discussion below.

(b)
The other long-term debt was redeemed in January 2005 and is included in current maturities of long-term debt and preferred stock on the consolidated balance sheet at December 31, 2004.

(c)
A variable rate term loan due May 2005 was redeemed in August 2004.

        Minimum annual maturities of long-term debt are approximately $1,223 million, $1,353 million, $1,505 million, $1,055 million and $924 million for 2005, 2006, 2007, 2008 and 2009, respectively.

        In February 2005, subsidiaries of FPL Energy sold $365 million of 5.608% limited-recourse senior secured bonds maturing in March 2024 and $100 million of 6.125% limited-recourse senior secured bonds maturing in March 2019. Semi-annual principal payments are due beginning September 2005. The majority of the proceeds were used to return to FPL Energy a portion of the indirect investment it made in the development, acquisition and/or construction of nine wind power projects. FPL Group Capital has guaranteed certain obligations under the debt agreement.

        At December 31, 2004, commercial paper borrowings had a weighted-average interest rate of 2.32%. Available lines of credit aggregated approximately $3.6 billion ($2.0 billion for FPL Group Capital and $1.6 billion for FPL) at December 31, 2004, all of which were based on firm commitments. These facilities provide for the issuance of letters of credit of up to $1.5 billion ($750 million for FPL Group Capital and $750 million for FPL). The issuance of letters of credit is subject to the aggregate commitment under the applicable facility. While no direct borrowings were outstanding at December 31, 2004, undrawn letters of credit totaling $238 million were outstanding under the FPL Group Capital credit facilities.

        FPL Group Capital has guaranteed certain debt and other obligations of FPL Energy and its subsidiaries. FPL Group has guaranteed certain payment obligations of FPL Group Capital, including most of those under FPL Group Capital's debt, including all of its debentures and commercial paper issuances, as well as most of its guarantees.

        In February 2002, FPL Group sold a total of 11.5 million publicly-traded equity units known as Corporate Units, and in connection with that financing, FPL Group Capital issued $575 million principal amount of 4.75% debentures due February 16, 2007. During 2004, FPL Group Capital remarketed $554 million of these debentures and the annual interest rate on all the debentures was reset to 4.086%. Payment of FPL Group Capital debentures is absolutely, irrevocably and unconditionally guaranteed by FPL Group. Each Corporate Unit initially consisted of a $50 FPL Group Capital debenture and a purchase contract pursuant to which the holder will purchase $50 of FPL Group common shares on or before February 16, 2005, and FPL Group will make payments of 3.75% of the unit's $50 stated value until the shares are purchased. On February 16, 2005, FPL Group received approximately $575 million for settlement of these purchase contracts and issued 9,270,090 shares of FPL Group common stock.

        In June 2002, FPL Group sold concurrently a total of 5.75 million shares of common stock and 10.12 million 8% Corporate Units. In connection with the corporate units financing, FPL Group Capital issued $506 million principal amount of 5% debentures due February 16, 2008. The interest rate on the debentures is expected to be reset on or after August 16, 2005. The interest rate resets, upon a successful remarketing of the debentures, at the rate the debentures should bear to have an approximate market value of 100.5% of par. Payment of FPL Group Capital debentures is absolutely, irrevocably and unconditionally guaranteed by FPL Group. Each 8% Corporate Unit initially consisted of a $50 FPL Group Capital debenture and a purchase contract pursuant to which the holder will purchase $50 of FPL Group common shares on or before February 16, 2006, and FPL Group will make payments of 3% of the unit's $50 stated value until the shares are purchased. Under the terms of the purchase contracts, as of December 31, 2004, FPL Group will issue between 7,450,344 and 8,940,008 shares of common stock in connection with the settlement of the purchase contracts (subject to adjustment under certain circumstances) and receive approximately $506 million.

        Prior to the issuance of FPL Group's common stock, the purchase contracts are reflected in FPL Group's diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of FPL Group common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares that would be issued upon settlement of the purchase contracts over the number of shares that could be purchased by FPL Group in the market, at the average market price during the period, using the proceeds receivable upon settlement. See Note 12—Earnings Per Share regarding the 2005 stock split.

15.    Asset Retirement Obligations

        Effective January 1, 2003, FPL Group adopted FAS 143, "Accounting for Asset Retirement Obligations." This statement requires that a liability for the fair value of an ARO be recognized in the period in which it is incurred with the offsetting associated asset retirement cost capitalized as part of the carrying amount of the long-lived asset. The asset retirement cost is subsequently allocated to expense using a systematic and rational method over its useful life. Changes in the ARO resulting from the passage of time are recognized as an increase in the carrying amount of the liability and as accretion expense, which is included in depreciation and amortization expense in the consolidated statements of income. Prior to January 1, 2003, FPL accrued for decommissioning and dismantlement costs over the life of the related asset through depreciation expense.

        Upon adoption of FAS 143, with respect to amounts for nuclear decommissioning, FPL recorded an ARO of approximately $1.8 billion, capitalized a net asset related to the ARO of approximately $231 million and reversed the approximately $1.6 billion it had previously recorded in accumulated depreciation. The difference, approximately $29 million, was deferred as a regulatory liability. FPL's AROs other than nuclear decommissioning were not significant. The adoption of FAS 143 results in timing differences in the recognition of legal asset retirement costs for financial reporting purposes and the method the FPSC allows FPL to recover in rates. Accordingly, any differences between the ongoing expense recognized under FAS 143 and the amount recoverable through rates are deferred in accordance with FAS 71. FPL recorded accretion expense of approximately $106 million for the year ended December 31, 2004. No other adjustments were made to FPL's ARO during the year ended December 31, 2004.

        FPL Group has identified but not recognized ARO liabilities related to electric transmission and distribution and telecommunications assets resulting from easements over property not owned by FPL Group. These easements are generally perpetual and only require retirement action upon abandonment or cessation of use of the property for the specified purpose. The ARO liability is not estimable for such easements as FPL Group intends to utilize these properties indefinitely. In the event FPL Group decides to abandon or cease the use of a particular easement, an ARO liability would be recorded at that time.

        In addition to the amounts recorded by FPL, upon adoption of FAS 143, FPL Energy increased its ARO by approximately $6 million to a total ARO of approximately $164 million and increased its net property, plant and equipment by approximately $6 million. Approximately $152 million of FPL Energy's ARO related to the nuclear decommissioning obligation of Seabrook, and the remainder primarily represented the current estimated fair value of obligations to dismantle its wind facilities located on leased property and certain hydro facilities. The cumulative effect of a change in accounting principle of adopting FAS 143 was immaterial to FPL Energy's net income. FPL Energy recorded accretion expense of approximately $13 million and $12 million for the years ended December 31, 2004 and 2003, respectively. Further, FPL Energy recorded approximately $1 million and $2 million for the years ended December 31, 2004 and 2003, respectively, in additional ARO liabilities relating to new wind assets which caused FPL Energy's ARO to increase to approximately $192 million and $178 million at December 31, 2004 and 2003, respectively.

        Had FAS 143 been applied in 2002, FPL Group would have recorded AROs of approximately $2.0 billion at December 31, 2002. Additionally, had FPL Group applied FAS 143 in the year ended December 31, 2002, FPL Group's net income and earnings per share would have been as follows:

Year Ended December 31, 2002
(millions, except per share amounts)
Pro forma:
Net income	$473
Earnings per share—basic	$2.73
Earnings per share—assuming dilution	$2.73
As reported:
Net income	$473
Earnings per share—basic	$2.74
Earnings per share—assuming dilution	$2.73

16.    Commitments and Contingencies

        Commitments—FPL Group and its subsidiaries have made commitments in connection with a portion of their projected capital expenditures. Capital expenditures at FPL consist of the cost for construction or acquisition of additional facilities and equipment to meet customer demand, as well as capital improvements to and maintenance of existing facilities. At FPL Energy, capital expenditures include, among other things, the construction of wind projects and the procurement of nuclear fuel (including capitalized interest). FPL FiberNet's capital expenditures primarily include costs to meet customer specific requirements and sustain its fiber-optic network. Capital expenditures for 2005 through 2009 are estimated to be as follows:

	2005	2006	2007	2008	2009	Total
	(millions)
FPL:
Generation:(a)
New(b)	$385	$235	$525	$250	$60	$1,455
Existing	540	475	480	325	395	2,215
Transmission and distribution	695	730	740	715	715	3,595
Nuclear fuel	70	100	110	75	105	460
General and other	145	130	165	165	160	765

Total	$1,835	$1,670	$2,020	$1,530	$1,435	$8,490

FPL Energy:
Wind(c)	$405	$5	$5	$5	$5	$425
Gas	20	20	10	5	10	65
Nuclear fuel and other	165	115	110	90	95	575

Total	$590	$140	$125	$100	$110	$1,065

FPL FiberNet	$7	$7	$7	$7	$7	$35

(a)
Includes AFUDC of approximately $50 million, $40 million, $46 million and $12 million in 2005, 2006, 2007 and 2008, respectively.

(b)
Includes generating structures, transmission interconnection and integration, licensing and AFUDC.

(c)
FPL Energy's capital expenditures for new wind projects are estimated through 2005, when the production tax credits are scheduled to expire. The 2005 amount reflects expenditures associated with approximately 220 mw of wind generation, which have been announced and are currently under construction, as well as committed expenditures for other expected wind additions in 2005.

        In addition to estimated capital expenditures listed above, FPL and FPL Energy have long-term contracts related to purchased power and/or fuel (see Contracts below). At December 31, 2004, FPL Energy had approximately $1.4 billion in firm commitments primarily for natural gas transportation, supply and storage, firm transmission service, nuclear fuel and a portion of its capital expenditures. Additionally, during 2003, a subsidiary of FPL Group Capital committed to lend up to $250 million under a secured loan to a third party, which matures no later than June 30, 2006. At December 31, 2004, $175 million had been drawn on under the loan and is included in other investments on the consolidated balance sheets. FPL Group has guaranteed certain payment obligations of FPL Group Capital, including most payment obligations under FPL Group Capital's debt.

        FPL Group accounts for payment guarantees and related contracts, for which it or a subsidiary is the guarantor, under FIN 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees Including Indirect Guarantees of Indebtedness of Others," which requires that the fair value of guarantees provided to unconsolidated entities entered into after December 31, 2002, be recorded on the balance sheet. At December 31, 2004, subsidiaries of FPL Group have guaranteed debt service payments relating to agreements that existed at December 31, 2002. The term of the guarantees is equal to the term of the related debt, with remaining terms ranging from 1 year to 14 years. The maximum potential amount of future payments that could be required under these guarantees at December 31, 2004 was approximately $14 million. At December 31, 2004, FPL Group did not have any liabilities recorded for these guarantees. In certain instances, FPL Group can seek recourse from third parties for 50% of any amount paid under the guarantees. Guarantees provided to unconsolidated entities entered into subsequent to December 31, 2002, and the related fair value, were not material as of December 31, 2004.

        FPL Energy has guaranteed certain performance obligations of a power plant owned by a wholly-owned subsidiary as part of a power purchase agreement that expires in 2027. Under this agreement, the subsidiary could incur market-based liquidated damages for failure to meet contractual minimum outputs. In addition, certain subsidiaries of FPL Energy have contracts that require certain projects to meet annual minimum generation amounts. Failure to meet the annual minimum generation amounts would result in the FPL Energy subsidiary incurring specified liquidated damages. Based on past performance of these and similar projects and current forward prices, management believes that the exposure associated with these guarantees is not material.

        An FPL Energy subsidiary is committed to purchase oil and gas inventory remaining in certain storage facilities at December 31, 2005 at its weighted-average cost. At December 31, 2004, the subsidiary's commitment is estimated to be from $0 to approximately $68 million, based on a potential range of zero to full storage volume at the current average forward price of oil and gas. Upon expiration of the commitment, FPL Energy expects to either negotiate a new contract or use any remaining fuel to operate the plant.

        Contracts—FPL has entered into long-term purchased power and fuel contracts. FPL is obligated under take-or-pay purchased power contracts with JEA and with subsidiaries of The Southern Company (Southern subsidiaries) to pay for approximately 1,300 mw of power through mid-2015 and 381 mw thereafter through 2021. FPL also has various firm pay-for-performance contracts to purchase approximately 900 mw from certain cogenerators and small power producers (qualifying facilities) with expiration dates ranging from 2005 through 2026. The purchased power contracts provide for capacity and energy payments. Energy payments are based on the actual power taken under these contracts, and one of the Southern subsidiaries' contracts is subject to minimum quantities. Capacity payments for the pay-for-performance contracts are subject to the qualifying facilities meeting certain contract conditions. FPL has various agreements with several electricity suppliers to purchase an aggregate of up to approximately 1,900 mw (including approximately 575 mw beginning in 2006) of power with expiration dates ranging from 2005 through 2009. In general, the agreements require FPL to make capacity payments and supply the fuel consumed by the plants under the contracts. FPL has contracts for the supply and transportation of natural gas, coal and oil, and natural gas storage, with various expiration dates through 2028.

        FPL Energy has contracts primarily for the supply, transportation and storage of natural gas and firm transmission service with expiration dates ranging from 2005 through 2033. FPL Energy also has several contracts for the supply, conversion, enrichment and fabrication of Seabrook's nuclear fuel with expiration dates ranging from 2006 to 2014.

        The required capacity and minimum payments under these contracts as of December 31, 2004 are estimated to be as follows:

	2005	2006	2007	2008	2009	Thereafter
			(millions)
FPL:
Capacity payments:(a)
JEA and Southern subsidiaries(b)	$190	$200	$200	$200	$210	$1,255
Qualifying facilities(b)	$360	$310	$320	$320	$320	$3,800
Other electricity suppliers(b)	$80	$90	$45	$30	$30	$—
Minimum payments, at projected prices:
Southern subsidiaries — energy(b)	$60	$60	$60	$60	$60	$30
Natural gas, including transportation(c)	$1,860	$855	$285	$255	$255	$2,655
Coal(c)	$45	$40	$30	$20	$—	$—
Oil(c)	$660	$345	$—	$—	$—	$—
FPL Energy	$60	$50	$50	$50	$50	$685

(a)
Capacity payments under these contracts, the majority of which is recoverable through the capacity clause, totaled $656 million, $641 million and $581 million for the years ended December 31, 2004, 2003 and 2002, respectively.

(b)
Energy payments under these contracts, which are recoverable through the fuel clause, totaled $376 million, $346 million and $303 million for the years ended December 31, 2004, 2003 and 2002, respectively.

(c)
Recoverable through the fuel clause.

        Insurance—Liability for accidents at nuclear power plants is governed by the Price-Anderson Act, which limits the liability of nuclear reactor owners to the amount of insurance available from both private sources and an industry retrospective payment plan. In accordance with this act, FPL Group maintains $300 million of private liability insurance per site, which is the maximum obtainable, and participates in a secondary financial protection system under which it is subject to retrospective assessments of up to $503 million, plus any applicable taxes, per incident at any nuclear reactor in the United States, payable at a rate not to exceed $50 million per incident per year. FPL Group is contractually entitled to recover a proportionate share of such assessments from the owners of minority interests in Seabrook and St. Lucie Unit No. 2, which approximates $12 million and $15 million, plus any applicable taxes, per incident, respectively. The Price-Anderson Act expired on August 1, 2002 but the liability limitations did not change for plants, including FPL's four nuclear units and Seabrook, with operating licenses issued by the NRC prior to August 1, 2002.

        FPL Group participates in nuclear insurance mutual companies that provide $2.75 billion of limited insurance coverage per occurrence per site for property damage, decontamination and premature decommissioning risks at its nuclear plants. The proceeds from such insurance, however, must first be used for reactor stabilization and site decontamination before they can be used for plant repair. FPL Group also participates in an insurance program that provides limited coverage for replacement power costs if a nuclear plant is out of service for an extended period of time because of an accident. In the event of an accident at one of FPL Group's or another participating insured's nuclear plants, FPL Group could be assessed up to $107 million in retrospective premiums. FPL Group and FPL are contractually entitled to recover a proportionate share of such assessments from the owners of minority interests in Seabrook and St. Lucie Unit No. 2, which approximates $2 million and $3 million, respectively.

        In the event of a catastrophic loss at one of FPL Group's nuclear plants, the amount of insurance available might not be adequate to cover property damage and other expenses incurred. Uninsured losses, to the extent not recovered through rates in the case of FPL, would be borne by FPL Group and could have a material adverse effect on FPL Group's financial condition and results of operations.

        Due to the high cost and limited coverage available from third-party insurers, FPL has essentially no insurance coverage on its transmission and distribution property. As approved by the FPSC, FPL maintains a storm reserve for uninsured property storm damage or assessments under the nuclear insurance program. However, at December 31, 2004, FPL had a $536 million storm reserve deficiency as a result of restoration costs associated with the three hurricanes that struck FPL's service territory during the third quarter of 2004. See Note 1—Storm Fund and Storm Reserve Deficiency. FPL Group has no insurance coverage for FPL FiberNet's fiber-optic cable located throughout Florida.

        Litigation—In 1999, the Attorney General of the United States, on behalf of the U.S. Environmental Protection Agency (EPA), brought an action against Georgia Power Company and other subsidiaries of The Southern Company for certain alleged violations of the Clean Air Act. In May 2001, the EPA amended its complaint. The amended complaint alleges, among other things, that Georgia Power Company constructed and is continuing to operate Scherer Unit No. 4, in which FPL owns a 76% interest, without obtaining proper permitting, and without complying with performance and technology standards as required by the Clean Air Act. It also alleges that unspecified major modifications have been made at Scherer Unit No. 4 that require its compliance with the aforementioned Clean Air Act provisions. The EPA seeks injunctive relief requiring the installation of best available control technology and civil penalties of up to $25,000 per day for each violation from an unspecified date after June 1, 1975 through January 30, 1997 and $27,500 per day for each violation thereafter. The EPA further revised its civil penalty rule in February 2004, such that the maximum penalty is $32,500 per day for each violation after March 15, 2004. Georgia Power Company has answered the amended complaint, asserting that it has complied with all requirements of the Clean Air Act, denying the plaintiff's allegations of liability, denying that the plaintiff is entitled to any of the relief that it seeks and raising various other defenses. In June 2001, a federal district court stayed discovery and administratively closed the case pending resolution of the EPA's motion for consolidation of discovery in several Clean Air Act cases that was filed with a Multi-District Litigation (MDL) panel. In August 2001, the MDL panel denied the motion for consolidation. In September 2001, the EPA moved that the federal district court reopen this case for purposes of discovery. Georgia Power Company opposed that motion asking that the case remain closed until the Eleventh Circuit Court of Appeals ruled on the Tennessee Valley Authority's (TVA) appeal of an EPA administrative compliance order relating to legal issues that are also central to this case. In August 2002, the federal district court denied without prejudice the EPA's motion to reopen. In June 2003, the Eleventh Circuit issued its order dismissing the TVA's appeal because it found the provision of the Clean Air Act allowing the EPA to issue binding administrative compliance orders was unconstitutional, and hence found that the TVA order was a non-final order that courts of appeal do not have jurisdiction to review. In September 2003, the Eleventh Circuit denied the EPA's motion for rehearing. In May 2004, the U.S. Supreme Court denied the EPA's petition for review of the Eleventh Circuit order. The EPA has not yet moved to reopen the Georgia Power Company case.

        In 2001, J. W. and Ernestine M. Thomas, Chester and Marie Jenkins (since substituted for by Hazel and Lamar Jenkins), and Ray Norman and Jack Teague, as Co-Personal Representatives on behalf of the Estate of Robert L. Johns, served FPL Group, FPL, FPL FiberNet, FPL Group Capital and FPL Investments, Inc. (FPL Investments) as defendants in a civil action filed in the Florida circuit court. This action is purportedly on behalf of all property owners in Florida (excluding railroad and public rights of way) whose property is encumbered by easements in favor of FPL, and on whose property defendants have installed or intend to install fiber-optic cable which defendants currently lease, license or convey or intend to lease, license or convey for non-electric transmission or distribution purposes. The lawsuit alleges that FPL's easements do not permit the installation and use of fiber-optic cable for general communication purposes. The plaintiffs have asserted claims for unlawful detainer, unjust enrichment and constructive trust and seek injunctive relief and compensatory damages. In May 2002, plaintiffs filed an amended complaint, adding allegations regarding the installation of wireless communications equipment on some easements, and adding a claim for declaratory relief. Defendants filed an answer and affirmative defenses to the amended complaint in August 2002. Motions for summary judgment by FPL Group, FPL Group Capital and FPL Investments have been granted, and they have been dismissed from this lawsuit. In February 2004, the plaintiffs filed a motion for leave to file their third amended complaint adding four more plaintiffs and seeking leave to add a claim for punitive damages. The court has not set a time for a hearing on this motion or on whether this case will proceed as a class action.

        In 2001, Florida Municipal Power Agency (FMPA) filed with the U.S. Court of Appeals for the District of Columbia (DC Circuit) a petition for review asking the DC Circuit to reverse and remand orders of the FERC denying FMPA's request for credits for transmission facilities owned by FMPA members. The transmission credits sought by FMPA would offset the transmission charges that FPL bills FMPA for network transmission service to FMPA's member cities. FMPA member cities have been taking network transmission service under FPL's open access transmission tariff since 1996. In the orders appealed by FMPA, FERC ruled that FMPA would be entitled to credits for any FMPA facilities that were "integrated" with the FPL transmission system. Based on the evidence submitted, FERC concluded that none of the FMPA facilities met the integration test and, therefore, FMPA was not entitled to credits against FPL's charges for transmission service. In January 2003, the DC Circuit upheld FERC's order denying FMPA credits for its facilities; in March 2003, the DC Circuit denied FMPA's rehearing request of the DC Circuit's decision; and in October 2003, the U.S. Supreme Court denied FMPA's petition for review of the DC Circuit's decision.

        FMPA also has requested that FERC decide the same crediting issue in a separate FERC proceeding. That proceeding dates back to a filing by FPL in 1993 of a comprehensive restructuring of its then-existing tariff structure. All issues in that case were settled in September 2000 except for three issues reserved by FMPA: (i) the crediting issue, (ii) treatment of behind-the-meter generation and load ratio pricing for network integration transmission service, and (iii) exclusions from FPL's transmission rates of the costs of FPL's facilities that failed to meet the same integration test that was applied to FMPA's facilities with respect to the crediting issue. In December 2003, FERC issued an order addressing the three reserved issues. With respect to the crediting issue, FERC stated that it had previously determined that FMPA was not entitled to credits for its facilities in the related proceeding discussed above and saw no persuasive reason to revisit that determination in this proceeding. Regarding the issue of behind-the-meter generation, FERC stated that it had addressed the issue of load ratio pricing for network integration transmission service and the related issue of behind-the-meter generation in Order Nos. 888 and 888-A, and saw no persuasive reason to revisit that determination in this proceeding. With respect to the third issue, FERC directed FPL to make a compliance filing of a proposed rate schedule that does not include those facilities of FPL that fail to meet the same integration test applied to the FMPA facilities.

        In January 2004, FMPA requested a "conditional rehearing on the Commission's failure to order rate credits solely in the event that Commission does not adequately reduce FPL's rate base to achieve comparability," and challenging FERC's determination not to revisit the issue of behind-the-meter generation and load ratio pricing for network integration transmission service. In March 2004, FERC issued an order denying FMPA's rehearing request. In April 2004, FMPA petitioned the DC Circuit for review of FERC's December 2003 order and March 2004 order. FMPA filed its initial brief in that proceeding on October 1, 2004. FMPA's arguments are limited to the issue of behind-the-meter generation and load ratio pricing for network integration transmission service in instances when, according to FMPA, FPL cannot provide transmission service because of "physical transmission limitations." FERC's reply brief was filed on December 1, 2004. FPL has been granted party status as an intervenor, and its brief was filed on December 16, 2004. FMPA's reply brief to the FERC was filed on January 13, 2005. Oral argument is scheduled for March 22, 2005. FPL estimates its exposure for refunds to FMPA on this issue to be approximately $2 million at December 31, 2004.

        In May 2004, FPL made a compliance filing of a proposed rate schedule that does not include those facilities of FPL that fail to meet the same integration test that was applied to the FMPA facilities. Pursuant to this filing, 1.63% of FPL's transmission facilities do not satisfy the integration standard and FPL's current network transmission rate would be reduced by $0.02 per kilowatt (kw) per month, resulting in a refund obligation to FMPA of approximately $1 million at December 31, 2004. In June 2004, FMPA filed a protest to FPL's compliance filing, which protest would exclude approximately 30% of FPL's transmission facilities and reduce FPL's current network transmission rate by approximately $0.41 per kw per month, potentially resulting in a refund obligation to FMPA of approximately $26 million at December 31, 2004. Any reduction in FPL's network service rate would also apply effective January 1, 2004 to Seminole Electric Cooperative Inc. (Seminole), FPL's other network customer. The refund obligation to Seminole at December 31, 2004 would be approximately $0.2 million under FPL's filing and approximately $4 million based on FMPA's position. On January 25, 2005, FERC issued an order on FPL's compliance filing. In the order FERC accepted FPL's standards for analyzing the transmission system and agreed that FPL's "Georgia Ties" and "Turkey Point Lines" are part of FPL's integrated grid. FERC required FPL to make an additional compliance filing removing the cost of all radial transmission lines from transmission rates, rather than only radial lines that serve one customer, analyzing the FPL transmission system to remove the cost of any transmission facilities that provide only "unneeded redundancy," and calculating rate adjustments using 1993 data rather than 1998 data. FPL's further compliance filing is due on April 25, 2005.

        In 1995 and 1996, FPL Group, through an indirect subsidiary, purchased from Adelphia Communications Corporation (Adelphia)1,091,524 shares of Adelphia common stock and 20,000 shares of Adelphia preferred stock (convertible into 2,358,490 shares of Adelphia common stock) for an aggregate price of approximately $35,900,000. On January 29, 1999, Adelphia repurchased all of these shares for $149,213,130 in cash. On June 24, 2004, Adelphia, Adelphia Cablevision, L.L.C. and the Official Committee of Unsecured Creditors of Adelphia filed a complaint against FPL Group and its indirect subsidiary in the U.S. Bankruptcy Court, Southern District of New York. The complaint alleges that the repurchase of these shares by Adelphia was a fraudulent transfer, in that at the time of the transaction Adelphia (i) was insolvent or was rendered insolvent, (ii) did not receive reasonably equivalent value in exchange for the cash it paid, and (iii) was engaged or about to engage in a business or transaction for which any property remaining with Adelphia had unreasonably small capital. The complaint seeks the recovery for the benefit of Adelphia's bankruptcy estate of the cash paid for the repurchased shares, plus interest. FPL Group believes that the complaint is invalid because, among other reasons, Adelphia will be unable to demonstrate that (i) Adelphia's repurchase of shares from FPL Group, which repurchase was at the market value for those shares, was not for reasonably equivalent value, (ii) Adelphia was insolvent at the time of the repurchase, or (iii) the repurchase left Adelphia with unreasonably small capital.

        In 2003, Scott and Rebecca Finestone brought an action on behalf of themselves and their son Zachary Finestone in the U.S. District Court for the Southern District of Florida alleging that their son has developed cancer (neuroblastoma) as a result of the release and/or dissipation into the air, water, soil and underground areas of radioactive and non-radioactive hazardous materials, including strontium 90, and the release of other toxic materials from FPL's St. Lucie nuclear power plant. The complaint includes counts against FPL for strict liability for allegedly engaging in an ultra-hazardous activity and for alleged negligence in operating the plant in a manner that allowed emissions of the foregoing materials and failing to limit its release of nuclear fission products as prescribed by federal and state laws and regulations. The plaintiffs seek damages in excess of $1 million. After initially denying FPL's motion to dismiss, the court granted it with respect to plaintiffs' count for strict liability. The court has also granted FPL's motion for a ruling that the only duty owed by FPL to the plaintiffs is established exclusively by federal regulations and not general negligence standards. The plaintiffs subsequently filed an amended complaint on the same factual grounds, including a count against FPL for strict liability, which appears identical in all material elements to the strict liability claim in plaintiffs' initial complaint, and counts against FPL for alleged negligence based on duties allegedly established by federal and state laws and regulations. FPL again moved to dismiss the strict liability claim and moved to dismiss all negligence claims that are not based on the duty that the court has recognized governs this action. The court granted FPL's motion. FPL has answered the one count in the amended complaint that is based on that duty, denying any liability. Plaintiffs also moved to vacate or modify the court's order establishing the duty owed. The court denied plaintiffs' motion. Discovery is proceeding.

        In 2003, Tish Blake and John Lowe, as personal representatives of the Estate of Ashton Lowe, on behalf of the estate and themselves, as surviving parents, brought an action in the U.S. District Court for the Southern District of Florida alleging that their son developed cancer (medulo-blastoma) as a result of the release and/or dissipation into the air, water, soil and underground areas of radioactive and non-radioactive hazardous materials, including strontium 90, and the release of other toxic materials from FPL's St. Lucie nuclear power plant. The allegations, counts and damages demanded in the complaint are virtually identical to those contained in the Finestone lawsuit described above. As in the Finestone case, the court has granted FPL's motion to dismiss the plaintiffs' count for strict liability. Similarly, the court has also granted FPL's motion for a ruling that the only duty owed by FPL to the plaintiffs is established exclusively by federal regulations and not general negligence standards. The plaintiffs subsequently filed an amended complaint on the same factual grounds, including a count against FPL for strict liability, which appears identical in all material elements to the strict liability claim in plaintiffs' initial complaint, and counts against FPL for alleged negligence based on duties allegedly established by federal and state laws and regulations. FPL again moved to dismiss the strict liability claim and moved to dismiss all negligence claims that are not based on the duty that the court has recognized governs this action. The court granted FPL's motion. FPL has answered the one count in the amended complaint that is based on that duty, denying any liability. Plaintiffs also moved to vacate or modify the court's order establishing the duty owed. The court denied plaintiffs' motion. Discovery is proceeding.

        In 2003, Monty and Kathryn Wooldridge brought an action on behalf of themselves and their son, Kevin Allen Wooldridge, in the Circuit Court of the 9th Judicial Circuit in and for Orange County, Florida, against Aventis Pasteur and a number of other named and unnamed drug manufacturing and distribution companies, the American Dental Association, the Florida Dental Association, FPL and the Orlando Utilities Commission (OUC), alleging that their son has suffered toxic neurological effects from mercury poisoning. The sources of mercury exposure are alleged to be vaccines containing a preservative called thimerosal that were allegedly manufactured and distributed by the drug companies, mercury amalgam dental fillings, and emissions from FPL and OUC power plants in Florida, including Brevard County. The complaint includes counts against all defendants for civil battery and against FPL for alleged negligence in operating the plants such that the son was exposed to mercury and other heavy metals emissions. The damages demanded from FPL are for injuries and losses allegedly suffered by the son as a result of his exposure to the plants' mercury emissions and the parents' alleged pain and suffering, medical expenses, loss of wages, and loss of their son's services and companionship. No amount of damages is specified. The court has granted the drug manufacturing and distribution companies' and the dental associations' motions to dismiss the complaint against them. The plaintiffs are appealing those orders. FPL's motion to dismiss is pending.

        In 2003, Pedro C. and Emilia Roig brought an action on behalf of themselves and their son, Pedro Anthony Roig, in the Circuit Court of the 11th Judicial Circuit in and for Miami-Dade County, Florida (the state court), which was removed in October 2003 to the U.S. District Court for the Southern District of Florida, against Aventis Pasteur and a number of other named and unnamed drug manufacturing and distribution companies and FPL, alleging that their son has suffered toxic neurological effects from mercury poisoning. The allegations, counts and damages demanded in the complaint with respect to FPL are virtually identical to those contained in the Wooldridge lawsuit described above. The U.S. District Court remanded the action back to the state court. All parties anticipate that the drug manufacturing and distribution companies will move to dismiss the action. Plaintiffs and FPL have agreed that FPL will not respond to the complaint until the state court rules on those motions.

        In 2003, Edward and Janis Shiflett brought an action on behalf of themselves and their son, Phillip Benjamin Shiflett, in the Circuit Court of the 18th Judicial Circuit in and for Brevard County, Florida (the state court), which was removed in January

2004 to the U.S. District Court for the Middle District of Florida, against Aventis Pasteur and a number of other named and unnamed drug manufacturing and distribution companies, FPL and the OUC, alleging that their son has suffered toxic neurological effects from mercury poisoning. The allegations, counts and damages demanded in the complaint with respect to FPL are virtually identical to those contained in the Wooldridge and Roig lawsuits. FPL's motion to dismiss the complaint was denied. The U.S. District Court subsequently remanded the action back to the state court. All parties anticipate that the drug manufacturing and distribution companies will move to dismiss the action. Plaintiffs and FPL have agreed that FPL will not respond to the complaint until the state court rules on those motions.

        In February 2004, Albert Litter Studios, Inc. instituted an action against FPL in the Circuit Court of the 11thJudicial Circuit in and for Miami-Dade County, Florida, seeking damages on behalf of itself, and purportedly on behalf of all other similarly situated commercial entities in Florida. The plaintiff asserts that FPL's intentional use of allegedly defective thermal demand meters has resulted in overcharging it and certain other commercial customers millions of dollars and constitutes breach of an implied contract, breach of the duty of good faith and fair dealing, negligence, fraudulent inducement, and negligent misrepresentation. The complaint seeks damages in excess of $15,000, representing the amount of the alleged overcharges, interest, and such other relief as the court may order. FPL moved to dismiss the case on the grounds that the FPSC has exclusive jurisdiction over this type of complaint. The court denied the motion on July 13, 2004. FPL appealed the ruling to Florida's Third District Court of Appeals (Third DCA). FPL's motion to stay the proceedings pending resolution of the appeal was denied by the trial court. FPL filed a separate motion to stay pending appeal with the Third DCA, and the court granted that motion on November 10, 2004. Oral argument on the appeal of the jurisdictional question was heard on December 14, 2004. The parties are currently awaiting a decision on the appeal of the jurisdictional question; the Third DCA's stay of the trial court proceedings remains in effect pending that decision.

        FPL determined in 2002 that, based on sample testing of the approximately 3,900 1V thermal demand meters in service, the demand component of its 1V meter population was exceeding allowable tolerance levels established by FPSC rules. In 2002, FPL proposed to replace and test all of the 1V meters in service and to issue refunds, as appropriate, within certain parameters. FPL was given administrative approval from the FPSC staff to proceed with the replacement of the 1V meters. By early 2003, all 1V meters had been replaced. Testing of all 1V meters disclosed that approximately 15% of the 3,900 meters were outside of allowed tolerances, with 10% under-registering and 5% over-registering electricity usage. In November 2003, the FPSC, as proposed agency action, approved a method for testing the meters and calculating refunds. On December 10, 2003, Southeastern Utility Services, Inc., on behalf of several commercial customers, filed a protest to the proposed agency action and requested a hearing. Southeastern Utility Services, Inc. alleges that, among other things, the proposed method for computing the amount of the refund is flawed. A final hearing before the FPSC occurred on November 4, 2004. Final briefs were filed by the parties on December 16, 2004. At its February 1, 2005 agenda meeting, the FPSC concluded that no refunds were due relative to the 11 meters in question for any period in excess of 12 months. Southeastern Utility Services, Inc. had argued for multi-year refunds. Based on the FPSC's decision, FPL expects that aggregate refunds to these complainants will not exceed $50,000. The parties expect a final FPSC order by March 2005.

        In October 2004, TXU Portfolio Management Company (TXU) served FPL Energy Pecos Wind I, LP, FPL Energy Pecos Wind I GP, LLC, FPL Energy Pecos Wind II, LP, FPL Energy Pecos Wind II GP, LLC and Indian Mesa Wind Farm, LP (FPL Energy Affiliates) as defendants in a civil action filed in the District Court in Dallas County, Texas. The petition alleges that the named FPL Energy Affiliates had a contractual obligation to produce and sell to TXU a minimum quantity of energy each year and that the FPL Energy Affiliates failed to meet this obligation. The plaintiff has asserted claims for breach of contract and declaratory judgment and seeks damages of $20,826,100. The FPL Energy Affiliates filed their answer and counterclaim in November of 2004, denying the allegations. The counterclaim asserts claims for conversion, breach of fiduciary duty, breach of contract and fraud and seeks termination of the contract and damages. The case is in discovery and has been set for a non-jury trial in August of 2005.

        FPL Group believes that it has meritorious defenses to the pending litigation discussed above and is vigorously defending the lawsuits. Management does not anticipate that the liabilities, if any, arising from the proceedings would have a material adverse effect on the financial statements.

        In addition to those legal proceedings discussed herein, FPL Group and its subsidiaries are involved in a number of other legal proceedings and claims in the ordinary course of their businesses. In addition, generating plants in which FPL Group has an ownership interest are involved in legal proceedings and claims, the liabilities from which, if any, would be shared by FPL Group. While management is unable to predict with certainty the outcome of these other legal proceedings and claims, it is not expected that their ultimate resolution, individually or collectively, will have a material adverse effect on the financial statements.

17. Segment Information

        FPL Group's reportable segments include FPL, a rate-regulated utility, and FPL Energy, a wholesale generation subsidiary. Corporate and Other represents other business activities, other segments that are not separately reportable and eliminating entries. FPL Group's operating revenues derived from the sale of electricity represented approximately 97% of FPL Group's operating revenues for each of the three years ended December 31, 2004, 2003 and 2002. Less than 1% of operating revenues were from foreign sources for each of the three years ended December 31, 2004, 2003 and 2002. At December 31, 2004 and 2003, less than 1% of long-lived assets were located in foreign countries.

        Segment information is as follows:

	2004					2003					2002
	FPL	FPL Energy(a)		Corp. and Other	Total	FPL	FPL Energy(a)		Corp. and Other	Total	FPL	FPL Energy(a)		Corp. and Other		Total
	(millions)
Operating revenues	$8,734	$1,705		$83	$10,522	$8,293	$1,252		$85	$9,630	$7,378	$691		$104		$8,173
Operating expenses	$7,419	$1,541		$90	$9,050	$6,964	$1,059		$76	$8,099	$6,052	$707		$189		$6,948
Interest charges	$183	$180		$126	$489	$173	$124		$82	$379	$166	$86		$59		$311
Depreciation and amortization	$915	$264		$19	$1,198	$898	$187		$20	$1,105	$831	$107		$14		$952
Equity in earnings of equity method investees	$—	$94		$—	$94	$—	$89		$—	$89	$—	$76		$—		$76
Income tax expense (benefit)(b)(c)	$409	$(65)		$(77)	$267	$403	$(4)		$(31)	$368	$413	$(54)		$(115)		$244
Income (loss) before cumulative effect of changes in accounting principles(b)	$749	$172	(d)	$(34)	$887	$733	$197		$(37)	$893	$717	$53	(e)	$(75	)(f)	$695
Cumulative effect of changes in accounting principles, net of income taxes	$—	$—		$—	$—	$—	$(3	)(g)	$—	$(3)	$—	$(222	)(h)	$—		$(222)
Net income (loss) (b)	$749	$172	(d)	$(34)	$887	$733	$194		$(37)	$890	$717	$(169	)(e)	$(75	)(f)	$473
Capital expenditures and investments	$1,484	$527		$6	$2,017	$1,409	$1,478		$7	$2,894	$1,256	$2,103		$21		$3,380
Total assets(g)(h)(i)	$19,114	$8,507		$712	$28,333	$17,817	$8,446		$672	$26,935	$16,032	$6,358		$795		$23,185
Investment in equity method investees	$—	$288		$9	$297	$—	$346		$—	$346	$—	$310		$—		$310

(a)
FPL Energy's interest charges are based on a deemed capital structure of 50% debt for operating projects and 100% debt for projects under construction. Residual non-utility interest charges are included in Corporate and Other.

(b)
Includes, in 2002, favorable settlement of litigation with the IRS for which a net tax benefit of $30 million was recognized at Corporate and Other.

(c)
FPL Energy's tax benefits relate primarily to production tax credits that were recognized based on its tax sharing agreement with FPL Group.

(d)
Includes contract restructuring and impairment charges of $46 million after tax. See Note 6 - 2004.

(e)
Includes restructuring and other charges of $73 million after tax.

(f)
Includes restructuring and impairment charges of $64 million after tax at FPL FiberNet and a reserve for leveraged leases of $30 million after tax.

(g)
Reflects the adoption of FIN 46 in July 2003. See Note 9.

(h)
Reflects the adoption of FAS 142 in January 2002. See Note 5.

(i)
See Note 15.

18. Summarized Financial Information of FPL Group Capital

        FPL Group Capital, a 100% owned subsidiary of FPL Group, provides funding for and holds ownership interest in FPL Group's operating subsidiaries other than FPL. Most of FPL Group Capital's debt and payment guarantees, including its debentures, are fully and unconditionally guaranteed by FPL Group. Condensed consolidating financial information is as follows:

Condensed Consolidating Statements of Income

	Year Ended December 31, 2004				Year Ended December 31, 2003				Year Ended December 31, 2002
	FPL Group	FPL Group Capital	Other(a)	FPL Group Consoli- dated	FPL Group	FPL Group Capital	Other(a)	FPL Group Consoli- dated	FPL Group	FPL Group Capital	Other(a)	FPL Group Consoli- dated
	(millions)
Operating revenues	$—	$1,789	$8,733	$10,522	$—	$1,337	$8,293	$9,630	$—	$795	$7,378	$8,173
Operating expenses	—	(1,632)	(7,418)	(9,050)	—	(1,135)	(6,964)	(8,099)	(5)	(896)	(6,047)	(6,948)
Interest charges	(28)	(303)	(158)	(489)	(28)	(204)	(147)	(379)	(28)	(144)	(139)	(311)
Other income (deductions)—net	905	163	(897)	171	903	154	(948)	109	488	86	(549)	25

Income (loss) before income taxes and cumulative effect of changes in accounting principles	877	17	260	1,154	875	152	234	1,261	455	(159)	643	939
Income tax expense (benefit)	(10)	(132)	409	267	(15)	(20)	403	368	(18)	(151)	413	244

Net Income (loss) before cumulative effect of changes in accounting principles	887	149	(149)	887	890	172	(169)	893	473	(8)	230	695
Cumulative effect of changes in accounting principles, net of income taxes	—	—	—	—	—	(3)	—	(3)	—	(222)	—	(222)

Net income (loss)	$887	$149	$(149)	$887	$890	$169	$(169)	$890	$473	$(230)	$230	$473

(a)
Represents FPL and consolidating adjustments.

        Condensed Consolidating Balance Sheets

	December 31, 2004				December 31, 2003
	FPL Group	FPL Group Capital	Other(a)	FPL Group Consoli- dated	FPL Group	FPL Group Capital	Other(a)	FPL Group Consoli- dated
	(millions)
PROPERTY, PLANT AND EQUIPMENT
Electric utility plant in service and other property	$—	$8,204	$23,516	$31,720	$—	$7,783	$22,489	$30,272
Less accumulated depreciation and amortization	—	(1,026)	(9,468)	(10,494)	—	(738)	(9,237)	(9,975)

Total property, plant and equipment—net	—	7,178	14,048	21,226	—	7,045	13,252	20,297

CURRENT ASSETS
Cash and cash equivalents	26	134	65	225	27	98	4	129
Receivables	32	423	590	1,045	16	436	735	1,187
Other	137	285	835	1,257	—	278	876	1,154

Total current assets	195	842	1,490	2,527	43	812	1,615	2,470

OTHER ASSETS
Investment in subsidiaries	7,674	—	(7,674)	—	7,218	—	(7,218)	—
Other	121	1,448	3,011	4,580	110	1,490	2,568	4,168

Total other assets	7,795	1,448	(4,663)	4,580	7,328	1,490	(4,650)	4,168

TOTAL ASSETS	$7,990	$9,468	$10,875	$28,333	$7,371	$9,347	$10,217	$26,935

CAPITALIZATION
Common shareholders' equity	$7,537	$1,525	$(1,525)	$7,537	$6,967	$1,214	$(1,214)	$6,967
Preferred stock of FPL without sinking fund requirements	—	—	—	—	—	—	5	5
Long-term debt	—	5,214	2,813	8,027	—	5,649	3,074	8,723

Total capitalization	7,537	6,739	1,288	15,564	6,967	6,863	1,865	15,695

CURRENT LIABILITIES
Accounts payable and short-term debt	—	156	1,098	1,254	—	397	1,065	1,462
Other	155	1,180	1,659	2,994	62	809	1,072	1,943

Total current liabilities	155	1,336	2,757	4,248	62	1,206	2,137	3,405

OTHER LIABILITIES AND DEFERRED CREDITS
Asset retirement obligations	—	192	2,015	2,207	—	178	1,908	2,086
Accumulated deferred income taxes	(5)	816	1,874	2,685	(5)	833	1,275	2,103
Regulatory liabilities	—	—	2,465	2,465	—	—	2,669	2,669
Other	303	385	476	1,164	347	267	363	977

Total other liabilities and deferred credits	298	1,393	6,830	8,521	342	1,278	6,215	7,835

COMMITMENTS AND CONTINGENCIES
TOTAL CAPITALIZATION AND LIABILITIES	$7,990	$9,468	$10,875	$28,333	$7,371	$9,347	$10,217	$26,935

(a)
Represents FPL and consolidating adjustments.

Condensed Consolidating Statements of Cash Flows

	Year Ended December 31, 2004				Year Ended December 31, 2003				Year Ended December 31, 2002
	FPL Group	FPL Group Capital	Other(a)	FPL Group Consoli- dated	FPL Group	FPL Group Capital	Other(a)	FPL Group Consoli- dated	FPL Group	FPL Group Capital	Other(a)	FPL Group Consoli- dated
	(millions)
NET CASH PROVIDED BY OPERATING ACTIVITIES	$437	$868	$1,345	$2,650	$1,028	$397	$829	$2,254	$426	$1,227	$685	$2,338

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures and independent power investments	—	(533)	(1,484)	(2,017)	—	(1,486)	(1,408)	(2,894)	—	(2,124)	(1,256)	(3,380)
Capital contributions to FPL	—	—	—	—	(600)	—	600	—	(350)	—	350	—
Other—net	(29)	89	85	145	—	(18)	(177)	(195)	3	208	(98)	113

Net cash used in investing activities	(29)	(444)	(1,399)	(1,872)	(600)	(1,504)	(985)	(3,089)	(347)	(1,916)	(1,004)	(3,267)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuances of long-term debt	—	334	235	569	—	2,118	877	2,995	—	1,177	593	1,770
Retirements of long-term debt	—	(432)	—	(432)	—	(43)	(388)	(431)	—	(32)	(765)	(797)
Retirements of preferred stock—FPL	—	—	—	—	—	—	(228)	(228)	—	—	—	—
Net change in short-term debt	—	(284)	(139)	(423)	—	(1,116)	(122)	(1,238)	—	(276)	490	214
Issuances of common stock	110	—	—	110	73	—	—	73	378	—	—	378
Dividends on common stock	(467)	—	—	(467)	(425)	—	—	(425)	(400)	—	—	(400)
Other—net	(52)	(6)	19	(39)	(54)	(15)	21	(48)	(52)	—	—	(52)

Net cash provided by (used in) financing activities	(409)	(388)	115	(682)	(406)	944	160	698	(74)	869	318	1,113

Net increase (decrease) in cash and cash equivalents	(1)	36	61	96	22	(163)	4	(137)	5	180	(1)	184
Cash and cash equivalents at beginning of year	27	98	4	129	5	261	—	266	—	81	1	82

Cash and cash equivalents at end of year	$26	$134	$65	$225	$27	$98	$4	$129	$5	$261	$—	$266

(a)
Represents FPL and consolidating adjustments.

19.    Quarterly Data (Unaudited)

        Condensed consolidated quarterly financial information is as follows:

	March 31(a)	June 30(a)	September 30(a)	December 31(a)
	(millions, except per share amounts)
2004
Operating revenues(b)	$2,331	$2,619	$2,983	$2,589
Operating income(b)	$261	$434	$523	$254
Net income(b)	$138	$257	$320	$173
Earnings per share(c)	$0.78	$1.43	$1.78	$0.96
Earnings per share — assuming dilution(c)	$0.77	$1.43	$1.76	$0.94
Dividends per share	$0.62	$0.62	$0.68	$0.68
High-low common stock sales prices	$68.81-63.34	$67.25-60.20	$69.85-62.41	$76.10-67.33
2003
Operating revenues(b)	$2,082	$2,339	$2,775	$2,435
Operating income(b)	$294	$413	$565	$259
Income before cumulative effect of a
change in accounting principle(b)	$175	$239	$334	$145
Cumulative effect of adopting FIN 46	$—	$—	$(3)	$—
Net income(b)	$175	$239	$331	$145
Earnings per share before cumulative effect of adopting FIN 46(c)	$0.99	$1.35	$1.88	$0.81
Cumulative effect of adopting FIN 46(c)	$—	$—	$(0.02)	$—
Earnings per share(c)	$0.99	$1.35	$1.86	$0.81
Earnings per share before cumulative effect of adopting FIN 46-assuming dilution(c)	$0.99	$1.34	$1.88	$0.81
Cumulative effect of adopting FIN 46(c)	$—	$—	$(0.02)	$—
Earnings per share — assuming dilution(c)	$0.99	$1.34	$1.86	$0.81
Dividends per share	$0.60	$0.60	$0.60	$0.60
High-low common stock sales prices	$63.77-53.55	$68.08-57.74	$67.66-60.01	$65.98-62.65

(a)
In the opinion of FPL Group, all adjustments, which consist of normal recurring accruals necessary to present a fair statement of the amounts shown for such periods, have been made. Results of operations for an interim period generally will not give a true indication of results for the year. The per share information does not include the effect of the 2005 stock split. See Note 12—Earnings Per Share.

(b)
The sum of the quarterly amounts may not equal the total for the year due to rounding.

(c)
The sum of the quarterly amounts may not equal the total for the year due to rounding and changes in weighted-average number of common shares outstanding.

FPL Group 2005 Annual Meeting

FPL Group, Inc.
Corporate Headquarters
700 Universe Blvd.
Juno Beach, Florida

AUDITORIUM
PARKING
UNIVERSE BLVD.
US1
Close-up View of Juno Beach Facilities
Indiantown Rd.
706
95
Military Trail
FLORIDA TURNPIKE
Donald Ross
Universe Blvd
Exit 109 Palm Bch Grdns
Exit 79
PGA Blvd.
Exit 79A
Atlantic Ocean
N
Northlake Blvd.
95
1
Blue Heron Blvd.
45th St.
Okeechobee Blvd.
Belvedere Rd.
1
Palm Beach Airport
Southern Blvd.

1. Interstate 95 - PGA Blvd. Exit:

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DESIGNATION (IFANY)	000000000.000 ext
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☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

Proxy/Voting Instructions
FPL Group, Inc.
This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Edward F. Tancer, Robert H. Escoto, and Mary Lou Kromer, and each of them, with power of substitution, proxies of the undersigned, to vote all shares of Common Stock of FPL Group, Inc. that the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held May 20, 2005 and any adjournment or postponement thereof, upon the matters referred to on this proxy and, in their discretion, upon any other business that may properly come before the meeting.

This Proxy when properly executed will be voted in the manner directed by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR all nominees listed in proposal 1 and FOR proposal 2.

If you are a participant in any of FPL Group, Inc.'s Employee Thrift Plans (the "plans"), this proxy information will be forwarded to Fidelity Management Trust Company, as Trustee of the Thrift plans, and will tell the Trustee how to vote the number of shares of Common Stock reflecting your proportionate interest in the FPL Group Stock Fund and the FPL Group Leveraged ESOP Fund. Your instructions will also determine the vote on a proportionate number of the Leveraged ESOP shares which are held in the Thrift Plans but not yet allocated to participants. If you do not give the Trustee voting instructions, the number of shares reflecting your proportionate interest will not be voted, but your proportionate share of the unallocated Leveraged ESOP shares will be voted by the Trustee in the same manner as it votes unallocated shares for which instructions are received.

5 U P X                H H H                P P P P

Admission Ticket

Admission:    This ticket, along with a form of personal identification, admits the named shareholder(s) and one guest.

Security:    For the safety of attendees, all boxes, handbags and briefcases are subject to inspection.

FPL Group's 2005 Annual Meeting of Shareholders will be held at 10:00 A.M. Eastern Time on Friday, May 20, 2005 at the Juno Beach Auditorium at FPL Group's offices at 700 Universe Blvd. in Juno Beach,

Florida. If you plan to attend the Annual Meeting of Shareholders, please bring this Admission Ticket. If you require special assistance, call the Coordinator, Shareholder Services at 561-694-4694.

1.
Interstate 95-PGA Blvd. Exit:    I-95 north: take exit 79A, proceed east on PGA Blvd. Continue going east for approximately 3 miles to US 1, then turn left. I-95 south: take exit 79, at the traffic light turn left (east) onto PGA Blvd. and continue as set forth above.

2.
Florida's Turnpike-Palm Beach Gardens, (PGA Blvd.) Exit 109:    At the traffic light turn left (east). Proceed east on PGA Blvd. for approximately 5 miles to US 1, then turn left.

FPL Group's offices are approximately 1 mile north of PGA Blvd. off US 1. At the first traffic light (Universe Blvd.), turn left. Parking is available at the second entrance. Please follow security personnel's directions.

MR A SAMPLE
DESIGNATION (IF ANY)
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Proxy - FPL Group, Inc.
A Election of Directors			SEE BELOW FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.
1. The Board of Directors recommends a vote FOR the listed nominees.
	For	Withhold		For	Withhold		For	Withhold
01—H. Jesse Arnelle	☐	☐	05—James L. Camaren	☐	☐	09—Hansel E. Tookes II	☐	☐
02—Sherry S. Barrat	☐	☐	06—Lewis Hay, III	☐	☐	10—Paul R. Tregurtha	☐	☐
03—Robert M. Beall, II	☐	☐	07—Rudy E. Schupp	☐	☐	11—Frank G. Zarb	☐	☐
04—J. Hyatt Brown	☐	☐	08—Michael H. Thaman	☐	☐
B Issue The Board of Directors recommends a vote FOR proposal 2.
	For	Against	Abstain
2. Ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm.	☐	☐	☐
				Mark here if you plan to attend the meeting.	☐
In their discretion such other business as may properly come before the meeting.

C    Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box	Date (mm/dd/yyyy)

☐ ☐ / ☐ ☐ / ☐ ☐ ☐ ☐

6 U P X H H H P P P P 0048861

Telephone and Internet Voting Instructions

Your vote is important.    Regardless of whether you plan to attend the meeting, it is important that your shares be voted. Accordingly, we ask that you vote your shares as soon as possible using one of three convenient methods: over the phone, over the Internet or by signing and returning your proxy card in the envelope provided. If you plan to attend the meeting, please mark the appropriate box on the proxy.

You can vote by telephone OR Internet! Available 24 Hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)		To vote using the Internet
•	Call toll free 1-866-396-1522 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	•	Go to the following web site: WWW.COMPUTERSHARE.COM/US/PROXY/FPL
•	Follow the simple instructions provided by the recorded message.	•	Enter the information requested on your computer screen and follow the simple instructions.
C0123456789		12345
If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on May 20, 2005. THANK YOU FOR VOTING

ANNUAL REPORT, PROXY STATEMENT
AND VOTING INSTRUCTIONS
FOR THE
FPL GROUP, INC
2005 ANNUAL MEETING OF SHAREHOLDERS

Account Number:
Proxy Access Number:

Dear Shareholder:

We are pleased to deliver your proxy statement and annual report via e-mail and provide you with the opportunity to vote online. The proxy statement and annual report are now available, and you can now vote your shares for the 2005 Annual Meeting of Shareholders.

Annual Meeting

The Annual Meeting of Shareholders of FPL Group, Inc. will be held in the Juno Beach Auditorium at FPL Group's offices at 700 Universe Blvd. in Juno Beach Florida, at 10:00 a.m. on Friday, May 20, 2005. Additional information is included in the Annual Meeting materials.

View Annual Meeting materials

To view the 2004 Annual Report (consisting of Appendix A to the 2005 Proxy Statement and the FPL Group 2004 Annual Review) and 2005 Proxy Statement, please go to following Internet sites:

ANNUAL REVIEW

http://www.fplgroup.com/reports/contents/annual_reports.shtml

PROXY STATEMENT and Appendix A, Financial Statements for the year ended December 31, 2005

http://www.fplgroup.com/reports/pdf/2005_proxy.pdf

Vote your Proxy

To vote your FPL Group, Inc. shares, please visit: www.computershare.com/us/proxy/FPL and then follow the voting instructions. You will need your holder account number and proxy access number provided above. You only need to vote once.

Thank you for participating in FPL Group's Electronic Annual Meeting Material Program.

Remember your vote counts!

        In connection with viewing your proxy statement and annual report online, you may incur certain Internet charges, such as fees from your Internet service provider or telephone company. If you would like to receive a paper copy of the proxy statement and/or annual report in the mail, please call FPL Group's transfer agent, Computershare Investor Services, LLC, at (888) 218-4392 (within the U.S. and Canada) or (312) 601-4332 (outside the U.S. and Canada).

QuickLinks

FPL Group, Inc. P.O. Box 14000 700 Universe Boulevard Juno Beach, Florida 33408-0420
Notice of Annual Meeting of Shareholders May 20, 2005
TABLE OF CONTENTS
FPL GROUP, INC. Annual Meeting of Shareholders May 20, 2005 Proxy Statement
BUSINESS OF THE MEETING
The Board of Directors recommends a vote "FOR" ratification.
INFORMATION ABOUT THE COMPANY AND MANAGEMENT
Total Return for the Five Years Ended December 31, 2004
CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS
Summary Compensation Table
Performance Share Awards
Option Grants in Last Fiscal Year
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
Pension Plan Table
APPENDIX A
FINANCIAL SECTION
CAUTIONARY STATEMENTS AND RISK FACTORS THAT MAY AFFECT FUTURE RESULTS
Management's Discussion and Analysis of Financial Condition and Results of Operations
MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FPL GROUP, INC. CONSOLIDATED STATEMENTS OF INCOME (millions, except per share amounts)
FPL GROUP, INC. CONSOLIDATED BALANCE SHEETS (millions)
FPL GROUP, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (millions)
FPL GROUP, INC. CONSOLIDATED STATEMENTS OF COMMON SHAREHOLDERS' EQUITY (millions)
FPL GROUP, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Years Ended December 31, 2004, 2003 and 2002
Proxy/Voting Instructions FPL Group, Inc. This Proxy is solicited on behalf of the Board of Directors